Exhibit 10.1

FOURTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT  (this “Fourth Amendment”), dated as of April 17, 2009 and effective as of the Fourth Amendment Effective Date (as hereinafter defined), is made and entered into by and among WYNN LAS VEGAS, LLC, a Nevada limited liability company (the “Borrower”), the WYNN AMENDMENT PARTIES (as hereinafter defined), and EACH OF THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (the “Consenting Lenders”).

RECITALS

A.           The Borrower and the Consenting Lenders are parties to that certain Amended and Restated Credit Agreement, dated as of August 15, 2006, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of April 9, 2007, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of October 31, 2007, and that certain Third Amendment to Amended and Restated Credit Agreement, dated as of September 17, 2008 (the “Credit Agreement”), among the Borrower, Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, the “Administrative Agent”), issuing lender and swing line lender, Deutsche Bank Securities Inc., as lead arranger and joint book running manager, Banc of America Securities LLC, as lead arranger and joint book running manager, Bank of America, N.A., as syndication agent, J.P. Morgan Securities Inc., as arranger and joint book running manager, JPMorgan Chase Bank, N.A., as joint documentation agent, SG Americas Securities, LLC, as arranger and joint book running manager, Societe Generale, as joint documentation agent, Bank of Scotland, as managing agent, HSH Nordbank AG, as managing agent, The Royal Bank of Scotland plc, as managing agent, Wachovia Bank, as managing agent, and the several banks and other financial institutions or entities from time to time parties thereto as lenders (the “Lenders”; each Lender that is not a Consenting Lender shall be referred to herein as a “Non-Consenting Lender”).

      B.           In connection with the Credit Agreement, each of Wynn Las Vegas Capital Corp., a Nevada corporation (“Capital Corp.”), Wynn Show Performers, LLC, a Nevada limited liability company (“Show Performers”), Wynn Golf, LLC, a Nevada limited liability company (“Wynn Golf”), Wynn Sunrise, LLC, a Nevada limited liability company (“Wynn Sunrise”), World Travel, LLC, a Nevada limited liability company (“World Travel”), Kevyn, LLC, a Nevada limited liability company (“Kevyn”), Las Vegas Jet, LLC, a Nevada limited liability company (“Las Vegas Jet”), Wynn Resorts Holdings, LLC, a Nevada limited liability company (“Wynn Resorts Holdings”), and Wynn Completion Guarantor, LLC, a Nevada limited liability company (“Completion Guarantor” and together with Capital Corp., Show Performers, Wynn Golf, Wynn Sunrise, World Travel, Kevyn, Las Vegas Jet and Wynn Resorts Holdings, the “Wynn Amendment Parties”), have executed certain Loan Documents (as defined in the Credit Agreement).

C.           The Borrower has requested that the Lenders agree, subject to the conditions and on the terms set forth in this Fourth Amendment, to make certain amendments to the Credit Agreement such that, from and after the Fourth Amendment Effective Date, the terms and provisions of the Credit Agreement  shall be as set forth in the Amended Credit Agreement (as defined below).

D.           The Consenting Lenders are willing to agree to such amendments, subject to the conditions and on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  Except as otherwise expressly provided herein, capitalized terms used in this Fourth Amendment shall have the meanings given in the Credit Agreement (prior to giving effect to this Fourth Amendment) and the rules of interpretation set forth in the Credit Agreement shall apply to this Fourth Amendment.  The following terms used in this Fourth Amendment shall have the meanings given in the Amended Credit Agreement:  Revolving 1 Extensions of Credit, Revolving 2 Extensions of Credit, Revolving Credit 1 Commitment, Revolving Credit 1 Loans, Revolving Credit 2 Commitment, Revolving Credit 2 Lender, Revolving Credit 2 Loans and Revolving Credit 2 Percentage.

2.           Amendments to Credit Agreement.  The terms and provisions of the Credit Agreement are hereby amended by replacing such terms and provisions in their entirety with the terms and provisions set forth in the Amended and Restated Credit Agreement attached hereto as Exhibit A (the “Amended Credit Agreement”).  Exhibits A, C, G-2, G-3, M and O to the Credit Agreement are hereby deleted in their entirety and replaced with the documents attached hereto as Exhibits C, D, E, F, G and H, respectively.

3.           Reduction, Prepayment and Conversion of Commitments and Loans.  Concurrently with the occurrence of the Fourth Amendment Effective Date:

(a)           (i) the portion of each Consenting Lender’s Revolving Credit Commitment then in effect, with respect to which such Lender has agreed to extend the Scheduled Revolving Credit Termination Date to July 15, 2013 (as indicated on such Lender’s signature page hereto), shall become and be referred to as a Revolving Credit 2 Commitment, (ii) the portion of each Consenting Lender’s Revolving Extensions of Credit then outstanding (other than any Revolving Extensions of Credit constituting such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding) equal to the ratio of such Lender’s Revolving Credit 2 Commitment to the total Revolving Credit Commitments of such Lender shall become and be referred to as Revolving 2 Extensions of Credit, (iii) the portion of the Revolving Credit Loans of each Consenting Lender then outstanding equal to the ratio of such Lender’s Revolving Credit 2 Commitment to the total Revolving Credit Commitments of such Lender shall become and be referred to as Revolving Credit 2 Loans, (iv) the Revolving Credit Commitment of each Non-Consenting Lender and each Consenting Lender then in effect (other than the Revolving Credit 2 Commitment of such Consenting Lender) shall be referred to as a Revolving Credit 1 Commitment, (v) the Revolving Extensions of Credit of each Non-Consenting Lender and each Consenting Lender then outstanding (other than the Revolving 2 Extensions of Credit of such Consenting Lender) shall be referred to as Revolving 1 Extensions of Credit, and (vi) the Revolving Credit Loans of each Non-Consenting Lender and each Consenting Lender then outstanding (other than the Revolving Credit 2 Loans of such Consenting Lender) shall be referred to as Revolving Credit 1 Loans;

(b)           immediately after giving effect to Section 3(a) above, the Borrower shall prepay Revolving Credit 2 Loans of each Consenting Lender in an amount equal to thirty percent (30%) of the principal amount of such Revolving Credit 2 Loans;

(c)           immediately after giving effect to Section 3(b) above, the Revolving Credit 2 Commitment of each Consenting Lender shall be permanently reduced by twenty-five percent (25%) of the principal and/or face amount of such commitment;

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(d)           to the extent that the Revolving Credit Lenders hold any interests granted to them or purchased by them pursuant to Section 3.4(a) of the Credit Agreement as of the Fourth Amendment Effective Date (any such interests, “Unconverted L/C Interests”), each Revolving Credit 2 Lender shall purchase from the Issuing Lender, on the terms and conditions set forth in the Amended Credit Agreement, for such Revolving Credit 2 Lender’s own account and risk, an undivided interest in the Issuing Lender’s obligations and rights under the Letters of Credit to which the Unconverted L/C Interests relate and the amount of each draft paid by the Issuing Lender thereunder, in an amount equal to such Revolving Credit 2 Lender’s Revolving Credit 2 Percentage of the Unconverted L/C Interests.  Upon the consummation of all such purchases, the Issuing Lender shall distribute to each Revolving Credit Lender the amount of its Unconverted L/C Interests, if any.  The interests purchased by the Revolving Credit 2 Lenders pursuant to this Section 3(d) shall be deemed interests purchased pursuant to Section 3.4 of the Credit Agreement, as amended by this Fourth Amendment, and shall constitute Revolving 2 Extensions of Credit;

(e)           after giving effect to Sections 3(a) through 3(d) above, the principal and/or face amount of the Revolving Credit 1 Commitment and the Revolving Credit 2 Commitment of each Lender shall be the amount set forth on Annex C to the Amended Credit Agreement; and

(f)           the Borrower shall pay to the Administrative Agent at its Principal Office, for the account of each Lender that delivered its executed signature page to this Fourth Amendment on or prior to 5:00 p.m., New York City time, on April 14, 2009 (the “Consent Deadline”), with an indication thereon of its consent to this Fourth Amendment, a cash fee equal to the sum of (i) 0.15% of the Aggregate Exposure of such Lender as of the Consent Deadline and (ii) 0.85% of the Revolving Credit 2 Commitment of such Lender after giving effect to the reduction of such commitment in Section 3(c) hereof.

4.           Consenting Lender Waiver.   Each Consenting Lender hereby waives (a) any amount owing to it pursuant to Section 2.21 of the Credit Agreement (“Breakage Amount”) to the extent such Breakage Amount is incurred in connection with the prepayment of Revolving Credit 2 Loans required under Section 3(b) hereof and (b) the application of Section 2.18 of the Credit Agreement in respect of the transactions, commitment reductions and prepayments effected pursuant to Section 3 hereof.

5.           Representations and Warranties.  To induce the Consenting Lenders to agree to this Fourth Amendment, the Borrower represents to the Administrative Agent and the Lenders that as of the date hereof:

(a)           each of the Borrower and each of the Wynn Amendment Parties has all power and authority to enter into this Fourth Amendment and to carry out the transactions contemplated hereby, and to perform its obligations hereunder or in respect hereof;

(b)           the execution and delivery of this Fourth Amendment and the performance of the obligations of the Borrower and each of the Wynn Amendment Parties hereunder or in respect hereof have been duly authorized by all necessary action on the part of the Borrower and such Wynn Amendment Party;

(c)           the execution and delivery of this Fourth Amendment and the performance of the obligations of the Borrower and each of the Wynn Amendment Parties hereunder or in respect hereof do not and will not conflict with or violate (i) any provision of the articles of incorporation or bylaws (or similar constituent documents) of the Borrower or such Wynn Amendment Party, (ii) any Requirement of

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Law, (iii) any order, judgment or decree of any court or other governmental agency binding on the Borrower or any Wynn Amendment Party, or (iv) any indenture, agreement or instrument to which the Borrower or any Wynn Amendment Party is a party or by which the Borrower or any Wynn Amendment Party, or any property of any of them, is bound, and do not and will not require any consent or approval of any Person that has not been obtained;

(d)           this Fourth Amendment has been duly executed and delivered by the Borrower and each of the Wynn Amendment Parties and each of the Credit Agreement and the other Loan Documents, as amended by this Fourth Amendment, are the legal, valid and binding obligations of the Borrower and each of the Wynn Amendment Parties party thereto, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(e)           after giving effect to this Fourth Amendment, no event has occurred and is continuing or will result from the execution and delivery of this Fourth Amendment, that would constitute a Default or an Event of Default;

(f)           since the Amended and Restated Effective Date (as defined in the Credit Agreement), no event has occurred that has resulted, or could reasonably be expected to result, in a Material Adverse Effect; and

(g)           each of the representations and warranties made by the Borrower or any of the Wynn Amendment Parties in or pursuant to the Loan Documents to which such entity is a party, as amended hereby, shall be true and correct in all material respects on and as of the Fourth Amendment Effective Date, as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

6.           Effectiveness of this Fourth Amendment.  This Fourth Amendment shall be effective only if and when:

(a)           Lender Approval.  This Fourth Amendment shall have been executed by the Borrower, the Wynn Amendment Parties, the Required Lenders, the Required Facility Lenders under the Revolving Credit Facility, the Required Facility Lenders under the Term B Loan Facility, the Swing Line Lender and the Issuing Lender;

(b)           Fees, Interest and Repayment of Loans.  All fees and other amounts required to be paid to the Administrative Agent and its affiliates (whether pursuant to any of the Loan Documents, any fee letter or otherwise) and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 6 (or otherwise in connection with the Fourth Amendment Effective Date), shall have been paid in full.  All accrued interest and fees under or with respect to the Revolving Credit Facility as of the Fourth Amendment Effective Date, before giving effect to this Fourth Amendment (including, without limitation, Revolving Commitment Fees) shall have been paid in full.  In addition, the Borrower shall have (i) prepaid in full all outstanding Swing Line Loans and all other amounts owed under the Credit Agreement with respect to Swing Line Loans as of the Fourth Amendment Effective Date and (ii) satisfied all Reimbursement Obligations outstanding as of the Fourth Amendment Effective Date;

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(c)           Loan Documents.  The Borrower shall have delivered to the Administrative Agent executed copies of any amendments to, or reaffirmation agreements with respect to, any of the Loan Documents as the Administrative Agent may reasonably request to protect, maintain or perfect the security interests or other rights of the Collateral Agent and the other Secured Parties contemplated thereby or to make conforming changes in such documents to reflect the amendments and other transactions contemplated hereby, all of which shall be in form and substance satisfactory to the Administrative Agent and shall have been duly authorized, executed and delivered by the parties thereto.  By executing this Fourth Amendment, each Consenting Lender authorizes the Administrative Agent and/or the Collateral Agent to enter into any such amendments and reaffirmation agreements;

(d)           Legal Opinions.  The Administrative Agent shall have received legal opinions reasonably satisfactory to it from the Borrower’s counsel with respect to New York and Nevada law matters;

(e)           Projections.  The Administrative Agent shall have received financial projections of the Borrower and the Loan Parties for the five year period following the Fourth Amendment Effective Date in form and substance satisfactory to the Administrative Agent;

(f)           Governmental Approvals.  All material governmental and third party approvals necessary in connection with the transactions contemplated on the Fourth Amendment Effective Date (including all necessary regulatory and gaming approvals) shall have been obtained on terms satisfactory to the Administrative Agent and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the foregoing;

(g)           Fourth Amendment Effective Date Certificate.  The Borrower shall have delivered to the Administrative Agent an executed copy of the Fourth Amendment Effective Date Certificate in the form attached hereto as Exhibit B (with such amendments or changes as may be reasonably requested by the Administrative Agent);

(h)           Events of Default.  No Default or Event of Default shall have occurred and be continuing;

(i)           Title Insurance.  The Administrative Agent shall have received such endorsements, supplements and/or confirmations to the Title Policy, or a commitment to issue such endorsements, supplements and/or confirmations, as may be reasonably requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent; and

(j)           Other Documents.  The Administrative Agent shall have received such other documents and evidence as are customary for transactions of the type contemplated by this Fourth Amendment, as the Administrative Agent may reasonably request.

This Fourth Amendment shall be deemed to be effective on the date (the “Fourth Amendment Effective Date”) on which each of the foregoing conditions is satisfied and the parties hereto hereby authorize the Administrative Agent to provide any missing information in the Amended Credit Agreement on the date that it has determined, in its sole discretion and to its actual knowledge, that each of such conditions has been satisfied; provided that any such action on the part of the Administrative Agent shall not be deemed to be a representation to any of the parties hereto or to any other Person regarding the satisfaction of such conditions or any other matter.  The Borrower and the Wynn Amendment Parties acknowledge and agree

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that once paid, no fee described in Section 3(f) above, nor any part thereof, (i) shall be refundable under any circumstances or (ii) shall be applied to, or shall be deemed to reduce, the amount of any other fee or obligation of the Borrower or the Wynn Amendment Parties under the Credit Agreement or the other Loan Documents (either prior to, or after, giving effect to this Fourth Amendment).

7.           Amendments to Other Loan Documents:  The parties hereto hereby agree that, as of the Fourth Amendment Effective Date:

(a)           the definition of “Obligations” set forth in Exhibit A to the Disbursement Agreement shall be amended by replacing the word “Lender”, where such word appears therein, with the following: “Secured Party (as defined herein) or any other Secured Party (as defined in the Bank Credit Agreement)”; and

(b)           the references to “the Revolving Credit Facility” and “the Revolving Credit Commitments” in the second paragraph of the Subordinated Intercompany Note shall be deemed to be references to the Revolving Credit 2 Facility and the Revolving Credit 2 Commitments, respectively.

8.           Acknowledgments.  By executing this Fourth Amendment, each of the Wynn Amendment Parties (other than Wynn Resorts Holdings and Completion Guarantor) (a) consents to this Fourth Amendment, (b) acknowledges that notwithstanding the execution and delivery of this Fourth Amendment or any prior amendment, the obligations of each of the Wynn Amendment Parties under the Guarantee are not impaired or affected (except as provided for in this Fourth Amendment) and the Guarantee continues in full force and effect and shall apply to the Obligations as amended hereby and (c) affirms and ratifies the Guarantee.  By executing this Fourth Amendment, the Borrower and each of the Wynn Amendment Parties (other than Completion Guarantor) (a) consents to this Fourth Amendment, (b) acknowledges that notwithstanding the execution and delivery of this Fourth Amendment or any prior amendment, the obligations of the Borrower and each of the Wynn Amendment Parties under the Security Documents to which it is a party (other than the Guarantee) are not impaired or affected (except as provided for in this Fourth Amendment) and such Security Documents continue in full force and effect  and shall secure the Obligations as amended hereby and (c) affirms and ratifies such Security Documents.  By executing this Fourth Amendment, Completion Guarantor (a) consents to this Fourth Amendment, (b) acknowledges that notwithstanding the execution and delivery of this Fourth Amendment or any prior amendment, the obligations of Completion Guarantor under the Completion Guaranty are not impaired or affected (except as provided for in this Fourth Amendment) and the Completion Guaranty continues in full force and effect and shall apply to the Obligations as amended hereby and (c) affirms and ratifies the Completion Guaranty.

9.           No Novation.  This Fourth Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or discharge or release the priority of any Loan Document or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or the instruments, documents and agreements securing the same, which shall remain in full force and effect.  Nothing in this Fourth Amendment shall be construed as a release or other discharge of the Borrower or any Wynn Amendment Party from any of its obligations and liabilities under the Credit Agreement or the other Loan Documents.

10.           Miscellaneous. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER

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THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  This Fourth Amendment may be executed in one or more counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.  Delivery of an executed counterpart hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Except as amended hereby, all of the provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect except that each reference to a Loan Document amended hereby shall mean and be a reference to such Loan Document as amended hereby.  This Fourth Amendment shall be deemed a “Loan Document” as defined in the Credit Agreement.  Section 10.12 of the Credit Agreement shall apply to this Fourth Amendment and all past and future amendments to the Credit Agreement and other Loan Documents as if expressly set forth therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be duly executed by their officers or officers of their sole ultimate members thereunto duly authorized as of the day and year first above written, to be effective as of the Fourth Amendment Effective Date.

WYNN LAS VEGAS, LLC, a Nevada limited liability company			WYNN GOLF, LLC, a Nevada limited liability company
By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member		By:	Wynn Las Vegas, LLC, a Nevada limited liability company, its sole member
	By:	Wynn Resorts, Limited, a Nevada corporation, its sole member		By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
		By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer			By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer

WYNN SUNRISE, LLC, a Nevada limited liability company				WORLD TRAVEL, LLC, a Nevada limited liability company
By:	Wynn Las Vegas, LLC, a Nevada limited liability company, its sole member			By:	Wynn Las Vegas, LLC, a Nevada limited liability company, its sole member
	By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member			By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member			By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
			By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer				By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer

[Signature Page to Fourth Amendment
to Wynn Las Vegas Amended and Restated Credit Agreement]

LAS VEGAS JET, LLC, a Nevada limited liability company				WYNN SHOW PERFORMERS, LLC, a Nevada limited liability company
By:	Wynn Las Vegas, LLC, a Nevada limited liability company, its sole member			By:	Wynn Las Vegas, LLC, a Nevada limited liability company, its sole member
	By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member			By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member			By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
			By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer				By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer

KEVYN, LLC, a Nevada limited liability company				WYNN LAS VEGAS CAPITAL CORP., a Nevada corporation
By:	Wynn Las Vegas, LLC, a Nevada limited liability company, its sole member			By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer
	By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer

[Signature Page to Fourth Amendment
to Wynn Las Vegas Amended and Restated Credit Agreement]

WYNN RESORTS HOLDINGS, LLC, a Nevada limited liability company,
By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer

WYNN COMPLETION GUARANTOR, LLC, a Nevada limited liability company
By:	Wynn Las Vegas, LLC, a Nevada limited liability company, its control manager
	By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By: /s/ Marc D. Schorr Name: Marc D. Schorr Title: Chief Operating Officer

[Signature Page to Fourth Amendment
to Wynn Las Vegas Amended and Restated Credit Agreement]

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Lender, Issuing Lender and
Swing Line Lender

By:   /s/ Mary Kay Coyle
Name:  Mary Kay Coyle
Title:  Managing Director

By:  /s/ Stephen Cayer
Name:  Stephen Cayer
Title:  Managing Director

[Signature Page to Fourth Amendment
to Wynn Las Vegas Amended and Restated Credit Agreement]

Acknowledged:

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Administrative Agent on
behalf of the Lenders

By:   /s/ Mary Kay Coyle
Name:  Mary Kay Coyle
Title:  Managing Director

By:  /s/ Stephen Cayer
Name:  Stephen Cayer
Title:  Managing Director

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Disbursement Agent

By:   /s/ Mary Kay Coyle
Name:  Mary Kay Coyle
Title:  Managing Director

By:  /s/ Stephen Cayer
Name:  Stephen Cayer
Title:  Managing Director

[Signature Page to Fourth Amendment
to Wynn Las Vegas Amended and Restated Credit Agreement]

Exhibit A

AMENDED AND RESTATED
CREDIT AGREEMENT

among

WYNN LAS VEGAS, LLC,
as the Borrower,

The Several Lenders
from Time to Time Party Hereto,

DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger and Joint Book Running Manager,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent, Issuing Lender and Swing Line Lender,

BANC OF AMERICA SECURITIES LLC,
as Lead Arranger and Joint Book Running Manager,

BANK OF AMERICA, N.A.,
as Syndication Agent,

J. P. MORGAN SECURITIES INC.,
as Arranger and Joint Book Running Manager,

JPMORGAN CHASE BANK, N.A.,
as Joint Documentation Agent,

SG AMERICAS SECURITIES, LLC,
as Arranger and Joint Book Running Manager,

SOCIETE GENERALE,
as Joint Documentation Agent

and

in each case as Managing Agents,

BANK OF SCOTLAND,

HSH NORDBANK AG,

THE ROYAL BANK OF SCOTLAND PLC

 and

WACHOVIA BANK

Dated as of August 15, 2006

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS		2
1.1	Defined Terms	2
1.2	Other Definitional Provisions	55
1.3	Certain Financial Calculations	56
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS		57
2.1	Term B Loan Commitments	57
2.2	Scheduled Amortization of Term B Loans	57
2.3	Revolving Credit Commitments	58
2.4	INTENTIONALLY OMITTED	58
2.5	Procedure for Borrowing	58
2.6	Swing Line Commitment	60
2.7	Procedure for Swing Line Borrowing; Refunding of Swing Line Loans	61
2.8	Repayment of Loans; Evidence of Indebtedness	62
2.9	Commitment Fees, etc.	63
2.10	Termination or Reduction of Revolving Credit Commitments	64
2.11	Optional Prepayments	65
2.12	Mandatory Prepayments and Commitment Reductions	65
2.13	Conversion and Continuation Options	68
2.14	Minimum Amounts and Maximum Number of Eurodollar Tranches	69
2.15	Interest Rates and Payment Dates	69
2.16	Computation of Interest and Fees	70
2.17	Inability to Determine Interest Rate	70
2.18	Pro Rata Treatment and Payments	71
2.19	Requirements of Law	73
2.20	Taxes	75
2.21	Indemnity	77
2.22	Illegality	78
2.23	Change of Lending Office	78
2.24	Insurance Proceeds and Eminent Domain Proceeds	78
2.25	Replacement of Lenders under Certain Circumstances	82
2.26	Incremental Facilities	83
SECTION 3. LETTERS OF CREDIT		85
3.1	L/C Commitment	85
3.2	Procedure for Issuance of Letters of Credit	86
3.3	Fees and Other Charges	87
3.4	L/C Participations	87
3.5	Reimbursement Obligation of the Borrower.	88
3.6	Responsibility of Issuing Lender With Respect to Requests for Drawings and Payments; Obligations Absolute	89
SECTION 4. REPRESENTATIONS AND WARRANTIES		90
4.1	Financial Condition	90

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4.2	No Change	91
4.3	Corporate/LLC Existence; Compliance with Law	91
4.4	Power; Authorization; Enforceable Obligations	91
4.5	No Legal Bar	92
4.6	No Material Litigation	92
4.7	No Default	92
4.8	Ownership of Property; Liens	93
4.9	Intellectual Property	93
4.10	Taxes	94
4.11	Federal Regulations.	94
4.12	Labor Matters and Acts of God	95
4.13	ERISA	95
4.14	Investment Company Act; Other Regulations	95
4.15	Subsidiaries	96
4.16	Use of Proceeds; Letters of Credit	96
4.17	Environmental Matters	96
4.18	Accuracy of Information, etc.	97
4.19	Security Documents	98
4.20	Solvency	99
4.21	Senior Indebtedness	99
4.22	Regulation H	99
4.23	Insurance	99
4.24	Performance of Agreements; Material Contracts	99
4.25	Real Estate	100
4.26	Permits	101
4.27	Sufficiency of Interests	101
4.28	Utilities	102
4.29	Fiscal Year	102
4.30	Patriot Act	102
SECTION 5. CONDITIONS PRECEDENT		102
5.1	INTENTIONALLY OMITTED	102
5.2	Conditions to Extensions of Credit Pursuant to Section 2.5(a) or 3.2(a)	102
5.3	Conditions to Extensions of Credit Requested Pursuant to Section 2.5(b) or 3.2(b)	102
5.4	Conditions to Amended and Restated Effective Date	103
SECTION 6. AFFIRMATIVE COVENANTS		106
6.1	Financial Statements	106
6.2	Certificates; Other Information	106
6.3	Payment of Obligations	109
6.4	Conduct of Business and Maintenance of Existence, etc.	109
6.5	Maintenance of Property; Leases; Insurance	109
6.6	Inspection of Property; Books and Records; Discussions	111
6.7	INTENTIONALLY OMITTED	111
6.8	Environmental Laws; Permits	111
6.9	Dissolution of the Completion Guarantor	112
6.10	Additional Collateral, Discharge of Liens, etc.	113

6.11	Use of Proceeds and Revenues	115
6.12	Compliance with Laws, Project Documents, etc.; Permits	116
6.13	Further Assurances	116
SECTION 7. NEGATIVE COVENANTS		117
7.1	Financial Condition Covenants	117
7.2	Limitation on Indebtedness	118
7.3	Limitation on Liens	121
7.4	Limitation on Fundamental Changes	124
7.5	Limitation on Disposition of Property	124
7.6	Limitation on Restricted Payments	129
7.7	Limitation on Capital Expenditures	130
7.8	Limitation on Investments	131
7.9	Limitation on Optional Payments and Modifications of Governing Documents	133
7.10	Limitation on Transactions with Affiliates	133
7.11	Limitation on Sales and Leasebacks	135
7.12	Limitation on Changes in Fiscal Periods	135
7.13	Limitation on Negative Pledge Clauses	135
7.14	Limitation on Restrictions on Subsidiary Distributions, etc.	136
7.15	Limitation on Lines of Business	136
7.16	Restrictions on Changes	136
7.17	Limitation on Formation and Acquisition of Subsidiaries and Purchase of Capital Stock	137
7.18	Limitation on Hedge Agreements	137
7.19	Limitation on Sale or Discount of Receivables	137
7.20	Limitation on Zoning and Contract Changes and Compliance	137
7.21	No Joint Assessment; Separate Lots	137
7.22	Restrictions on Payments of Management Fees	138
7.23	INTENTIONALLY OMITTED	138
7.24	Permitted Activities of Wynn Resorts Holdings	138
7.25	Limitation on Golf Course Land and Golf Course Development	138
7.26	Acquisition of Real Property	139
7.27	INTENTIONALLY OMITTED	140
7.28	Golf Course Lease Termination	140
SECTION 8. EVENTS OF DEFAULT		140
SECTION 9. THE AGENTS; THE ARRANGERs; THE MANAGERS		145
9.1	Appointment	145
9.2	Delegation of Duties	146
9.3	Exculpatory Provisions	146
9.4	Reliance	146
9.5	Notice of Default	147
9.6	Non Reliance on Agents, Managers, Arrangers, Managing Agents and Other Lenders	147
9.7	Indemnification	148
9.8	Arrangers, Agents, Managing Agents and Managers in Their Individual Capacities	149

9.9	Successor Agents	149
9.10	Authorization	150
9.11	The Arrangers, Managers, Managing Agents, Syndication Agent and Documentation Agents	150
9.12	Withholdings	150
SECTION 10. MISCELLANEOUS		151
10.1	Amendments and Waivers	151
10.2	Notices	153
10.3	No Waiver; Cumulative Remedies	155
10.4	Survival of Representations and Warranties	155
10.5	Payment of Expenses; Indemnification	156
10.6	Successors and Assigns; Participations and Assignments	157
10.7	Adjustments; Set off	160
10.8	Counterparts	161
10.9	Severability	161
10.10	Integration	161
10.11	GOVERNING LAW	161
10.12	Submission To Jurisdiction; Waivers	162
10.13	Certain Matters Affecting Lenders	162
10.14	Acknowledgments	163
10.15	Confidentiality	163
10.16	Release of Collateral and Guarantee Obligations	164
10.17	Accounting Terms and Changes	165
10.18	INTENTIONALLY OMITTED	165
10.19	Construction.	165
10.20	WAIVERS OF JURY TRIAL	165
10.21	Gaming Authorities	165
10.22	Release of Golf Course Collateral	166
10.23	Binding Effect; Amendment and Restatement	166
10.24	Transfer of Golf Course Land to the Borrower	167
10.25	Third Party Beneficiaries	168
10.26	Patriot Act	168

ANNEXES:
A	Pricing Grid
B	Lender Commitments on the Amended and Restated Effective Date
C	Revolving Credit Commitments on the Fourth Amendment Effective Date

SCHEDULES:
1.1	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.9(b)	Trademarks, Service Marks and Trade Names
4.9(c)	Patents
4.9(d)	Copyrights
4.9(e)	Intellectual Property Licenses
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions – Collateral
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(b)	Mortgage Filings Jurisdictions
4.19(c)	UCC Filing Jurisdictions - Intellectual Property Collateral
4.24	Material Contracts
4.25(a)	Real Estate
4.25(d)	Assessments
6.5(d)	Insurance Requirements
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:
A	Form of Compliance Certificate
B	Form of Reaffirmation Agreement
C	Form of Joinder Agreement
D	Form of Mortgage
E	Form of Assignment and Acceptance
F	Form of Indemnity Agreement
G-1	Form of Term B Note
G-2	Form of Revolving Credit 1 Note
G-3	Form of Swing Line Note
H	Form of Insurance Consultant Certificate
I	Form of Exemption Certificate
J	INTENTIONALLY OMITTED
K	Form of Amended and Restated Disbursement Agreement
L	Form of Fourth Amendment to Disbursement Agreement
M	Form of Notice of Borrowing
N	Form of Subordination, Non-Disturbance and Attornment Agreement
O	Form of Letter of Credit Request
P	Form of First Amendment to Mortgage

v

EXHIBITS:
Q	Form of Amended and Restated Effective Date Certificate

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 15, 2006, is entered into among WYNN LAS VEGAS, LLC, a Nevada limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders, DEUTSCHE BANK SECURITIES INC., as lead arranger and joint book running manager, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”), issuing lender and swing line lender, BANC OF AMERICA SECURITIES LLC, as lead arranger and joint book running manager, BANK OF AMERICA, N.A., as syndication agent, J.P. MORGAN SECURITIES INC., as arranger and joint book running manager, JPMORGAN CHASE BANK, N.A., as joint documentation agent, SG AMERICAS SECURITIES, LLC, as arranger and joint book running manager, SOCIETE GENERALE, as joint documentation agent, and, in each case as managing agent, BANK OF SCOTLAND, HSH NORDBANK AG, THE ROYAL BANK OF SCOTLAND PLC and WACHOVIA BANK.

RECITALS

WHEREAS, the Borrower is developing and owns the Phase I Project and the Phase II Project (such defined terms and other defined terms used in these Recitals shall have the meanings given in Section 1.1 of this Agreement);

WHEREAS, the Lenders have extended the senior secured credit facilities contemplated by the Original Credit Agreement to the Borrower to provide a portion of the funds necessary to develop and construct the Project and provide working capital for the operation of the Project;

WHEREAS, the Borrower has secured all of its Obligations by granting to the Collateral Agent on behalf of the Administrative Agent and the other Secured Parties a Lien on substantially all of its assets as more fully described in this Agreement and the other Loan Documents;

WHEREAS, each of the Loan Parties (other than the Borrower) has guarantied the Obligations of the Borrower and secured all of its Obligations by granting to the Collateral Agent on behalf of the Administrative Agent and the other Secured Parties a Lien on substantially all of its assets, in each case as more fully described in this Agreement and the other Loan Documents;

WHEREAS, the Borrower and the Lenders amended and restated the Original Credit Agreement on August 15, 2006, and thereafter amended such Amended and Restated Credit Agreement pursuant to that certain First Amendment to Amended and Restated Credit Agreement, dated as of April 9, 2007, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of October 31, 2007, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of September 17, 2008, and that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of April 17, 2009 (the “Fourth Amendment”, and together with each of the other foregoing amendments, the “A&R Amendments”);

WHEREAS, pursuant to the terms of the Fourth Amendment, to which this Agreement has been attached, the Borrower and the Lenders party thereto have set forth herein the terms and provisions of the Amended and Restated Credit Agreement, as the same has been amended by the A&R Amendments;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1           Defined Terms

.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Access Agreement”:  the Access Easement Agreement, dated as of the Closing Date, between Wynn Golf and the Borrower.

“Account”:  any “Commodity Account,” “Deposit Account” or “Securities Account” (as such terms are defined in the UCC).

“Additional 2014 Notes”:  the Additional Notes (as such term is defined in the 2014 Notes Indenture).

“Additional Entertainment Facility”:  a showroom or entertainment facility adjoining the Project on the Site (other than any showroom or entertainment facility contemplated in the Plans and Specifications on the Amended and Restated Effective Date).

“Additional Material Contracts”:  any Material Contract entered into after the Amended and Restated Effective Date relating to the development, construction, maintenance or operation of the Project.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the preamble hereto.

“Administrative Agent Fee Letter”:  the Administrative Agent Fee Letter, dated as of July 7, 2006, between the Borrower and the Administrative Agent.

“Advances”:  as defined in the Disbursement Agreement.

“Affiliate”:  as applied to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliate Agreements”:  collectively, the Golf Course Lease, the Management Agreement, the Project Services Agreement, the Access Agreement, the Aircraft Operating Agreement, the Dealership Lease Agreement and the Wynn IP Agreement.

“Affiliated Fund”:  means, with respect to any Lender that is a fund that invests (in whole or in part) in commercial loans, any other fund that invests (in whole or in part) in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Affiliated Overhead Expenses”:  for any period, the reasonable costs and expenses of, and actually incurred by, Wynn Resorts and its Wholly Owned Subsidiaries (other than the Loan Parties) for salary and benefits, office operations, development, advertising, insurance and other corporate or other overhead, for such period, calculated on a consolidated basis, after the elimination of intercompany transactions, and in accordance with GAAP; provided, that Affiliated Overhead Expenses (a) shall not include any fee, profit or similar component payable to Wynn Resorts or any other Affiliate of Wynn Resorts or any Project Costs and (b) shall represent only the payment or reimbursement of actual costs and expenses incurred by Wynn Resorts and its Wholly Owned Subsidiaries.

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agents, the Administrative Agent and, for purposes of Section 9 and 10.5 only, the Collateral Agent and the Disbursement Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Term B Loan Commitment then in effect or, if the Term B Loan Commitments have been terminated, the amount of such Lender’s Term B Loan Extensions of Credit then outstanding, (b) the amount of such Lender’s New Term Loan Commitments then in effect or, if the New Term Loan Commitments have been terminated, the amount of such Lender’s New Term Loan Extensions of Credit then outstanding, and (c) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Amended and Restated Credit Agreement.

“Aircraft”:  that certain 1999 Boeing 737-79U Business Jet aircraft bearing manufacturer’s serial number 29441 and United States Federal Aviation Administration Registration Number N88WZ, which shall include (i) the airframe (the Aircraft except for the Engines (hereinafter defined) from time to time installed thereon) together with any and all Parts (hereinafter defined) incorporated or installed or attached to such aircraft and all Parts removed from such aircraft until such Parts are replaced (such airframe, together with any replacement or substitute airframe and all such Parts, the

“Airframe”), (ii) each of the engines installed on the Aircraft and any replacement engine that may be substituted for such engine, together, in each case, with any and all Parts incorporated or installed or attached thereto and any and all Parts removed therefrom, until such Parts are replaced (each such engine, and replacement or substitute engine, together with any and all such Parts, the “Engine” and collectively the “Engines”), (iii) all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than the Engines), that may from time to time be incorporated or installed in or attached to the Airframe or any Engine (collectively referred to herein as “Parts”) and (iv) the proceeds of any of the foregoing.

“Aircraft Operating Agreement”:  that certain Amended and Restated Aircraft Operating Agreement, dated October 30, 2002, between the Aircraft Trustee and World Travel.

“Aircraft Trustee”:  Wells Fargo Bank Northwest, National Association, as trustee under a trust agreement in favor of World Travel with respect to the Aircraft, and any successor or replacement trustee.

“Allocable Overhead”:  for any period, an amount equal to (a) the amount of Affiliated Overhead Expenses for such period divided by (b) the number of gaming and/or hotel projects of Wynn Resorts and its Subsidiaries which were operating during such period or for which debt and/or equity financing has been obtained to finance the design, development, construction and/or opening thereof; provided, that (i) the Project shall be deemed a single gaming and/or hotel project that is operating and (ii) amounts allocated to any such project shall be prorated based on the period within such period that such project was in operation or financing therefor was obtained.

“Amended and Restated Disbursement Agreement Effective Date”: October 25, 2007.

“Amended and Restated Effective Date”:  August 15, 2006.

“Amended and Restated Effective Date Documents”:  as defined in Section 5.4(c).

“Applicable Facility Lenders”:  with respect to any Facility, (a) after the termination of the Term B Loan Commitments, the New Term Loan Commitments with respect to any Series of New Term Loans or the Revolving Credit Commitments, as the case may be, Non-Defaulting Lenders holding more than 33⅓% of the Total Term B Loan Extensions of Credit of Non-Defaulting Lenders, the Total New Term Loan Extensions of Credit with respect to any Series of New Term Loans of Non-Defaulting Lenders or the Total Revolving Extensions of Credit of Non-Defaulting Lenders, as the case may be, or (b) prior to any termination of the Term B Loan Commitments, the New Term Loan Commitments with respect to any Series of New Term Loans or the Revolving Credit Commitments, as the case may be, Non-Defaulting Lenders holding more than 33⅓% of the Total Term B Loan Commitments (less the aggregate Term B Loan Commitments of Defaulting Lenders), Total New Term Loan Commitments with respect to any Series of New Term Loans (less the aggregate of such New Term Loan Commitments of Defaulting Lenders) or Total Revolving Credit Commitments (less the aggregate Revolving Credit Commitments of Defaulting Lenders), as the case may be.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Credit 1 Loans	0.625%	1.625%
Revolving Credit 2 Loans and Swing Line Loans	2.000%	3.000%
Term B Loans	0.875%	1.875%

provided, that on and after the first Adjustment Date occurring after the Initial Phase II Calculation Date, the Applicable Margin with respect to Revolving Credit 1 Loans will be determined pursuant to the Pricing Grid.

“Arrangers”:  collectively, Deutsche Bank Securities Inc., in its capacity as a lead arranger, Banc of America Securities LLC, in its capacity as a lead arranger, SG Americas Securities, LLC, in its capacity as an arranger, and J.P. Morgan Securities Inc., in its capacity as an arranger.

“Aruze Corp.”:  Aruze Corp., a Japanese public corporation.

“Aruze USA”:  Aruze USA, Inc., a Nevada corporation.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property by a Loan Party other than (a) the granting of any Lien permitted by Section 7.3, (b) any Disposition permitted by Section 7.4, (c) any Disposition permitted by subsections (a), (b), (c), (d), (f), (h), (i), (j), (k), (l), (m), (n) or (o) of Section 7.5 or (d) Dispositions for aggregate consideration of less than $250,000 with respect to any transaction or series of related transactions and less than $5,000,000 in the aggregate during the term of the Facility (such consideration to be valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at the fair market value in the case of other non-cash proceeds).

“Assignee”:  as defined in Section 10.6(c).

“Assignment and Acceptance”:  as defined in Section 10.6(c).

“Assignor”:  as defined in Section 10.6(c).

“Available Revolving Credit 1 Commitment”:  as to any Revolving Credit 1 Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Credit 1 Lender’s Revolving Credit  1 Commitment then in effect over (b) such Revolving Credit 1 Lender’s Revolving 1 Extensions of Credit then outstanding.

“Available Revolving Credit 2 Commitment”:  as to any Revolving Credit 2 Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Credit 2 Lender’s Revolving Credit 2 Commitment then in effect over (b) such Revolving Credit 2 Lender’s Revolving 2 Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving 2 Extensions of Credit for the purpose of determining such Lender’s (other than the Swing Line Lender) Available Revolving Credit 2 Commitment pursuant to Section 2.9(b), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Available Revolving Credit Commitment”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of such Lender’s Available Revolving Credit 1 Commitment and Available Revolving Credit 2 Commitment.

“Bank Debt Service”:  for any period, (a) all fees payable during such period to the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders, (b) interest on Term Loans, Swing Line Loans, Revolving Credit Loans and, without duplication, interest on any outstanding Reimbursement Obligations, in each case payable during such period, (c) scheduled Term Loan principal payments (as reduced to reflect actual payments and prepayments through the date of such calculation) and payments with respect to the principal amount of any outstanding Reimbursement Obligations, in each case payable during such period and (d) net payments, if any, payable during such period pursuant to Specified Hedge Agreements.

“Bank Proceeds Account”:  as defined in the Disbursement Agreement.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) in the case of Revolving Credit 2 Loans only, the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the Eurodollar Rate for a one month Interest Period determined by the Administrative Agent at approximately 11:00 a.m., London time, on such day pursuant to the method described in the definition of “Eurodollar Rate”.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Beneficial Owner”:  as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The term “Beneficially Owned” has a corresponding meaning.

“Benefited Lender”:  as defined in Section 10.7.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the manager or sole member of such limited liability company; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”:  as defined in the preamble hereto.

“Borrower Indemnity Agreement”:  the Indemnity Agreement, dated as of the Closing Date, by the Borrower in favor of the Administrative Agent.

“Borrower Mortgage”:  the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, made by the Borrower to Nevada Title Company, a Nevada corporation, as trustee, for the benefit of the Collateral Agent, as amended by that certain First Amendment to Multiple Deeds of Trust, Leasehold Deed of Trust, Assignments of Rents and Leases, Security Agreement and Fixture Filings, dated as of the Amended and Restated Effective Date.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lender(s) to make Loans hereunder.

“Business Day”:  (a) for all purposes other than as covered by clauses (b) and (c) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Las Vegas, Nevada are authorized or required by law to close, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in Dollar deposits in the New York interbank eurodollar market and (c) with respect to all notices and determinations in connection with Letters of Credit and payments of principal and interest on Reimbursement Obligations, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Capital Corp.”:  Wynn Las Vegas Capital Corp., a Nevada corporation.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (including, without limitation, real property) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, that the amount of Capital Expenditures in respect of fixed or capital assets or additions to equipment in any Fiscal Year shall not include (a) the Net Cash Proceeds received by any such Person from Dispositions of Property pursuant to Section 7.5(a) and applied to the acquisition of fixed or capital assets and (b) the Insurance Proceeds and/or Eminent Domain Proceeds received by any such Person for any casualties to, or Taking of, fixed or capital assets and applied during such Fiscal Year to the repair or replacement of fixed or capital assets in accordance with Section 2.24.  Notwithstanding the foregoing, (i) to the extent funded with proceeds of Indebtedness described in Section 7.2(l) or equity capital contributions from Wynn Resorts (or another Affiliate to the extent acting as an intermediary for purposes of contributing equity capital contributions from Wynn Resorts to a Loan Party for application to Capital Expenditures), any expenditures in furtherance of the construction of the Additional Entertainment Facility and the Retail Facility that otherwise would have constituted Capital Expenditures by virtue of the foregoing and (ii) any Project Costs shall in each case be excluded from this definition for purposes of Section 7.7 only.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership or member’s interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Carryover Amount”:  as defined in Section 7.7.

“Cash Equivalents”:  (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (as long as the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; (g) to the extent not permitted in clauses (a) through (f) of this definition, Permitted Securities; and (h) to the extent not included in clauses (a) through (g) of this definition and for so long as any 2014 Notes remain outstanding, funds managed or offered by the 2014 Notes Indenture Trustee that invest exclusively in the securities and instruments described in clauses (a) through (g) above.

“Change of Control”:  the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Loan Parties, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to Mr. Wynn or a Related Party of Mr. Wynn, (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower or any successor thereto, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) any “person” (as defined in clause (a) above), other than Mr. Wynn and any of his Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests, (ii) any “person” (as defined in clause (a) above)(other than Kazuo Okada, Aruze USA and Aruze Corp., so long as (A) the Stockholders Agreement, as in effect on the Closing Date, remains in full force and effect, (B) a majority of the Board of Directors of Wynn Resorts is constituted of Persons named on any slate of directors chosen by Mr. Wynn and Aruze USA pursuant to the Stockholders Agreement, as in effect on the Closing Date and (C) Kazuo Okada and his Related Parties either (1) “control” (as that term is used in Rule 405 under the Securities Act) Aruze Corp. and Aruze USA or (2) otherwise remain the direct or indirect Beneficial Owners of the Voting Stock of Wynn Resorts held by Aruze Corp.) becomes the Beneficial Owner, directly or indirectly, of a greater percentage of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests, than is at that time Beneficially Owned by Mr. Wynn and his Related Parties as a group, (iii) prior to December 31, 2007, Mr. Wynn and his Related Parties as a group own less than 80% of the outstanding Voting Stock of Wynn Resorts owned by such group as of the Closing Date, or (iv) prior to December 31, 2007 Mr. Wynn and his Related Parties as a group own less than 10% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests, (d) the first day prior to December 31, 2007 on which Mr. Wynn does not act as either the Chairman of the Board of Directors of Wynn Resorts or the Chief Executive Officer of Wynn Resorts, other than (A) as a result of death or disability or (B) if the Board of Directors of Wynn Resorts, exercising their fiduciary duties in good faith, removes or fails to re-appoint Mr. Wynn as Chairman of the Board of Directors of Wynn Resorts or Chief Executive Officer of Wynn Resorts, (e) the first day on which a majority of the members of the Board of Directors of Wynn Resorts are not Continuing Directors, (f) the first day on which Wynn Resorts ceases to own, directly or indirectly, 100% of the outstanding Capital Stock of the Borrower or (g) Wynn Resorts consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Wynn Resorts, in any such event pursuant to a transaction in which any of the outstanding voting stock of Wynn Resorts is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of Wynn Resorts outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Closing Date”:  December 14, 2004.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all Property of the Loan Parties, Wynn Resorts Holdings or any other Person, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agency Agreement”:  the Collateral Agency Agreement, dated as of the Closing Date, among the Collateral Agent, the Nevada Collateral Agent and other parties from time to time party thereto.

“Collateral Agent”:  Deutsche Bank Trust Company Americas in its capacity as Collateral Agent under and as defined in the Intercreditor Agreement, any successor Collateral Agent and any assignee of the foregoing appointed pursuant to the terms of the Intercreditor Agreement.

“Commitment”:  as to any Lender, the sum of the Term B Loan Commitment, the New Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower or any other Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes such Person and that is treated as a single employer under Section 414 of the Code.

“Company Disbursement Collateral Account Agreement”:  as defined in the Disbursement Agreement.

“Company’s Concentration Account”:  as defined in the Disbursement Agreement.

“Company’s Funds Account”:  as defined in the Disbursement Agreement.

“Completion Guarantor”:  Wynn Completion Guarantor, LLC, a Nevada limited liability company.

“Completion Guaranty”:  that certain Completion Guaranty, dated as of the Closing Date, by the Completion Guarantor in favor of the Administrative Agent and the 2014 Notes Indenture Trustee.

“Completion Guaranty Collateral Account Agreement”:  as defined in the Disbursement Agreement.

“Completion Guaranty Deposit Account”:  as defined in the Disbursement Agreement.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A hereto.

“Confidential Information Memorandum”:  the Confidential Executive Summary dated July 2006 and furnished to the Lenders.

“Consents”:  as defined in the Disbursement Agreement.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (a) income tax expense or the Tax Amount (whether or not paid during such period), (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges (including prepayment penalties and premiums) associated with Indebtedness (including, in the case of the Borrower and its subsidiaries, the Loans, Letters of Credit and Hedge Agreements), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary expenses or losses (and, whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and pre-opening expenses related to the initial opening of the Phase II Project) and (f) other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item (other than accruals or reserves for Management Fees) to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) and minus, (A) to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (i) interest income other than, in the case of any Loan Party, interest income received in cash or cash equivalents during such period from the Macau Loan (except to the extent deducted in determining Consolidated

Interest Expense), (ii) any extraordinary income or gains (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) other non-cash items increasing such Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), and (B) any cash payment of Management Fees to the extent such payments were not included in the calculation of Consolidated Net Income for such period, all as determined on a consolidated basis.  Any cash equity contributions made to the Borrower or Net Cash Proceeds of purchases of Capital Stock (other than Disqualified Stock) of the Borrower, in each case, by Mr. Wynn, Wynn Resorts or any of their Affiliates (other than the Borrower or any other Loan Party) during any fiscal quarter and during a period of fifteen days following such fiscal quarter and not otherwise applied or allocated for application toward Project Costs for either the Phase I Project or the Phase II Project, may at the written election of the Borrower to the Administrative Agent (such election to be made during the fiscal quarter in which such cash equity contributions were made or during the fifteen day period following such fiscal quarter) be included in Consolidated EBITDA for such quarter for purposes of any calculations made pursuant to Section 7.1 only; provided that the Borrower may not include such cash equity contributions or proceeds of sales of such Capital Stock in Consolidated EBITDA, and such cash equity contributions and proceeds of sales of such Capital Stock shall not be included in Consolidated EBITDA, (i) if any Default or Event of Default has occurred and is continuing at the time such cash contribution or sale of such Capital Stock is made (other than in respect of Section 7.1 for the most recent fiscal quarter of the Borrower absent application of this provision), (ii) if, at any time, the aggregate amount of such cash equity contributions and proceeds of sales of such Capital Stock to be included in Consolidated EBITDA for such quarter exceeds $30,000,000 and the Borrower has not prepaid Loans and, if applicable, reduced the Revolving Credit Commitments as and when required by Section 2.12(f), or (iii) in any event, after the Borrower has elected to include any such cash equity contributions and/or proceeds of sales of such Capital Stock in Consolidated EBITDA in accordance with this sentence for three consecutive fiscal quarters unless, following any such three consecutive fiscal quarters, the Borrower has thereafter been in compliance with Section 7.1 (without giving affect to any previous cash contributions included in Consolidated EBITDA in accordance with this sentence) on at least one Quarterly Date.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

“Consolidated Interest Expense”:  of any Person for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Person and its Subsidiaries for such period and any interest capitalized during such period, with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Persons with respect to letters of credit and bankers’ acceptance financing and net costs of such Persons under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  for any period, the ratio of (a) Consolidated Total Debt on the last day of such period to (b) Consolidated EBITDA of the Borrower for such period.

“Consolidated Member”:  a corporation, other than the common parent, that is a member of an affiliated group (as defined in Section 1504 of the Code) of which Wynn Resorts or any of the Loan Parties is the common parent.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred equity dividends, but giving effect to, without duplication, any amounts paid or distributed by such Person or its Subsidiaries as a Tax Amount or Allocable Overhead if and to the same extent that such amounts would have been included in the calculation of net income if incurred by such Person or its Subsidiaries directly; provided, that in calculating Consolidated Net Income of a Person (for purposes of this definition only, the “Parent”) and its consolidated Subsidiaries for any period, there shall be excluded in each case to the extent included in such Consolidated Net Income (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Financing Agreement) or Requirement of Law applicable to such Subsidiary, (d) to the extent not reflected as a charge in the statement of such Consolidated Net Income, any Management Fees paid during such period and (e) the cumulative effect of a change in accounting principles.

“Consolidated Total Debt”:  at any date, an aggregate amount equal to (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date less (b) an amount equal to A plus B less C (in each case as defined below), in each case determined on a consolidated basis in accordance with GAAP.

For purposes of the definition of Consolidated Total Debt at any date:

A =
the aggregate amount of cash and Cash Equivalents of the Borrower and the other Loan Parties on such date on deposit in an Account with respect to which the Secured Parties have a perfected first priority Lien securing the Obligations pursuant to a Control Agreement (for purposes of clarification, not to include any amounts on deposit in either of the Completion Guaranty Deposit Account or the Project Liquidity Reserve Account);

B =	the aggregate amount of cash and Cash Equivalents of the Borrower and the other Loan Parties on such date on deposit in the 2014 Notes Proceeds Account; and

C =	to the extent included in A above, cage cash related to casino operations in an amount up to $16,000,000 (or from and after the Phase II Opening Date, $20,000,000).

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Construction Agreement”:  as defined in the Disbursement Agreement.

“Construction Consultant”:  Inspection & Valuation International, Inc. or such other construction consultant of recognized national standing appointed by the Administrative Agent with, unless at the time of such appointment there exists an Event of Default, the consent of the Borrower (such consent not to be unreasonably withheld or delayed).

“Continuing Directors”:  as of any date of determination, with respect to any Person, any member of the Board of Directors of such Person who (a) was a member of such board of directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Agreements”:  collectively, (a) the Completion Guaranty Collateral Account Agreement, (b) the Company Disbursement Collateral Account Agreement, (c) the Local Company Collateral Account Agreement(s) and (d) each control agreement executed and delivered by any Loan Party from time to time pursuant to the Security Agreement, substantially in the form of Exhibit C, Exhibit D or Exhibit E, as the case may be, thereto.

“Dealership Lease Agreement”:  that certain Lease Agreement, dated as of January 13, 2005, between the Borrower, as lessor, and PW Automotive, LLC, an Affiliate of the Borrower, as lessee.

“Default”:  the occurrence of any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  at any time, (a) any Lender with respect to which a Lender Default is in effect, (b) any Lender that is the subject (as a debtor) of any action or proceeding (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, (c) any Lender that shall make a general assignment for the benefit of its creditors or (d) any Lender that shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

“Derivatives Counterparty”:  as defined in Section 7.6.

“Disbursement Account”:  as defined in the Disbursement Agreement.

“Disbursement Agent”:  Deutsche Bank Trust Company Americas, in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

“Disbursement Agreement”:  the  Master Disbursement Agreement dated as of the Closing Date, among the Borrower, the Administrative Agent, the 2014 Notes Indenture Trustee and the Disbursement Agent, as amended and restated by that certain Amended and Restated Master Disbursement Agreement, dated as of October 25, 2007, and as further amended by that certain First Amendment to Amended and Restated Master Disbursement Agreement, dated as of October 31, 2007, and that certain Second Amendment to Amended and Restated Master Disbursement Agreement, dated as of November 6, 2007.

“Disbursement Agreement Event of Default”:  an “Event of Default” as defined in the Disbursement Agreement.

“Disposition”:  with respect to any Property, any sale, lease, assignment, conveyance, transfer or other disposition thereof and, in the case of Dispositions of the Golf Course Land and the Home Site Land permitted under Sections 7.5(k) and 7.5(l), respectively, the transfer of the Golf Course Land and the Home Site Land to Wynn Resorts (or any other parent entity of the Loan Parties) pursuant to a dividend or other Restricted Payment; and the terms “Dispose” and “Disposed of” shall have correlative meanings.  Notwithstanding the foregoing, the transfer by a Loan Party of water rights from one permit to another permit held by such Loan Party or held by another Loan Party shall in no event be considered a “Disposition” for the purposes of the Loan Documents.

“Disqualified Stock”:  any Capital Stock of any Loan Party that any Loan Party is or, upon the passage of time or the occurrence of any event, may become obligated to redeem, purchase, retire, defease or otherwise make any payment in respect of (whether by its terms or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), whether pursuant to a sinking fund obligation or otherwise, on or prior to the date that is 91 days after the Scheduled Term B Loan Termination Date.  Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because it is required to be redeemed under applicable Nevada Gaming Laws.

“Documentation Agents”:  collectively, JPMorgan Chase Bank, N.A., in its capacity as a joint documentation agent, and Societe Generale, in its capacity as a joint documentation agent.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“ECF Percentage”:  with respect to any Fiscal Year, a percentage determined by the Consolidated Leverage Ratio for the four consecutive fiscal quarter period ending on the last day of such Fiscal Year as set forth below:

Consolidated Leverage Ratio	ECF Percentage
x > 3.5:1	50%
x < 3.5:1	0%

“Eligible Assignee”:  (a) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds and lease financing companies; (b) for purposes of Sections 10.13(a), 2.25 and 2.26, any Lender or Affiliate or Affiliated Fund of any Lender (provided, that if any funding obligations are assigned to an Affiliate of a Lender or Affiliated Fund, such Affiliate or Affiliated Fund, as applicable, shall have demonstrable resources to comply with such obligations); provided, that neither an Affiliate of the Borrower nor any Person which has been denied an approval or a license, or otherwise found unsuitable, under the Nevada Gaming Laws applicable to the Lenders shall be an Eligible Assignee; and provided, further that so long as no Event of Default shall have occurred and be continuing, no (i) Person that owns or operates a casino located in the State of Nevada (or is an Affiliate of such a Person) (provided, that a passive investment constituting less than 20% of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition) or (ii) Person that owns or operates a convention, trade show or exhibition facility in Las Vegas, Nevada or Clark County, Nevada (or an Affiliate of such a Person) (provided, that a passive investment constituting less than 20% of the common stock of any such convention or trade show facility shall not constitute ownership for the purpose of this definition), shall be an Eligible Assignee; and (c) for purposes of any Permitted Loan Repurchase, the Borrower.

“Eminent Domain Proceeds”:  all cash and cash equivalents received in respect of any Event of Eminent Domain relating to the Project net of (a) all direct costs of recovery of such Eminent Domain Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) amounts required to be applied to the repayment of Indebtedness secured by a Lien (including any penalty, premium or make-whole amounts related thereto) expressly permitted hereunder on any asset which is the subject of the Event of Eminent Domain to which such Eminent Domain Proceeds relate (other than any Lien pursuant to a Security Document or any other First Lien Security Document or any Second Lien Security Document) and (c) all taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable).

“Environmental Claim”:  any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Substances or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to health, natural resources or the environment.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning  protection of the environment or of human health, or employee health, as has been, is now, or may at any time hereafter be, in effect, including, without limitation,

(a)           the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(b)           the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

(c)           the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(d)           the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(e)           the Clean Air Act (42 U.S.C. Section 7401 et seq.);

(f)           the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.);

(g)           the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(h)           the Oil Pollution Act of 1990 (P.L. 101-380, 32 U.S.C. 2702 et seq.);

(i)           the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.) (“SDWA”);

(j)           the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Sections 1201 et seq.);

(k)           the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”);

(l)           the Hazardous Materials Transportation Authorization Act (49 U.S.C. Section 5101 et seq.);

(m)           the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”);

(n)           the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) as it relates solely to exposure to Hazardous Substances;

(o)           the Nevada Hazardous Materials law (NRS Chapter 459);

(p)           the Nevada Collection and Disposal of Solid Waste/Sewage law (NRS Section 444.440 et seq.);

(q)           the Nevada Water Controls/Pollution law (NRS Chapter 445A);

(r)           the Nevada Air Pollution law (NRS Chapter 445B);

(s)           the Nevada Cleanup of Discharged Petroleum law (NRS 590.700 to 590.920, inclusive);

(t)           the Nevada Control of Asbestos law (NRS 618.750 to 618.850);

(u)           the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.435, inclusive);

(v)           the Nevada Artificial Water Body Development Permit law (NRS 502.390);

(w)           the Nevada Environmental Requirements Law (NRS 445C.010 to NRS 445C.120, inclusive);

(x)           the Nevada Occupational Safety and Health Act (NRS 618.005 et seq, inclusive)(as it relates solely to exposure to Hazardous Substances);

(y)           the Laws Regarding the Authority of Nevada State Fire Marshall Division (NRS 477.010 to 477.250, inclusive);

(z)           the Uniform Fire Code, as now or hereafter adopted in the State of Nevada;

(aa)           the Nevada Protection of Endangered Species, Endangered Wildlife Permit (NRS 503.585) and Endangered Flora Permit law (NRS 527.270); and

(bb)           all other Federal, state and local Requirements of Law which govern Hazardous Substances, and the regulations adopted and publications promulgated pursuant to all such foregoing laws.

“Environmental Matter”:  any:

(a)           release, emission, entry or introduction into the air including, without limitation, the air within buildings and other natural or man-made structures above ground;

(b)           discharge, release or entry into water including, without limitation, into any river, watercourse, lake, or pond (whether natural or artificial or above ground or which joins or flows into any such water outlet above ground) or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters, sewer or the sea;

(c)           deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance;

(d)           nuisance, noise, defective premises, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems (including, without limitation, asbestosis or any other illness or injury caused by exposure to asbestos) or genetically modified organisms;

(e)           conservation, preservation or protection of the natural or man made environment or any living organisms supported by the natural or man made environment; or

(f)           other matter howsoever directly affecting the environment or any aspect of it.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto or otherwise required by applicable law) applicable to any member bank of the Federal Reserve System in respect of eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the rate per annum determined by the Administrative Agent at approximately 11:00 A.M. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the rate for eurodollar deposits which appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or page 3750 of the Telerate screen) for a period equal to such Interest Period (provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate determined pursuant to this clause (a) shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of such Eurodollar Loan of the Administrative Agent (in its capacity as a Lender) with maturities comparable to the Interest Period applicable to such Eurodollar Loan as of 10:00 A.M. (New York time) on the date that is two Business Days prior to the commencement of such Interest Period), divided by (b) a percentage equal to 100% minus the Eurocurrency Reserve Requirements.

 “Eurodollar Tranche”:  the collective reference to Eurodollar Loans for which the then current Interest Periods begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  the occurrence of any of the events specified in Section 8, provided that all requirements for the giving of notice and the lapse of time have been satisfied.

“Event of Eminent Domain”:  with respect to any Property, (a) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such Property or the requisition of the use of such Property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (b) any settlement in lieu of clause (a) above.

“Event of Loss”:  as defined in the Disbursement Agreement.

“Excess Cash Flow”:  for any Fiscal Year, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Loan Parties for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization charges) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital of the Loan Parties for such Fiscal Year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Loan Parties during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such Fiscal Year (if any) in deferred tax accounts of the Loan Parties over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Loan Parties in cash during such Fiscal Year on account of Capital Expenditures excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or capital equity contributions received directly or indirectly from Wynn Resorts, (iii) with respect to the first Fiscal Year for which Excess Cash Flow is determined in accordance with Section 2.12(d), the aggregate amount of Project Costs anticipated to be paid by the Loan Parties in the following Fiscal Year excluding the principal amount of Indebtedness incurred or anticipated to be incurred in connection with such expenditures and any such expenditures financed or anticipated to be financed with capital equity contributions received or anticipated to be received directly or indirectly from Wynn Resorts; provided that any Project Costs subtracted in the calculation of Excess Cash Flow pursuant to this clause (iii) shall not be deemed “Capital Expenditures” for purposes of the definition of Excess Cash Flow in the Fiscal Year actually paid, (iv) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such Fiscal Year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments (which, for the avoidance of doubt, shall not include reductions of the Revolving Credit Commitments made pursuant to Section 3(c) of the Fourth Amendment or Section 2.12(f) of this Agreement) and all optional prepayments of the Term Loans and other Funded Debt of the Loan Parties (in the event consisting of revolving credit facilities, to the extent accompanied by permanent optional reductions of the related revolving commitments in the amount of any such prepayments) during such Fiscal Year, (v) the aggregate amount of the purchase prices paid pursuant to Permitted Loan Repurchases and Permitted Notes Repurchases by the Loan Parties during such Fiscal Year, (vi) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, regularly scheduled principal payments of the Term Loans and, to the extent required under Section 2.12(e), principal payments of Revolving Credit Loans and Swing Line Loans) of the Loan Parties made during such Fiscal Year (other than (A) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder such that after giving effect to such commitment reduction the applicable Loan Party, as the case may be, would not be able to reborrow all or any of the amount so prepaid and (B) prepayments of Loans made pursuant to Section 3(b) or 6(b) of the Fourth Amendment), (vii) increases in Consolidated Working Capital of the Loan Parties for such Fiscal Year, (viii) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Loan Parties during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (ix) the net decrease during such Fiscal Year (if any) in deferred tax accounts of the Loan Parties and (x) the aggregate amount of (A) any mandatory prepayments of Funded Debt during such Fiscal Year (including the Term Loans or the Revolving Credit Loans pursuant to Section 2.12(b) but, in any case, other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder such that after giving effect to such commitment reduction the applicable Loan Party, as the case may be, would not be able to reborrow all or any of the amount so prepaid) with Net Cash Proceeds of Asset Sales and (B) any Reinvestment Deferred Amounts paid on the account of Capital Expenditures during such Fiscal Year, in each case to the extent such Net Cash Proceeds or Reinvestment Deferred Amounts are included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”:  as defined in Section 2.12(d).

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Excluded Assets”:  as defined in the Security Agreement.

“Excluded Taxes”:  taxes imposed on, or measured by, the net profits, net income or gross receipts (including franchise taxes imposed in lieu of any such taxes) of any Arranger, any Agent, any Manager or any Lender as a result of a present or former connection between such Arranger, such Agent, such Manager or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Arranger’s, such Agent’s, such Manager’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

“Existing Stockholders”:  collectively, Mr. Wynn, Aruze USA, Inc., a Nevada corporation, Baron Asset Fund, a Massachusetts business trust, and the Kenneth R. Wynn Family Trust and, in each case, any Affiliates thereof.

“Facility”:  collectively, each of (a) the Term B Loan Facility, (b) each New Term Loan Facility related to a Series of New Term Loans and (c) the Revolving Credit Facility.

“Facility Fee Letter”:  the Credit Facilities Fee Letter, dated July 7, 2006, among the Borrower, Deutsche Bank Securities Inc. and Banc of America Securities LLC.

“Facility Proportionate Share”:  as of any date the proportion that (a) the Total Extensions of Credit on such date bears to (b) the aggregate principal amount of all First Lien Secured Obligations on such date; provided that, except in the case where the Facility Proportionate Share of any Insurance Proceeds and/or Eminent Domain Proceeds exceeds $100,000,000, in the event the Facility Proportionate Share of any amount is in excess of the Total Term Loan Extensions of Credit at such time, the Facility Proportionate Share of such amount shall equal the Total Term Loan Extensions of Credit at such time.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Completion Date”:  as defined in the Disbursement Agreement.

“Financing Agreements”:  collectively, this Agreement and the other Loan Documents, any other agreements relating to the First Lien Secured Obligations and any agreements relating to the Second Lien Secured Obligations and any agreements relating to the Senior Unsecured Debt and including, in each case, any agreements with respect to Permitted Refinancing Indebtedness.

“First Lien Secured Obligations”:  as defined in the Intercreditor Agreement.

“First Lien Security Document”:  as defined in the Intercreditor Agreement.

“Fiscal Year”:  the fiscal year of the Borrower and the other Loan Parties ending on December 31 of each calendar year.

“Former Lender”:  as defined in Section 10.13(a).

“Fourth Amendment”:  as defined in the recitals hereto.

“Fourth Amendment Effective Date”:  April 17, 2009, the date on which the Fourth Amendment became effective in accordance with its terms.

“Funded Debt”:  as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“Funding Account”:  any Account with respect to which the Secured Parties have a perfected first priority Lien (subject only to Permitted Liens) securing the Obligations pursuant to a Control Agreement; provided, that in the case of the use of this definition in

Section 2.24, such Funding Account shall be a segregated account established to hold and disburse the relevant Insurance Proceeds and/or Eminent Domain Proceeds only.

“Funding Office”:  the office specified from time to time by the Administrative Agent as its funding office by notice to the Lenders.

“GAAP”:  subject to the limitations on the application thereof set forth in Section 10.17, generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principals Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession.

“Gaming Facility”:  any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted and (a) is wholly owned by a Loan Party or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by a Loan Party.

“Gaming Reserves”:  any mandatory gaming security reserves or other reserves required under applicable Nevada Gaming Laws or by directive of the Nevada Gaming Authorities.

“Golf Course”:  as defined in the Disbursement Agreement.

“Golf Course Collateral”:  collectively, (a) the Golf Course Land, (b) any other Property owned by Wynn Golf included as Collateral and (c) all Capital Stock of Wynn Golf pledged as Collateral.

“Golf Course Land”:  as defined in the Disbursement Agreement.  The Golf Course Land includes (a) the Wynn Home Site Land until such time (if ever) as the Wynn Home Site Land has been Disposed of in accordance with Section 7.5(j) and (b) the Home Site Land until such time (if ever) as the Home Site Land has been Disposed of in accordance with Section 7.5(l).

“Golf Course Lease”:  that certain Golf Course Lease, dated as of the Closing Date, by and between Wynn Golf, on the one hand, as lessor, and the Borrower, on the other hand, as lessee.

“Governing Documents”:  collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, articles of organization or certificate of formation, limited liability company agreement, operating agreement, partnership agreement or other formation or constituent documents of such Person.

“Governmental Authority”:  any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including the Nevada Gaming Authorities, any zoning authority, the

FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority), any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator with authority to bind a party at law.

“Guarantee”:  the Guarantee dated as of the Closing Date, executed by each Loan Party (other than the Borrower) in favor of the Administrative Agent.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to each of the Loan Parties, other than the Borrower.

“Hazardous Materials Activity”:  any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Substances, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Substances, and any corrective action or response action with respect to any of the foregoing.

“Hazardous Substances”:  (statutory acronyms and abbreviations having the meaning given them in the definition of “Environmental Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R.  Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in any other Environmental Laws, and in the regulations adopted and publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements entered into by a Loan Party providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Home Site Land”:  a tract or tracts of land not greater than 20 acres located on the Golf Course Land where residential and other non-gaming related developments may, after Disposition of the Home Site Land in accordance with Section 7.5(l), be built.

“In Balance”:  as defined in the Disbursement Agreement.

“Increased Amount Date”:  as defined in Section 2.26(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business (which shall include trade or other payables incurred in connection with the construction of the Phase II Project that are payable within 120 days of incurrence)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such

Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit, performance bonds or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person where such obligation is required within 180 days of the Scheduled Term B Loan Termination Date, valued in the case of preferred Capital Stock at liquidation value, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Indemnity Agreements”:  collectively, the Borrower Indemnity Agreement, the Wynn Golf Indemnity Agreement, the Wynn Sunrise Indemnity Agreement and each of the other Indemnity Agreements executed by a Loan Party with respect to its Mortgaged Properties in favor of the Administrative Agent substantially in the form of Exhibit F hereto.

“Initial Lending Institution Provisions”:  Section 2.24 and the definition of “Subordinated Debt”.

“Initial Lending Institutions”:  collectively, Deutsche Bank Trust Company Americas, Bank of America, N.A., Societe Generale and JPMorgan Chase Bank, N.A..

“Initial Phase II Calculation Date”:  the last day of the second full fiscal quarter of the Borrower beginning after the Phase II Opening Date.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Insurance Advisor”:  Moore-McNeil, LLC, or its successor, appointed by the Administrative Agent with, unless at the time of such appointment there exists an Event of Default, the consent of the Borrower (such consent not to be unreasonably withheld or delayed).

“Insurance Proceeds”:  all cash and cash equivalents paid under any casualty insurance policy maintained by a Loan Party other than, at such times as any Loan Party has incurred Indebtedness pursuant to Section 7.2(c), any such amounts received in respect of the Aircraft, net of (a) all direct costs of recovery of such Insurance Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) all amounts required to be applied to the repayment of Indebtedness secured by a Lien (including any penalty, premium or make-whole amounts related thereto) expressly permitted hereunder on any asset which is the subject of the event to which such Insurance Proceeds relate (other than any Lien pursuant to a Security Document or any other First Lien Security Document or any Second Lien Security Document) and (c) all taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable).

“Insurance Requirements”:  all material terms of any insurance policy required pursuant to this Agreement or any Security Document and all material regulations and then current standards applicable to or affecting any Mortgaged Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Mortgaged Property, or any other body exercising similar functions.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral”:  all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreements or the Security Agreement.

“Intellectual Property Security Agreement”:  any Intellectual Property Security Agreement executed and delivered by a Loan Party from time to time, substantially in the form of Exhibit B to the Security Agreement.

“Intercreditor Agreement”:  the Intercreditor Agreement dated as of the Closing Date, among the Administrative Agent, the 2014 Notes Indenture Trustee and the Collateral Agent.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or an integral multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Credit 1 Loan or Revolving Credit 2 Loan that is a Base Rate Loan (unless all Revolving Credit 1 Loans or Revolving Credit 2 Loans, as applicable, are being repaid in full in immediately available funds and the Revolving Credit 1 Commitments or Revolving Credit 2 Commitments, as

applicable, terminated) and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof, and (e) as to any Loan acquired by the Borrower  pursuant to a Permitted Loan Repurchase, the date of such Permitted Loan Repurchase.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Advance Request, Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend, with respect to Revolving Credit 1 Loans, beyond the Scheduled Revolving Credit 1 Termination Date, with respect to Revolving Credit 2 Loans, beyond the Scheduled Revolving Credit 2 Termination Date, with respect to any Series of New Term Loans, beyond the Scheduled New Term Loan Termination Date of such Series, and with respect to Term B Loans, beyond the Scheduled Term B Loan Termination Date, shall end on the Revolving Credit 1 Termination Date, the Revolving Credit 2 Termination Date, the New Term Loan Termination Date of such Series or the Term B Loan Termination Date, as applicable; and

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 7.8.

“Issuing Lender”:  Deutsche Bank Trust Company Americas and any other Revolving Credit Lender which at the request of the Borrower and with the consent of the Administrative Agent agrees to issue Letters of Credit. As of the Amended and Restated Effective Date, the sole Issuing Lender is Deutsche Bank Trust Company Americas.

“Joinder Agreement”:  an agreement substantially in the form of Exhibit C hereto or such other form as shall be approved by the Administrative Agent.

“Kevyn”:  Kevyn, LLC, a Nevada limited liability company.

“Koval Land”:  the approximately 18 acres of land located across from the Project on Koval Lane and Sands Avenue and owned as of the Amended and Restated Effective Date by Wynn Sunrise.

“L/C Commitment”:  $25,000,000.

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Credit 2 Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Credit 2 Lenders other than the Issuing Lender.

“Las Vegas Jet”:  Las Vegas Jet, LLC, a Nevada limited liability company.

“Lender Default”:  the failure or refusal (which has not been retracted in writing) of a Lender to make available (a) its portion of any Loan required to be made by such Lender hereunder (including, without limitation, under Section 2.7(b)), (b) its portion of any unreimbursed payment required to be made by such Lender under Section 3.4, (c) its portion of any participating interest required to be purchased by such Lender pursuant to Section 2.7(c) or (d) any amount required to be paid and/or reimbursed by such Lender to any Agent or any other Lender hereunder or under any other Loan Document (whether pursuant to Section 2.18(e) or otherwise), in each case at or prior to such time that the same is required to be so made, reimbursed or purchased by such Lender.

“Lenders”:  the Swing Line Lender, each Revolving Credit Lender, each Term B Loan Lender, each New Term Loan Lender and the Issuing Lender.

“Letter of Credit Commitment Period”:  the period from and including the Closing Date to the date that is 30 days prior to the Scheduled Revolving Credit 2 Termination Date.

“Letter of Credit Request”:  a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit O hereto.

“Letters of Credit”:  as defined in Section 3.1(a).

“License Revocation”:  the revocation, failure to renew or suspension of, or the appointment of a receiver or similar official with respect to, any casino, gambling or gaming license, including, without limitation, any Nevada Gaming Approvals, covering any portion of the Project.

“Lien”:  with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, whether or not filed,

recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof and any option or other agreement to sell or give a security interest in such Property but excluding any license or similar agreement (such as an option to obtain a license) of Intellectual Property).

“Liquidated Damages”:  any proceeds or liquidated damages paid pursuant to any obligation, default or breach under the Project Documents (net of costs, fees and expenses incurred by a Loan Party pursuant to arm’s length transactions in connection with adjustment or settlement thereof and taxes paid with respect thereto).  For purposes of this definition, so-called “liquidated damages” insurance policies shall be deemed to be Project Documents.

“Loan”:  any Revolving Credit Loan, Term B Loan, New Term Loan or Swing Line Loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Disbursement Agreement, the Intercreditor Agreement, the Management Fee Subordination Agreement, the Completion Guaranty, the Indemnity Agreements, the Notes, the Administrative Agent Fee Letter, the Facility Fee Letter and any other loan agreements entered into from time to time by any Loan Party with the Administrative Agent in its capacity as such.

“Loan Parties”:  the Borrower, Capital Corp., Show Performers, Wynn Golf, Wynn Sunrise, World Travel, Las Vegas Jet, Kevyn and each other Subsidiary of the Borrower (including any such Subsidiary that becomes a party to a Loan Document pursuant to Section 6.10(b)) other than the Completion Guarantor or any trust that owns the Aircraft.

“Local Company Collateral Account Agreement(s)”:  as defined in the Disbursement Agreement.

“Loss Proceeds”:  as defined in the Disbursement Agreement.

“Macau Loan”:  the intercompany loan in the principal amount of $80 million directly or indirectly provided by Wynn Las Vegas to Wynn Macau in August 2005.

“Major Project Participant”:  each Person who is a party to a Material Contract (other than a Loan Party).

“Majority Initial Lending Institutions”:  at any time, the Initial Lending Institutions holding more than 50% of the sum of (i) the Total Initial Lending Institution Term B Loan Commitments then in effect or, if the Term B Loan Commitments have been terminated, the Total Initial Lending Institution Term B Loan Extensions of Credit then outstanding and (ii) the Total Initial Lending Institution Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Initial Lending Institution Revolving Extensions of Credit then outstanding; provided, that, for purposes of determining the Revolving Credit Commitments, Term B Loan Commitments, Revolving Extensions of Credit or Term B Loan Extensions of Credit, as applicable, held by an Initial Lending Institution at any time pursuant to this definition only, each Initial Lending Institution shall be deemed to hold such Revolving Credit Commitments, Term B Loan Commitments, Revolving Extensions of Credit or Term B Loan Extensions of Credit, as applicable, held by its Affiliates in addition to that held by it directly.

“Majority of the Arrangers”:  at any time, the majority of the Arrangers, as determined by the number of Arrangers and not by Commitments or other extensions of credit under this Agreement or the other Loan Documents.

“Management Agreement”:  the Management Agreement, dated as of the Closing Date, between the Loan Parties, on the one hand, and Wynn Resorts, on the other hand.

“Management Fee Subordination Agreement”:  the Management Fee Subordination Agreement, dated as of the Closing Date, among the Loan Parties, Wynn Resorts, the 2014 Notes Indenture Trustee and the Administrative Agent.

“Management Fees”:  as defined in the Management Agreement.

“Managers”:  collectively, Deutsche Bank Securities Inc., in its capacity as a joint book running manager, Banc of America Securities LLC, in its capacity as a joint book running manager, SG Americas Securities, LLC, in its capacity as a joint book running manager, and J.P. Morgan Securities Inc., in its capacity as a joint book running manager.

“Managing Agents”:  collectively, Bank of Scotland, HSH Nordbank AG, The Royal Bank of Scotland plc and Wachovia Bank, in each case in its capacity as a managing agent.

“Material Adverse Effect”:  one or a combination of conditions or changes affecting, in a material adverse way (a) the business, assets, liabilities, property, condition (financial or otherwise), results of operations, prospects, value or management of the Borrower and the other Loan Parties taken as a whole, (b) the Project, (c) the validity or enforceability of this Agreement or any of the other Loan Documents, (d) the validity, enforceability or priority of the Liens purported to be created by the Security Documents, or (e) the rights or remedies of any Secured Party hereunder or under any of the other Loan Documents.

“Material Construction Agreements”:  as defined in the Disbursement Agreement.

“Material Contract”:  (a) the Material Construction Agreements, the Golf Course Lease, the Management Agreement and the Project Services Agreement and (b) any other contract or arrangement to which any Loan Party is a party (other than the Financing Documents or any other agreements relating to Indebtedness permitted hereunder) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made).

“Moody’s”:  Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereof.

“Mortgaged Properties”:  the real properties and leasehold estates listed on Schedule 1.1 or otherwise as to which the Collateral Agent for the benefit of, among others, the Secured Parties has been granted or shall be granted a Lien pursuant to the Mortgages.  For purposes of clarification, subject to Section 6.7, the leasehold estate described under number 2 of Schedule 4.25(a) is not a Mortgaged Property and the Lien of the Secured Parties created under the Security Documents does not attach thereto.

“Mortgages”:  the Borrower Mortgage, the Wynn Golf Mortgage, the Wynn Sunrise Mortgage and each of the other mortgages, deeds of trust and deeds to secure Obligations made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D hereto (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed is to be recorded).

“Mr. Wynn”:  Stephen A. Wynn, an individual, and his heirs.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or other Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien (including any penalty, premium or make-whole amounts related thereto) expressly permitted hereunder on any asset which is the subject of such Asset Sale or other Disposition (other than any Lien pursuant to a Security Document or any other First Lien Security Document or any Second Lien Security Document), commissions, related surety costs and title insurance premiums and other fees and expenses, in each case, to the extent actually incurred or reimbursed by a Loan Party in connection with such Asset Sale or other Disposition and net of taxes paid or reasonably estimated to be payable (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable), purchase price adjustments reasonably expected to be payable and reserves or other set asides against liabilities, in each case as a result thereof; (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, in each case, to the extent actually incurred or reimbursed by a Loan Party in connection therewith; and (c) in connection with any issuance or sale of Capital Stock by the Borrower, the cash proceeds thereof, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, in each case to the extent actually incurred or reimbursed by a Loan Party in connection therewith.

“Net Revenues”:  for any period, the net revenues of the Borrower and its consolidated Subsidiaries, as set forth on the Borrower’s income statement for the relevant period under the line item “net revenues,” calculated in accordance with GAAP and with Regulation S-X under the Securities Act and in a manner consistent with that customarily utilized in the gaming industry.

“Nevada Collateral Agent”:  Bank of America, N.A., as collateral agent under the Collateral Agency Agreement.

“Nevada Gaming Approvals”:  with respect to any action by a particular Person, any consent, approval or other authorization required for such action by such Person from a Nevada Gaming Authority or under Nevada Gaming Laws.

“Nevada Gaming Authorities”:  collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other federal, state or local agency having jurisdiction over gaming operations in the State of Nevada.

“Nevada Gaming Laws”:  the Nevada Gaming Control Act, as codified in Chapter 463 of the NRS, the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, and other laws or regulations promulgated by the Nevada Gaming Authorities and applying to gaming operations in the State of Nevada.

“New Revolving Credit Commitments”:  as defined in Section 2.26(a).

“New Revolving Credit Lender”:  as defined in Section 2.26(a).

“New Revolving Credit Loan”:  as defined in Section 2.26(b).

“New Term Loan Commitments”:  as defined in Section 2.26(a).

“New Term Loan Extensions of Credit”:  as to any New Term Loan Lender at any time, the aggregate principal amount of all New Term Loans made by such Lender then outstanding.

“New Term Loan Facility”:  with respect to each Series of New Term Loans, the applicable New Term Loan Commitments and the New Term Loans made thereunder.

“New Term Loan Lender”:  as defined in Section 2.26(a).

“New Term Loan Termination Date”:  with respect to each Series of New Term Loans, the earlier of (a) the Scheduled New Term Loan Termination Date and (b) the date on which the Loans become due and payable pursuant to Section 8, but in no event later than the Scheduled Term B Loan Termination Date.

“New Term Loans”:  as defined in Section 2.26(c).

“New Term Notes”:  as defined in Section 2.8(e).

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”:  as defined in Section 2.20(a).

“Non-U.S. Lender”:  as defined in Section 2.20(f).

“Notes”:  the collective reference to the Revolving Credit 1 Notes, the Revolving Credit 2 Notes, the Term B Notes, the Swing Line Notes and the New Term Notes, if any, evidencing Loans.

“Notice of Advance Request”:  as defined in the Disbursement Agreement.

“Notice of Borrowing”:  a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit M hereto.

“NRS”:  the Nevada Revised Statutes, as amended from time to time.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of Wynn Resorts Holdings or the Loan Parties to any Arranger, to any Agent, to any Manager, to any Managing Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Arranger, to any Agent, to any Manager, to any Managing Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto or to any other Loan Document) or otherwise.

“On-Site Cash”:  amounts held in cash at the Site in connection with and necessary for the ordinary course operations of the Project.

“Operative Documents”:  the Financing Agreements and the Project Documents.

“Original Credit Agreement”:  that certain Credit Agreement, dated as of the Closing Date, entered into among the Borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders, Deutsche Bank Securities Inc., as lead arranger and joint book running manager, Deutsche Bank Trust Company Americas, as administrative agent, issuing lender and swing line lender, Banc of America Securities LLC, as lead arranger and joint book running manager, Bank of

America, N.A., as syndication agent, Bear, Stearns & Co. Inc., as arranger and joint book running manager, Bear Stearns Corporate Lending Inc., as joint documentation agent, J.P. Morgan Securities Inc., as arranger and joint book running manager, JPMorgan Chase Bank, N.A., as joint documentation agent, SG Americas Securities, LLC, as arranger and joint book running manager, and Societe Generale, as joint documentation agent, as amended by that certain First Amendment to Credit Agreement dated as of April 26, 2005, that certain Second Amendment to Credit Agreement dated as of June 29, 2005, that certain Third Amendment to Credit Agreement dated as of March 15, 2006 and that certain Fourth Amendment to Credit Agreement dated as of June 30, 2006.

“Participant”:  as defined in Section 10.6(b).

“Pass Through Entity”:  any of (a) a grantor trust for federal or state income tax purposes or (b) an entity treated as a partnership or a disregarded entity for federal or state income tax purposes.

“Patriot Act” shall have the meaning given in Section 4.30.

“Payment Amount”:  as defined in Section 3.5.

“Payment Office”:  the office of the Administrative Agent specified in Section 10.2 or as otherwise specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permits”:  the collective reference to (a) Environmental Permits and (b) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law (including Nevada Gaming Laws), but excluding any license or similar agreement (such as an option to obtain a license) of Intellectual Property .

“Permitted Businesses”:  (a) the gaming business, (b) the development, construction, ownership and operation of a Gaming Facility, (c) all businesses, whether or not licensed by the Nevada Gaming Authorities, which are necessary for, incident to, useful to, arising out of, supportive of or connected to the development, construction, ownership or operation of a Gaming Facility, (d) any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, golf course facilities, art gallery facilities, food and beverage distribution operations, transportation services (including operation of the Aircraft and chartering thereof), parking services, sales and marketing services, sales, leasing and repair of automobiles or other activities related to the foregoing, (e) any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), and parking services, sales and marketing services or other activities related to the foregoing, (f) any business (including any related internet business) that is a reasonable extension, development or expansion of any of the foregoing or incidental thereto and/or (g) the ownership by a Person of Capital Stock in its Subsidiaries; provided, however, that with respect to the Borrower and its Subsidiaries other than, with respect to the ownership and operation of the Aircraft only, World Travel and Las Vegas Jet, the foregoing shall only be Permitted Businesses to the extent related to the Project or furtherance of the Project’s development, construction, ownership or operation; and provided, further, that, notwithstanding the foregoing, the Borrower shall be permitted to (i) continue to perform its obligations and receive benefits under the Macau Loan and (ii) pay Allocable Overhead as otherwise permitted under this Agreement.

“Permitted C-Corp. Conversion”:  a transaction resulting in the Borrower, any other Loan Party or the Completion Guarantor becoming a subchapter “C” corporation under the Code, so long as, in connection with such transaction (a) the subchapter “C” corporation resulting from such transaction is a corporation organized and existing under the laws of any state of the United States or the District of Columbia and the Beneficial Owners of the Capital Stock of the subchapter “C” corporation shall be the same, and shall be in the same percentages, as the Beneficial Owners of the Capital Stock of the applicable entity immediately prior to such transaction, (b) the subchapter “C” corporation resulting from such transaction assumes in writing all of the obligations, if any, of the applicable entity under the Loan Documents and all other material documents and instruments to which such Person is a party, (c) to the extent the Liens securing the Obligations on the Property of the applicable entity immediately prior to such transaction do not survive with respect to the subchapter “C” corporation resulting from such transaction, such subchapter “C” corporation complies with the requirements of Section 6.10 as if it and/or its Property, as the case may be, was newly acquired on the date of the applicable Permitted C-Corp. Conversion, (d) the Required Lenders are given not less than 45 days’ advance written notice of such transaction and evidence reasonably satisfactory to the Required Lenders (including, without limitation, title insurance and a reasonably satisfactory opinion of counsel) regarding the maintenance of the perfection and priority of Liens granted, or intended to be granted, in favor of the Secured Parties in the Collateral following such transaction, (e) such transaction would not cause or result in a Default or an Event of Default; (f) such transaction does not result in the loss or suspension or material impairment of any material Permit unless a comparable Permit is effective prior to or simultaneously with such loss, suspension or material impairment, (g) such transaction does not require any Lender to obtain any license, permit, franchise or other authorization from any Nevada Gaming Authority necessary on the date of the Permitted C-Corp. Conversion or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of the Borrower or any other Loan Party or be qualified or found suitable under the laws of any applicable gaming jurisdiction and (h) the Borrower shall have delivered to the Administrative Agent an opinion of counsel of national repute in the United States reasonably acceptable to the Administrative Agent confirming that neither the Borrower nor any other Loan Party nor any of the Lenders will recognize income, gain or loss for United States federal or state income tax purposes as a result of such Permitted C-Corp. Conversion.

“Permitted Debt Repurchase Amount”:  at any time, the aggregate Net Cash Proceeds from the issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or equity contributions to the Borrower received by the Borrower during the preceding 6-month period and not expended for, committed, allocated or applied to, or set aside for any purpose other than the Permitted Loan Repurchase or Permitted Notes Repurchase in respect of which the Permitted Debt Repurchase Amount is being measured; provided that nothing in this definition of “Permitted Debt Repurchase Amount” shall prohibit the Net Cash Proceeds or equity contributions constituting the Permitted Debt Repurchase Amount from being included in “Consolidated EBITDA” subject to and in accordance with the terms thereof.

“Permitted Encumbrances”:  as defined in the Disbursement Agreement.

“Permitted Liens”:  the collective reference to (a) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 (but only of the priority and to the extent of coverage expressly set forth in Section 7.3 and the Security Agreement and subject to the provisions of the Intercreditor Agreement) and (b) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law and Liens permitted by Section 7.3(k).

“Permitted Loan Repurchase”:  any purchase of Loans by the Borrower made in accordance with Section 10.6(g); provided that (i) the aggregate amount paid by the Borrower for such purchases (excluding payments of accrued interest) at any time shall not exceed the Permitted Debt Repurchase Amount at such time and (ii) each such purchase is consummated pursuant to a written offer made to all Term B Lenders (if the Borrower proposes to purchase Term B Loans), all New Term Loan Lenders of a Series (if the Borrower proposes to purchase New Term Loans of such Series), all Revolving  Credit 1 Lenders (if the Borrower proposes to purchase Revolving Credit 1 Loans) or all Revolving Credit 2 Lenders (if the Borrower proposes to purchase Revolving Credit 2 Loans), and delivered to the Administrative Agent concurrently with the delivery of such offer to the applicable Lenders.

“Permitted Notes Repurchase”:  any purchase of 2014 Notes by the Borrower; provided that the aggregate amount paid by the Borrower for such purchases (excluding payments of accrued interest) at any time shall not exceed the Permitted Debt Repurchase Amount at such time.

“Permitted Refinancing Indebtedness”:  any Indebtedness of any Loan Party issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any First Lien Secured Obligations, any Second Lien Secured Obligations or any obligations under Senior Unsecured Debt; provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a

Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (c) the restrictions on the Loan Parties contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and, in any event, the differences between the restrictions on the Loan Parties in the agreements governing such Permitted Refinancing Indebtedness from those contained in the agreements governing the Indebtedness being extended, refinancing, renewed, replaced, defeased or refunded, taken as a whole, could not reasonably be expected to be materially adverse to the Loan Parties (taken as a whole) or the Lenders and (d) to the extent related to any First Lien Secured Obligations or any Second Lien Secured Obligations (including any Permitted Refinancing Indebtedness related thereto) the relevant holders of such Permitted Refinancing Indebtedness become party to the Intercreditor Agreement.  In the event Permitted Refinancing Indebtedness is used to extend, refinance, renew, replace, amend and restate, restate, defease or refund the 2014 Notes all relevant definitions and provisions of the Loan Documents related to the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded shall be amended, as necessary, to reflect such Permitted Refinancing Indebtedness and related documentation and/or arrangements by action of the Administrative Agent without the consent of the Lenders.

“Permitted Securities”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 18 months from the date of acquisition, (b) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clause (a) of this definition or (c) shares of, or an investment in, the JPMorgan Federal Money Market Fund.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Phase I Final Completion Date”:  the Final Completion Date with respect to the Phase I Project.

“Phase I Opening Date”:  April 28, 2005.

“Phase I Project”:  as defined in the Disbursement Agreement.

“Phase I Project Budget”:  as defined in the Disbursement Agreement.

“Phase II Completion Date”:  as defined in the Disbursement Agreement.

“Phase II Final Completion Date”:  (a) if the Amended and Restated Disbursement Agreement Effective Date has not occurred, the Final Completion Date with respect to the Phase II Project or (b) if the Amended and Restated Disbursement Agreement Effective Date has occurred, as defined in the Disbursement Agreement.

“Phase II Opening Date”:  as defined in the Disbursement Agreement.

“Phase II Project”:  as defined in the Disbursement Agreement.

“Phase II Project Budget”:  as defined in the Disbursement Agreement.

“Plan”:  at a particular time, any employee benefit plan that is subject to the requirements of Section 412 of the Code or that is a Single Employer Plan and which the Borrower or any other Loan Party or any Commonly Controlled Entity maintains, administers, contributes to or is required to contribute to or under which the Borrower or any other Loan Party or any Commonly Controlled Entity could incur any liability.

“Plans and Specifications”:  as defined in the Disbursement Agreement.

“Pledged Stock”:  as defined in the Security Agreement.

“Points of Diversion”:  with respect to any water permit held by any Loan Party or otherwise utilized or expected to be utilized with respect to the Project, the locations designated under such water permit where a well can be located for the draw of water under such water permit.

“Presumed Tax Liability”:  for any Person that is not a Pass Through Entity for any period, an amount equal to the product of (a) the Taxable Income allocated or attributable to such Person (directly or through one or more tiers of Pass Through Entities) (net of taxable losses allocated to such Person with respect to any Loan Party that (i) are, or were previously, deductible by such Person and (ii) have not previously reduced Taxable Income) and (b) the Presumed Tax Rate.

“Presumed Tax Rate”:  with respect to any Person for any period, the highest effective combined Federal, state and local income tax rate applicable during such period to a corporation organized under the laws of the State of Nevada, taxable at the highest marginal Federal income tax rate and the highest marginal Nevada and Las Vegas income tax rates (after giving effect to the Federal income tax deduction for such state and local income taxes, taking into account the effects of the alternative minimum tax, such effects being calculated on the assumption that such Person’s only taxable income is the income allocated or attributable to such Person for such period (directly or through one or more tiers of Pass Through Entities) with respect to its equity interest in any of the Loan Parties that is a Pass Through Entity).  In determining the Presumed Tax Rate, the character of the items of income and gain comprising Taxable Income (e.g. ordinary income or long term capital gain) shall be taken into account.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Prime Rate”:  shall mean the rate which Deutsche Bank Trust Company Americas announces, from time to time, as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by Deutsche Bank Trust Company Americas to any customer of Deutsche Bank Trust Company Americas.  The Borrower acknowledges that Deutsche Bank Trust Company

Americas may, from time to time, make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings”:  as defined in Section 6.2(n).

“Project”:  collectively, the Phase I Project, the Phase II Project and all other Property of the Loan Parties; provided that for purposes of Section 2.24 only, the term “Project” shall mean (i) until the Phase II Completion Date, the Phase I Project, and (ii) for the period from and after the Phase II Completion Date, collectively the Phase I Project, the Phase II Project and all other Property of the Loan Parties.

“Project Costs”:  as defined in the Disbursement Agreement.

“Project Documents”:  collectively, each document or agreement entered into on, prior to or after the Closing Date (including Material Contracts and Additional Material Contracts) relating to the design, engineering, development, construction, installation, maintenance or operation of the Project (including any Guarantee Obligations in furtherance thereof) but, in any case, excluding Financing Agreements.

“Project Liquidity Reserve Account”:  as defined in the Disbursement Agreement.

“Project Services Agreement”:  the Amended and Restated Project Administration Services Agreement, dated as of the Closing Date, between the Borrower and Wynn Design.

“Projections”:  as defined in Section 6.2(c).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Quarterly Date”:  (a) with respect to the first Quarterly Date, December 31, 2005 and (b) with respect to each subsequent Quarterly Date, the last day of the next succeeding fiscal quarter of the Borrower.

“Reaffirmation Agreement”:  that certain Reaffirmation Agreement substantially in the form of Exhibit B hereto, dated as of the Amended and Restated Effective Date, executed by Wynn Resorts Holdings and each Loan Party in favor of the Administrative Agent and the Collateral Agent.

“Real Estate”:  All real property held by the Loan Parties, which the relevant Loan Party owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, including, without limitation, the real property more particularly identified in Schedule 4.25(a) and includes, without limitation, the Site and the Site Easements.

“Refinancing Transaction”:  collectively and in each case as occurred on or about the Closing Date, (a) the consummation of a tender offer for the 2010 Notes, (b) the discharge of the 2010 Notes Indenture pursuant to Article 12 of the 2010 Notes Indenture, (c) the payment in full and termination of that certain Credit Agreement, dated as of October 30, 2002, among the Borrower, Deutsche Bank Trust Company Americas, as administrative agent, and the other banks and financial institutions party thereto from time to time, (d) the payment in full and termination of that certain Credit Agreement, dated as of May 3, 2004, among Bora Bora, LLC, Deutsche Bank Trust Company Americas, as administrative agent, and the other banks and financial institutions party thereto from time to time and (e) the payment in full and termination of that certain Loan Agreement, dated as of October 30, 2002, among the Borrower, Wells Fargo Bank Nevada, National Association, as collateral agent, and the other banks and financial institutions party thereto from time to time.

“Refunded Swing Line Loans”:  as defined in Section 2.7(b).

“Refunding Date”:  as defined in Section 2.7(c).

“Register”:  as defined in Section 10.6(d).

“Regulation D”:  Regulation D of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation H”:  Regulation H of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation T”:  Regulation T of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation U”:  Regulation U of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation X”:  Regulation X of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvested Amounts”:  as defined in Section 2.12(c).

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any other Loan Party in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer of the Borrower and, if applicable, a Responsible Officer of any other Loan Party who made or is making the corresponding Asset Sale and delivered to the Administrative Agent within 30 days after such Asset Sale, stating that no Default or Event of Default has occurred and is continuing and that the Borrower (and, if applicable, such other Loan Party) intends and expects to use all or a specified portion of the Net Cash Proceeds of such Asset Sale to acquire assets useful in its Permitted Businesses.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s or the other applicable Loan Party’s, as the case may be, Permitted Businesses.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event and (b) the date on which the Borrower or the applicable Loan Party shall have determined not to acquire assets useful in its respective Permitted Business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Party”:  either (a) any 80% (or more) owned Subsidiary, heir, estate, lineal descendent or immediate family member of Mr. Wynn; or (b) any trust, corporation, partnership or other entity, the beneficiaries, equity holders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Mr. Wynn and/or such other Persons referred to in the immediately preceding clause (a).

“Release”:  any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substances), including the movement of any Hazardous Substances through the air, soil, surface water or groundwater.

“Released Assets”:  as defined in the Security Agreement.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repair Plan”:  as defined in Section 2.24(a)(iv).

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations.

“Required Facility Lenders”:  with respect to any Facility (a) at any time on or after the termination of the Term B Loan Commitments, the New Term Loan Commitments with respect to a Series of New Term Loans or the Revolving Credit Commitments, as the case may be, Non-Defaulting Lenders holding more than 50% of the Total Term B Loan Extensions of Credit of Non-Defaulting Lenders, the Total New

Term Loan Extensions of Credit with respect to such Series of New Term Loans of Non-Defaulting Lenders or the Total Revolving Extensions of Credit of Non-Defaulting Lenders, as the case may be, or (b) at any time prior to any termination of the Term B Loan Commitments, the New Term Loan Commitments with respect to a Series of New Term Loans or the Revolving Credit Commitments, as the case may be, Non-Defaulting Lenders holding more than 50% of the Total Term B Loan Commitments (less the aggregate Term B Loan Commitments of Defaulting Lenders), Total New Term Loan Commitments with respect to such Series of New Term Loans (less the aggregate of such New Term Loan Commitments of Defaulting Lenders) or Total Revolving Credit Commitments (less the aggregate Revolving Credit Commitments of Defaulting Lenders), as the case may be.

“Required Lenders”:  at any time, Non-Defaulting Lenders holding more than 50% of the sum of (a) the Total Term B Loan Commitments (less the aggregate Term B Loan Commitments of Defaulting Lenders) then in effect or, if the Term B Loan Commitments have been terminated, the Total Term B Loan Extensions of Credit of Non-Defaulting Lenders then outstanding, (b) the Total New Term Loan Commitments (less the aggregate New Term Loan Commitments of Defaulting Lenders) then in effect or, if the New Term Loan Commitments have been terminated, the Total New Term Loan Extensions of Credit of Non-Defaulting Lenders then outstanding, and (c) the Total Revolving Credit Commitments (less the aggregate Revolving Credit Commitments of Defaulting Lenders) then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit of Non-Defaulting Lenders then outstanding.

“Requirement of Law”:  as to any Person, the Governing Documents of such Person, and any law, treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including, without limitation, Permits, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president, chief financial officer or treasurer of such Person, but in any event, with respect to matters set forth in Section 6.1 or 7.27 or the delivery of Compliance Certificates or Reinvestment Notices, the chief financial officer of such Person.  All references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower or Wynn Resorts.

“Restricted Payments”:  as defined in Section 7.6.

“Retail Facility”:  an up to approximately 60,000 square foot retail facility adjoining the Project on the Site (other than any retail facility contemplated in the Plans and Specifications on the Amended and Restated Effective Date).

“Revolving 1 Commitment Fee”:  as defined in Section 2.9(a).

“Revolving 1 Commitment Fee Rate”:  (a) until the first Adjustment Date occurring after the Initial Phase II Calculation Date, 0.375% per annum, and (b) on and after the first Adjustment Date occurring after the Initial Phase II Calculation Date, such rate as shall be determined from time to time pursuant to the Pricing Grid.

“Revolving 1 Extensions of Credit”:  as to any Revolving Credit 1 Lender at any time, an amount equal to the aggregate principal amount of all Revolving Credit 1 Loans made by such Lender then outstanding.

“Revolving 2 Commitment Fee”:  as defined in Section 2.9(b).

“Revolving 2 Commitment Fee Rate”:  1.000% per annum.

“Revolving 2 Extensions of Credit”:  as to any Revolving Credit 2 Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit 2 Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit 2 Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit 2 Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“Revolving Credit 1 Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Credit 1 Loans, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit 1 Commitment” opposite such Lender’s name on Annex C hereto or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit 1 Commitment Period”:  the period from and including the Closing Date to the Revolving Credit 1 Termination Date.

“Revolving Credit 1 Lender”:  each Lender that has a Revolving Credit 1 Commitment or that is the holder of Revolving Credit 1 Loans.

“Revolving Credit 1 Loans”:  as defined in Section 2.3(a).

“Revolving Credit 1 Notes”:  as defined Section 2.8(e).

“Revolving Credit 1 Percentage”:  as to any Revolving Credit 1 Lender at any time, the percentage which such Lender’s Revolving Credit 1 Commitment then constitutes of the Total Revolving Credit 1 Commitments (or, at any time after the Revolving Credit 1 Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving 1 Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Revolving 1 Extensions of Credit then outstanding).

“Revolving Credit 1 Termination Date”:  the earlier of (a) the Scheduled Revolving Credit 1 Termination Date and (b) the date on which the Loans become due and payable pursuant to Section 8.

“Revolving Credit 2 Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Credit 2 Loans and/or participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit 2 Commitment” opposite such Lender’s name on Annex C hereto or, as the case may be, in the Assignment and Acceptance or Joinder Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit 2 Commitment Period”:  the period from and including the Closing Date to the Revolving Credit 2 Termination Date.

“Revolving Credit 2 Lender”:  each Lender that has a Revolving Credit 2 Commitment or that is the holder of Revolving Credit 2 Loans.

“Revolving Credit 2 Loans”:  as defined in Section 2.3(a).  Upon the Borrower’s election to increase the Revolving Credit 2 Commitments in accordance with Section 2.26, “Revolving Credit 2 Loans” shall include the revolving credit loans made under the New Revolving Credit Commitments.

  “Revolving Credit 2 Notes”:  as defined in Section 2.8(e).

“Revolving Credit 2 Percentage”:  as to any Revolving Credit 2 Lender at any time, the percentage which such Lender’s Revolving Credit 2 Commitment then constitutes of the Total Revolving Credit 2 Commitments (or, at any time after the Revolving Credit 2 Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving 2 Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Revolving 2 Extensions of Credit then outstanding).

“Revolving Credit 2 Termination Date”:  the earlier of (a) the Scheduled Revolving Credit 2 Termination Date and (b) the date on which the Loans become due and payable pursuant to Section 8.

“Revolving Credit Commitments”:  the Revolving Credit 1 Commitments and the Revolving Credit 2 Commitments.

“Revolving Credit Facility”:  the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Lender”:  each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”:  Revolving Credit 1 Loans and Revolving Credit 2 Loans.

“Revolving Credit Percentage”:  as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit

Commitments shall have expired or terminated, the percentage which the aggregate principal and/or face amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal and/or face amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Extensions of Credit”:  as to any Revolving Credit Lender at any time, the sum of such Lender’s Revolving 1 Extensions of Credit and Revolving 2 Extensions of Credit.

“S&P”:  Standard & Poor’s Ratings Group, a New York corporation, or any successor thereof.

“Scheduled New Term Loan Termination Date”:  the date that the New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Scheduled Revolving Credit 1 Termination Date”:  the fifth anniversary of the Amended and Restated Effective Date.

“Scheduled Revolving Credit 2 Termination Date”:  July 15, 2013.

“Scheduled Term B Loan Termination Date”:  the seventh anniversary of the Amended and Restated Effective Date.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Lien Secured Obligations”:  as defined in the Intercreditor Agreement.

“Second Lien Security Document”:  as defined in the Intercreditor Agreement.

“Secured Parties”:  collectively, the Arrangers, the Agents, the Managers, the Managing Agents, the Lenders and, with respect to any Specified Hedge Agreement, any affiliate of any Lender party thereto (or any Person that was a Lender or an affiliate thereof when such Specified Hedge Agreement was entered into) that has agreed to be bound by the provisions of Section 6.2 of the Security Agreement as if it were a party thereto, and by the provisions of Section 9 hereof as if it were a Lender party hereto.

“Securities Intermediary”:  as defined in the Disbursement Agreement.

“Security Agreement”:  the Pledge and Security Agreement dated as of the Closing Date, among each Loan Party, Wynn Resorts Holdings and the Collateral Agent.

“Security Documents”:  the collective reference to the Guarantee, the Security Agreement, the Reaffirmation Agreement, the Intellectual Property Security Agreements, the Control Agreements, the Mortgages, the Consents, the Collateral Agency Agreement and all other pledge and security documents hereafter delivered to the Collateral Agent or the Administrative Agent granting a Lien on any Property (or associated with such a grant) of any Person to secure the obligations and liabilities of any Loan Party, Wynn Resorts Holdings or the Completion Guarantor under any Loan Document.

“Senior Permitted Liens”:  Permitted Liens that are expressly permitted by the terms of the Loan Documents to be superior in priority to the Liens of the Security Documents.

“Senior Unsecured Debt”:  as defined in Section 7.2(n).

“Series”:  as defined in Section 2.26(a).

“Show Performers”:  Wynn Show Performers, LLC, a Nevada limited liability company.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Site”:  all or any portion of the Real Estate.  The Site includes, without limitation, the Wynn Home Site Land (until such time (if ever) as such Property has been Disposed of in accordance with Section 7.5(j)), the Golf Course Land (until such time (if ever) as such Property has been Disposed of in accordance with Section 7.5(k) or released pursuant to Section 10.22 or distributed pursuant to Section 7.6), the Home Site Land (until such time (if ever) as such Property has been Disposed of in accordance with Section 7.5(l)) and any other Property which is subject to a Lien under any Mortgage (in each such case, until such Property is Disposed of and released from the Lien of the Security Documents in accordance with this Agreement.)

“Site Easements”:  the easements appurtenant, easements in gross, license agreements and other rights running for the benefit of the Borrower or any other Loan Party and/or appurtenant to the Site, including, without limitation, those certain easements and licenses described in the Title Policies.

“Solvent”:  when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) the Borrower and (ii) any Lender or any affiliate thereof, or any Person that was a Lender or an affiliate thereof when such Hedge Agreement was entered into, as counterparty and (b) which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by the Borrower, as a Specified Hedge Agreement; provided, that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee.

“Stockholders Agreement”:  that certain Stockholders Agreement, dated as of April 11, 2002, by and among Mr. Wynn, Baron Asset Fund and Aruze USA, as in effect on the Closing Date.

“Stop Funding Notice”:  as defined in the Disbursement Agreement.

“Subordinated Debt”:  Indebtedness of any Loan Party that (a) does not have any scheduled principal payment, mandatory principal prepayment, sinking fund payment or similar payment due prior to the Scheduled Term B Loan Termination Date, (b) is not secured by any Lien on any Property, (c) is subordinated on terms and conditions reasonably satisfactory to the Majority Initial Lending Institutions and (d) is subject to such covenants and events of default as may be reasonably acceptable to the Majority Initial Lending Institutions.

“Subordinated Intercompany Note”:  the Intercompany Subordinated Demand Promissory Note dated as of the Closing Date among the Borrower, each of the other Loan Parties and the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors, managers or trustees of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Substitute Lender”:  as defined in Section 10.13(a).

“Swing Line Commitment”:  the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swing Line Credit Commitment Period”:  the period from and including the Phase I Opening Date to the Revolving Credit 2 Termination Date.

“Swing Line Lender”:  Deutsche Bank Trust Company Americas, in its capacity as the lender of Swing Line Loans.

“Swing Line Loans”:  as defined in Section 2.6.

“Swing Line Notes”:  as defined in Section 2.8(e).

“Swing Line Participation Amount”:  as defined in Section 2.7(c).

“Syndication Agent”:  Bank of America, N.A., in its capacity as syndication agent.

“Synthetic Lease Obligations”:  all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).  The amount of Synthetic Lease Obligations in respect of any synthetic lease at any date of determination thereof shall be equal to the aggregate purchase price of any property subject to such lease less the aggregate amount of payments of rent theretofore made which reduce the lessee’s obligations under such synthetic lease and which are not the financial equivalent of interest.

“Taking”:  a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting a Mortgaged Property or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Amount”:  with respect to any period, (a) in the case of any direct or indirect member of a Loan Party that is a Pass Through Entity, the Presumed Tax Liability of such direct or indirect member and (b) with respect to any of the Loan Parties that are Consolidated Members, the aggregate federal income tax liability such Loan Parties would owe for such period if each was a corporation filing federal income tax returns on a stand alone basis at all times during its existence and, if any of the Consolidated Members files a consolidated or combined state income tax return such that it is not paying its own state income taxes, then Tax Amount shall also include the aggregate state income tax liability such Consolidated Members would have paid for such period if each was a corporation filing state income tax returns on a stand alone basis at all times during its existence.

“Taxable Income”:  with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes as a result of such Person’s equity ownership of one or more Loan Parties that are Pass Through Entities for such period; provided, however, that all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss.

“Term B Loan Commitment”:  as to any Term B Loan Lender, the obligation of such Lender, if any, to make a Term B Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term B Loan Commitment” opposite such Lender’s name on Annex B hereto or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Term B Loan Extensions of Credit”:  as to any Term B Loan Lender at any time, the aggregate principal amount of all Term B Loans made by such Lender then outstanding.

“Term B Loan Facility”: the Term B Loan Commitments and the Term B Loans made thereunder.

“Term B Loan Lender”:  each Lender that has a Term B Loan Commitment or is the holder of a Term B Loan.

“Term B Loan Termination Date”:  the earlier of (a) the Scheduled Term B Loan Termination Date and (b) the date on which the Loans become due and payable pursuant to Section 8.

“Term B Loans”:  as defined in Section 2.1.

“Term B Notes”:  as defined in Section 2.8(e).

“Term Loan Commitment”:  the Term B Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” shall mean such commitments of all Lenders.

“Term Loan Lenders”:  a Term B Loan Lender or a New Term Loan Lender.

“Term Loans”:  a Term B Loan or a New Term Loan.

“Title Insurance Company”:  collectively, Commonwealth Land Title Company and such other title insurance companies that have issued Title Policies to the Collateral Agent on behalf of the Lenders in connection with or related to any Mortgage.

“Title Policies”:  collectively, the policies of title insurance issued by the Title Insurance Company with respect to the Mortgages.

“Total Extensions of Credit”:  at any time, the sum of (a) the Total Revolving Extensions of Credit and (b) the Total Term Loan Extensions of Credit.

“Total Initial Lending Institution Revolving Credit Commitments”:  at any time, the aggregate amount of the Revolving Credit Commitments then in effect and held by the Initial Lending Institutions or their Affiliates.

“Total Initial Lending Institution Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time and held by the Initial Lending Institutions or their Affiliates.

“Total Initial Lending Institution Term B Loan Commitments”:  at any time, the aggregate amount of the Term B Loan Commitments then in effect and held by the Initial Lending Institutions or their Affiliates.

“Total Initial Lending Institution Term B Loan Extensions of Credit”:  at any time, the aggregate amount of the Term B Loan Extensions of Credit of the Term B Loan Lenders outstanding at such time and held by the Initial Lending Institutions or their Affiliates.

“Total New Term Loan Commitments”:  at any time, the aggregate amount of the New Term Loan Commitments then in effect.

“Total New Term Loan Extensions of Credit”:  at any time, the aggregate amount of the New Term Loan Extensions of Credit of the New Term Loan Lenders outstanding at such time.

 “Total Revolving 1 Extensions of Credit”:  at any time, the aggregate amount of the Revolving 1 Extensions of Credit of the Revolving Credit 1 Lenders outstanding at such time.

“Total Revolving 2 Extensions of Credit”:  at any time, the aggregate amount of the Revolving 2 Extensions of Credit of the Revolving Credit 2 Lenders outstanding at such time.

“Total Revolving Credit 1 Commitments”:  at any time, the aggregate amount of the Revolving Credit 1 Commitments then in effect; provided, that the amount of the Total Revolving Credit 1 Commitments on the Fourth Amendment Effective Date, after giving effect to the Fourth Amendment, shall be $87,000,000.

“Total Revolving Credit 2 Commitments”:  at any time, the aggregate amount of the Revolving Credit 2 Commitments then in effect; provided, that the amount of the Total Revolving Credit 2 Commitments on the Fourth Amendment Effective Date, after giving effect to the Fourth Amendment, shall be $609,750,000.

“Total Revolving Credit Commitments”:  at any time, the sum of the Total Revolving Credit 1 Commitments and the Total Revolving Credit 2 Commitments.

“Total Revolving Extensions of Credit”:  at any time, the sum of the Total Revolving 1 Extensions of Credit and Total Revolving 2 Extensions of Credit at such time.

“Total Term B Loan Commitments”:  at any time, the aggregate amount of the Term B Loan Commitments then in effect; provided, that the amount of the Total Term B Loan Commitments on the Amended and Restated Effective Date shall be $225,000,000.

“Total Term B Loan Extensions of Credit”:  at any time, the aggregate amount of the Term B Loan Extensions of Credit of the Term B Loan Lenders outstanding at such time.

“Total Term Loan Extensions of Credit”:  at any time, the aggregate amount of the Term B Loan Extensions of Credit and the New Term Loan Extensions of Credit of outstanding at such time.

“Transferee”:  as defined in Section 10.15.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC”:  the Uniform Commercial Code (or any similar or equivalent legislation), as in effect from time to time in any applicable jurisdiction.

“Voting Stock”:  with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)           the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one—twelfth) that will elapse between such date and the making of such payment; by

(b)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Period”:  as defined in Section 10.13(b).

“World Travel”:  World Travel, LLC, a Nevada limited liability company.

“Wynn Asia”:  Wynn Group Asia, Inc., a Nevada corporation.

“Wynn Design”:  Wynn Design & Development, LLC, a Nevada limited liability company.

“Wynn Golf”:  Wynn Golf, LLC, a Nevada limited liability company.

“Wynn Golf Indemnity Agreement”:  the Indemnity Agreement, dated as of the Closing Date, by Wynn Golf in favor of the Administrative Agent.

“Wynn Golf Mortgage”:  the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, made by Wynn Golf to Nevada Title Company, a Nevada corporation, as trustee, for the benefit of the Collateral Agent, as amended by the certain First Amendment to Multiple Deeds of Trust, Leasehold Deed of Trust, Assignments of Rents and Leases, Security Agreement and Fixture Filings, dated as of the Amendment and Restated Effective Date.

“Wynn Home Site Land”:  an approximately two-acre tract of land located on the Golf Course Land where Mr. Wynn’s personal residence may be built, after Disposition of the Wynn Home Site Land in accordance with Section 7.5(j).

“Wynn IP Agreement”:  the Intellectual Property License Agreement, dated as of the Closing  Date, among Wynn Resorts Holdings, Wynn Resorts and the Borrower.

“Wynn Macau”:  Wynn Resorts (Macau), S.A., a company organized under the laws of Macau.

“Wynn Resorts”:  Wynn Resorts, Limited, a Nevada corporation.

“Wynn Resorts Holdings”:  Wynn Resorts Holdings, LLC, a Nevada limited liability company.

“Wynn Sunrise”:  Wynn Sunrise, LLC, a Nevada limited liability company.

“Wynn Sunrise Indemnity Agreement”:  the Indemnity Agreement, dated as of the Closing Date, by Wynn Sunrise in favor of the Administrative Agent.

“Wynn Sunrise Mortgage”:  the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, made by Wynn Sunrise to Nevada Title Company, a Nevada corporation, as trustee, for the benefit of the Collateral Agent, as amended by the certain First Amendment to Multiple Deeds of Trust, Leasehold Deed of Trust, Assignments of Rents and Leases, Security Agreement and Fixture Filings, dated as of the Amendment and Restated Effective Date.

“2010 Notes”:  the 12% Mortgage Notes due 2010 issued by the Borrower and Capital Corp. pursuant to the 2010 Notes Indenture.

“2010 Notes Indenture”:  that certain Indenture, dated as of October 30, 2002, among the Borrower, Capital Corp., certain guarantors named therein and the 2010 Notes Indenture Trustee, as supplemented by that certain First Supplemental Indenture, dated as of the Closing Date.

“2010 Notes Indenture Trustee”:  Wells Fargo Bank, National Association in its capacity as the trustee under the 2010 Notes Indenture and its successors in such capacity.

“2010 Notes Satisfaction Proceeds”:  all cash and securities (and any account or trust arrangement in which such cash and securities are held) delivered to the 2010 Notes Indenture Trustee in accordance with Section 12.01 of the 2010 Notes Indenture on the Closing Date.

“2014 Noteholders”:  the holders of the 2014 Notes from time to time.

“2014 Notes”:  the 6 5/8% Mortgage Notes due 2014 issued by the Borrower and Capital Corp. pursuant to the 2014 Notes Indenture (including any Additional 2014 Notes) and any exchange notes related thereto as contemplated by the 2014 Notes Indenture.

“2014 Notes Debt Service”:  for any period, (a) all fees payable during such period to the 2014 Notes Indenture Trustee and the 2014 Noteholders under the 2014 Notes Indenture and related agreements, documents and instruments and (b) interest on the 2014 Notes payable during such period.

“2014 Notes Indenture”:  that certain Indenture, dated as of the Closing Date, between the Borrower, Capital Corp., certain guarantors named therein and the 2014 Notes Indenture Trustee, as supplemented by that certain First Supplemental Indenture, dated as of June 29, 2005, and by that certain Second Supplemental Indenture, dated as of July 29, 2005.

“2014 Notes Indenture Trustee”:  U.S. Bank National Association in its capacity as the trustee under the 2014 Notes Indenture and its successors in such capacity.

“2014 Notes Proceeds Account”:  as defined in the Disbursement Agreement.

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and the other Loan Parties not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations.

(f)           The words “including” and “includes” and words of similar import when used in this Agreement shall not be limiting and shall mean “including without limitation” or “includes without limitation”, as the case may be.

(g)           The words “will” and “shall” and words of similar import when used in this Agreement shall mean a command.

(h)           (i)  In the event that any defined terms used herein or in any other Loan Document having meanings given to such terms in the Disbursement Agreement are no longer defined in the Disbursement Agreement on and after the Amended and Restated Disbursement Agreement Effective Date, then such terms shall have the meanings given to such terms in the Disbursement Agreement as in effect immediately prior to the Amended and Restated Disbursement Agreement Effective Date.

   (ii)  Upon termination of the Disbursement Agreement, any defined terms used herein or in any other Loan Document having meanings given to such terms in the Disbursement Agreement shall continue to have the meanings given to such terms in the Disbursement Agreement immediately prior to such termination (whether by reference to the Disbursement Agreement as then in effect or, if clause (h)(i) above is applicable, as in effect immediately prior to the Amended and Restated Disbursement Agreement Effective Date), at which time such terms shall be incorporated herein by reference as if specifically set forth herein.

(i)           Unless expressly described to the contrary, references to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, supplemented or otherwise modified (or reaffirmed by any reaffirmation agreement or other agreement) from time to time and in effect at the time of determination.

1.3           Certain Financial Calculations.

(a)           For purposes of Section 7.1(a) only, prior to the Initial Phase II Calculation Date, Consolidated Total Debt, as used in the calculation of the Consolidated Leverage Ratio pursuant thereto, shall equal the Consolidated Total Debt as of the applicable Quarterly Date less the aggregate amount of all Project Costs for the Phase II Project expended on or prior to such Quarterly Date other than any such Project Costs paid with the proceeds of any capital contributions from Wynn Resorts or its Affiliates.  Any proceeds of the 2014 Notes applied on the Closing Date in order to consummate the Refinancing Transaction and any proceeds of the Senior Unsecured Debt and the Additional 2014 Notes applied on the date of issuance thereof to transaction costs related thereto shall not be deemed to be Project Costs with respect to the Phase II Project.

(b)           For purposes of calculating the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio for all purposes including ECF Percentage, financial covenant calculations pursuant to Sections 7.1(b) and 7.1(c), permitted Dispositions in accordance with Section 7.5(k), payment of Management Fees in accordance with Section 7.22 and the Pricing Grid, for any four full fiscal quarter period ending on each of the Initial Phase II Calculation Date and each of the first two Quarterly Dates thereafter, the Consolidated EBITDA of the Borrower, as used in such calculations of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, shall be calculated on an annualized basis, taking into consideration only Consolidated EBITDA attributable to periods beginning on the first day of the fiscal quarter beginning immediately after the Phase II Opening Date and not taking into consideration any Consolidated EBITDA attributable to periods prior to the fiscal quarter of the Borrower beginning immediately after the Phase II Opening Date.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1           Term B Loan Commitments.  As of the Amended and Restated Effective Date, each Term B Loan Lender has made term loans (“Term B Loans”) to the Borrower in an aggregate principal amount equal to the amount of the Term B Loan Commitment of such Lender.  The Term B Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.  Term B Loans borrowed and subsequently repaid or prepaid may not be reborrowed.  As of the Amended and Restated Effective Date, the Term B Loan Commitments shall be deemed terminated.

2.2           Scheduled Amortization of Term B Loans.  The Borrower shall make principal payments on the Term B Loans on amortization dates in the amounts set forth below opposite the applicable amortization date:

Amortization Date	Scheduled Repayment of Term B Loans
September 30, 2012	$112,500,000
Scheduled Term B Loan Termination Date	$112,500,000

provided, that the scheduled installments of principal of the Term B Loans set forth above shall be reduced in connection with any Permitted Loan Repurchase and any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11, 2.12 and 2.18; and provided, further that the Term B Loans and all other amounts owed hereunder with respect to the Term B

Loans shall be paid in full no later than the Term B Loan Termination Date, and the final installment payable by the Borrower in respect of the Term B Loans on such date shall be in an amount sufficient to repay all amounts owing by the Borrower under this Agreement with respect to the Term B Loans.

2.3           Revolving Credit Commitments.

(a)           Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of the Borrower herein set forth and, while in effect, the representations and warranties set forth in the Disbursement Agreement, each Revolving Credit 1 Lender severally agrees to make revolving credit loans (“Revolving Credit 1 Loans”) to the Borrower from time to time during the Revolving Credit 1 Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Revolving Credit 1 Commitment.  During the Revolving Credit 1 Commitment Period the Borrower may use the Revolving Credit 1 Commitments by borrowing, prepaying the Revolving Credit 1 Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit 1 Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit 1 Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Revolving Credit 1 Termination Date.

(b)           Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of the Borrower herein set forth and, while in effect, the representations and warranties set forth in the Disbursement Agreement, each Revolving Credit 2 Lender severally agrees to make revolving credit loans (“Revolving Credit 2 Loans”) to the Borrower from time to time during the Revolving Credit 2 Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Credit 2 Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit 2 Commitment.  During the Revolving Credit 2 Commitment Period the Borrower may use the Revolving Credit 2 Commitments by borrowing, prepaying the Revolving Credit 2 Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit 2 Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit 2 Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Revolving Credit 2 Termination Date.

2.4           INTENTIONALLY OMITTED.

2.5           Procedure for Borrowing.

(a)           Prior to (i) with respect to the Phase I Project, the Phase I Final Completion Date, and (ii) with respect to the Phase II Project, the earlier of the Phase II Final Completion Date and the Amended and Restated Disbursement Agreement Effective Date, the Borrower shall have the right to borrow Loans, the proceeds of which shall be used to pay

Project Costs for the Phase I Project or the Phase II Project, as the case may be.  If the Borrower desires that Lenders make such Loans, the Borrower shall comply with Section 2.3 of the Disbursement Agreement.  Notwithstanding any provisions of the Disbursement Agreement to the contrary, each Notice of Advance Request must be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Business Days prior to the requested Borrowing Date (in the case of Eurodollar Loans or Base Rate Loans) and must specify (w) whether the requested borrowing is of New Term Loans, if any, or Revolving Credit Loans, (x) the amount and Type of Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Eurodollar Loans, the length of the initial Interest Period therefor.  Upon receipt of any Notice of Advance Request, the Administrative Agent shall promptly notify each New Term Loan Lender and/or Revolving Credit Lender, as appropriate, thereof.  Each such Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent at the Funding Office prior to 10:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in immediately available Dollars.  Such borrowing will then, upon satisfaction or waiver of the conditions precedent specified in Section 5.2, be deposited by the Administrative Agent, in immediately available Dollars, into the Company’s Concentration Account no later than 12:00 Noon, New York City time, on the applicable Borrowing Date.

(b)           The Borrower shall have the right to borrow Loans, the proceeds of which are to be used (i) if prior to the Amended and Restated Disbursement Agreement Effective Date, for purposes permitted hereby other than the payment of Project Costs and (ii) if on or after the Amended and Restated Disbursement Agreement Effective Date, for working capital needs and general corporate purposes (including the payment of Project Costs).  If the Borrower desires that Lenders make Loans described in this Section 2.5(b), the Borrower shall give the Administrative Agent irrevocable notice in a Notice of Borrowing (which Notice of Borrowing must be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least (A) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (B) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (w) whether the requested borrowing is of New Term Loans, if any, Revolving Credit 1 Loans or Revolving Credit 2 Loans, (x) the amount and Type of Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Eurodollar Loans, the length of the initial Interest Period therefor.  Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each New Term Loan Lender, Revolving Credit 1 Lender and/or Revolving Credit 2 Lender thereof.  Each such Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in immediately available Dollars.  Such borrowing will then, upon satisfaction or waiver of the conditions precedent specified in Section 5.3, be made available to the Borrower by the Administrative Agent depositing into (which may take the form of crediting) a Funding Account of the Borrower (as directed by the Borrower) with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available Dollars.

(c)           Notwithstanding the foregoing, to the extent any Loans are made hereunder in accordance with Section 5.4(a) on the Amended and Restated Effective Date (including for purposes of payment of fees and expenses in connection the amendment and restatement of the Original Credit Agreement), (i) such Loans shall be deemed requested pursuant to Section 2.5(b)(i), (ii) such Loans shall be deemed not be Advances and (iii) the proceeds of such Loans shall be deemed applied to non-Project Costs.

(d)           Each borrowing under the Revolving Credit 1 Commitments or Revolving Credit 2 Commitments shall be in a principal amount of (A) in the case of Base Rate Loans, $5,000,000 or whole multiples of $5,000,000 in excess thereof, and (B) in the case of Eurodollar Loans, $10,000,000 or whole multiples of $1,000,000 in excess thereof (or, in the case of the preceding clauses (A) and (B), if the then aggregate Available Revolving Credit 1 Commitments or Available Revolving Credit 2 Commitments, as applicable, are less than $5,000,000 or a whole multiple of $5,000,000 in excess thereof or $10,000,000 or a whole multiple of $1,000,000 in excess thereof, respectively, such lesser amount); provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings under the Revolving Credit 2 Commitments which are Base Rate Loans in other amounts pursuant to Section 2.7.  In the event the Borrower is unable to borrow an amount of Loans requested in any Notice of Advance Request pursuant to subsection (a) above due to the limitations of this subsection, such request for Loans shall be deemed to be in an amount equal to the next higher minimum amount of Loans (of the same Type as those originally requested) otherwise permitted to be drawn under this subsection.

(e)           In the event that the Administrative Agent receives a Stop Funding Notice from the Disbursement Agent prior to the Amended and Restated Disbursement Agreement Effective Date in accordance with and pursuant to the terms of the Disbursement Agreement, none of the Administrative Agent and the Lenders shall, or shall have any obligation to, advance the Loans associated with such Stop Funding Notice; provided, however, that the Borrower shall be obligated to make any payments due pursuant to Section 2.21 as a result thereof.  The Administrative Agent shall notify each relevant Lender promptly upon receipt of any Stop Funding Notice, but shall bear no liability to any Lender if, despite the receipt of such Stop Funding Notice, any Lender makes available any money to the Administrative Agent in respect of the requested Loans.  In such event, the Administrative Agent shall refund the amount received by it as promptly as possible and in any event by the following Business Day.

2.6           Swing Line Commitment.  Subject to the terms and conditions hereof, the Swing Line Lender agrees to make available to the Borrower a portion of the credit otherwise available to the Borrower under the Revolving Credit 2 Commitments from time to time during the Swing Line Credit Commitment Period by making swing line loans (“Swing Line Loans”) to the Borrower; provided, that (a) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and (b) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit 2 Commitments would be less than zero.  During the Swing Line Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swing Line Loans shall be Base Rate Loans only.  The Borrower may at any time and from time to time prepay all or any portion of the outstanding Swing Line Loans in accordance with Section 2.11.

2.7           Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.

(a)           Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans (the proceeds of which shall be used for purposes permitted hereby other than the payment of Project Costs), it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date.  Each borrowing under the Swing Line Commitment shall be in a principal amount equal to $500,000 or a $100,000 multiple in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender; provided, that the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when a Lender Default exists unless the Swing Line Lender has entered into arrangements satisfactory to it to eliminate the Swing Line Lender’s risk with respect to such Lenders’ participation in such Swing Line Loans.  The Administrative Agent shall make the proceeds of such Swing Line Loan available in immediately available Dollars to the Borrower on such Borrowing Date by depositing such proceeds in the Company’s Concentration Account on such Borrowing Date.

(b)           The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit 2 Lender to make, and each Revolving Credit 2 Lender hereby agrees to make, a Revolving Credit 2 Loan, in an amount equal to such Revolving Credit 2 Lender’s Revolving Credit 2 Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender.  The Swing Line Lender shall notify the Borrower of any such request as soon as is reasonably practicable.  Each Revolving Credit 2 Lender shall make the amount of such Revolving Credit 2 Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Credit 2 Loans shall be immediately made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.  The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit 2 Lenders are not sufficient to repay in full such Refunded Swing Line Loans, and the Administrative Agent shall provide the Borrower notice of any such action.

(c)           If prior to the time a Revolving Credit 2 Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit 2 Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit 2 Lender shall, on the date such Revolving Credit 2 Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit 2 Lender’s Revolving Credit 2 Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit 2 Loans.

(d)           Whenever, at any time after the Swing Line Lender has received from any Revolving Credit 2 Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Revolving Credit 2 Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit 2 Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit 2 Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit 2 Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e)           Each Revolving Credit 2 Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit 2 Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Person (including, without limitation, any other Revolving Credit 2 Lender); (v) any reduction or termination of the Commitments; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

2.8           Repayment of Loans; Evidence of Indebtedness.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Lender, the appropriate Revolving Credit Lender, the appropriate Term B Loan Lender or the appropriate New Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit 1 Loan of such Revolving Credit Lender on the Revolving Credit 1 Termination Date and the then unpaid principal amount of each Revolving Credit 2 Loan of such Revolving Credit Lender on the Revolving Credit 2 Termination Date, (ii) the then unpaid principal amount of each Swing Line Loan of the Swing Line Lender on the Revolving Credit 2 Termination Date, (iii) the principal amount of each Term B Loan of such Term B Loan Lender in installments according to the amortization schedule set forth in Section 2.2 and the then unpaid principal amount of each Term B Loan of such Term B Loan Lender on the Term B Loan Termination Date and (iv) in the event any Series of New Term Loans are made, subject to Section 2.26(e), the principal amount of each New Term Loan of such New Term Loan Lender in such Series on the date set forth in the applicable Joinder Agreement and the then unpaid principal amount of each New Term Loan of such Series on the New Term Loan Termination Date of such Series.  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded in the absence of manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by the Lenders in accordance with the terms of this Agreement.

(e)           The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term B Loans, Revolving Credit 1 Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3 hereto, respectively, with appropriate insertions as to date and principal amount (such notes, respectively, “Term B Notes”, “Revolving Credit 1 Notes” and “Swing Line Notes”) or (i) in the case of New Term Loans, a promissory note of the Borrower substantially in the form of the Term B Notes with such changes as may be necessary or appropriate to reflect the terms and provisions of such New Term Loans (such notes, “New Term Notes”), or (ii) in the case of Revolving Credit 2 Loans, a promissory note of the Borrower substantially in the form of the Revolving Credit 1 Notes with such changes as may be necessary or appropriate to reflect the terms and provisions of such Revolving Credit 2 Loans (such notes, “Revolving Credit 2 Notes”).

2.9           Commitment Fees, etc.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit 1 Lender a commitment fee (the “Revolving 1 Commitment

Fee”) for the period from and including the Fourth Amendment Effective Date to the last day of the Revolving Credit 1 Commitment Period, computed at the Revolving 1 Commitment Fee Rate on the average daily amount of the Available Revolving Credit 1 Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit 1 Termination Date, commencing on the first of such dates to occur on or after the Fourth Amendment Effective Date; provided, however, that any Revolving 1 Commitment Fee accrued with respect to any of the Revolving Credit 1 Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such Revolving 1 Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no such Revolving 1 Commitment Fee shall accrue on any of the Revolving Credit 1 Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit 2 Lender a commitment fee (the “Revolving 2 Commitment Fee”) for the period from and including the Fourth Amendment Effective Date to the last day of the Revolving Credit  2 Commitment Period, computed at the Revolving 2 Commitment Fee Rate on the average daily amount of the Available Revolving Credit 2 Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit 2 Termination Date, commencing on the first of such dates to occur on or after the Fourth Amendment Effective Date; provided, however, that any Revolving 2 Commitment Fee accrued with respect to any of the Revolving Credit 2 Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such Revolving 2 Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no such Revolving 2 Commitment Fee shall accrue on any of the Revolving Credit 2 Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)           The Borrower agrees to pay to the Arrangers, the Managers and the Agents the fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Arrangers, the Managers and the Agents including, without limitation, pursuant to the Facility Fee Letter.

(d)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent including, without limitation, pursuant to the Administrative Agent Fee Letter.

2.10           Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit 1 Commitments and/or the Revolving Credit  2 Commitments or, from time to time, to reduce the amount of the Revolving Credit 1 Commitments and/or the Revolving Credit 2 Commitments; provided, that no such termination or reduction of Revolving Credit Commitments shall be permitted if after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof (a) the Total Revolving 1 Extensions of Credit would exceed the Total Revolving Credit 1 Commitments, (b) the Total Revolving 2 Extensions of Credit would exceed the Total Revolving Credit 2 Commitments or (c) if prior to the Phase II Final Completion Date, the Project shall not be In Balance.  Any such reduction of the Revolving Credit 1 Commitments or Revolving Credit 2 Commitments, as applicable, shall be in an amount equal to $5,000,000, or a whole multiple thereof (or, if less, shall reduce the Revolving Credit 1 Commitments or the Revolving Credit 2 Commitments, as applicable, to zero), and shall reduce permanently the Revolving Credit 1 Commitments and/or the Revolving Credit 2 Commitments, as applicable, then in effect.  The Borrower shall not reduce the amount of the Term Loan Commitments.

2.11           Optional Prepayments

.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall (i) designate whether the Borrower is prepaying Revolving Credit 1 Loans, Revolving Credit 2 Loans, and/or Term Loans and (ii) specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit 1 Loans or Revolving Credit 2 Loans (unless all Revolving Credit 1 Loans or Revolving Credit 2 Loans, as applicable, are being repaid and the Revolving Credit 1 Commitments or Revolving Credit 2 Commitments, as applicable, terminated) that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Credit 1 Loans, Revolving Credit 2 Loans and Term Loans, in each case, shall be in an aggregate principal amount of $5,000,000 or a whole multiple thereof.  Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.12           Mandatory Prepayments and Commitment Reductions.

(a)           If any Indebtedness shall be incurred by the Borrower or any of the other Loan Parties (excluding any Indebtedness permitted by Section 7.2 (other than with respect to subsection (i) thereof)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within one Business Day of receipt by such Person of such Net Cash Proceeds toward the prepayment of the Obligations in accordance with Section 2.12(g).

(b)           (i)  With respect to the Net Cash Proceeds from any Asset Sale as to which the Borrower or any other Loan Party making such Asset Sale has not delivered a Reinvestment Notice within the period required therefor in the definition thereof, the Facility Proportionate Share of such Net Cash Proceeds (or portion thereof not subject to such a Reinvestment Notice) shall be applied, within two Business Days of the expiration of the aforesaid required period for delivery of a Reinvestment Notice with respect to such Asset Sale, toward the prepayment of the Obligations in accordance with Section 2.12(g); provided, that, notwithstanding the foregoing, (A) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing prepayment requirement pursuant to a Reinvestment Notice shall not exceed $25,000,000 in any Fiscal Year and (B) on each Reinvestment Prepayment Date, an amount equal to the Facility Proportionate Share of the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Obligations in accordance with Section 2.12(g).

(ii)  With respect to the Net Cash Proceeds from any Disposition of Property (other than any Asset Sale with respect to which a prepayment is required to be made pursuant to Section 2.12(b)(i)) that are required pursuant to the terms of any First Lien Secured Obligations to be applied to (or offered to be applied to) the repayment of any First Lien Secured Obligations (in the event any such repaid First Lien Secured Obligations constitute a revolving credit facility, accompanied by a permanent reduction of commitments under such revolving credit facility in the amount of such repayment), the Facility Proportionate Share of such Net Cash Proceeds shall be applied, within one Business Day of the date any of such Net Cash Proceeds are required to be so applied (or offered to be so applied) to any First Lien Secured Obligations, toward the prepayment of the Obligations in accordance with Section 2.12(g).

(iii)  In the event any Net Cash Proceeds from any Asset Sale are not applied toward the prepayment of the Obligations pursuant to Section 2.12(b)(i) as a result of not being deemed part of the “Facility Proportionate Share” of such Net Cash Proceeds and such amounts are not applied to the prepayment and permanent reduction of First Lien Secured Obligations for any reason whatsoever (including the failure of any holder of such First Lien Secured Obligations to accept an offer of prepayment) within 60 days of the application of the Facility Proportionate Share of such Net Cash Proceeds toward the prepayment of the Obligations pursuant to Section 2.12(b)(i), then such amounts shall, on the last day of such 60-day period, be applied toward the prepayment of the Obligations in accordance with Section 2.12(g).

(c)           No later than (i) two Business Days following the date on which Loss Proceeds are required to be applied to the prepayment of Obligations under Section 5.14 of the Disbursement Agreement, (ii) two Business Days following the date on which Insurance Proceeds and/or Eminent Domain Proceeds are required to be applied to the prepayment of the Obligations pursuant to Section 2.24 or (iii) unless the Borrower otherwise notifies the Administrative Agent in writing within such two Business Day period that such Liquidated Damages have been allocated for future application toward Project Costs, two Business Days following the date on which any Loan Party receives Liquidated Damages (provided, that to the extent such Liquidated Damages are paid pursuant to any obligation, default or breach, the results of which can be remedied through the expenditure of money, and the applicable Loan Party determines in its reasonable judgment to undertake such remedy, the Liquidated Damages subject to this subsection (iii) shall be net of reasonable amounts that such Loan Party anticipates to incur in connection with such remedy (such amounts, the “Reinvested Amounts”); and provided, further, that in the event such Loan Party has not expended any Reinvested Amounts in furtherance of such remedy by the date that is six months after a Loan Party initially received the relevant Liquidated Damages or, in the case of any Reinvested Amounts to be expended in furtherance of such remedy pursuant to a contract entered into during such six-month period, such amounts have not been expended by the date that is twelve months after a Loan Party initially received the relevant

Liquidated Damages, such non-expended amounts shall be applied on the second Business Day following such sixth-month or twelve-month, as the case may be, anniversary date toward the prepayment of the Obligations in accordance with Section 2.12(g)), the Borrower shall apply such funds toward the prepayment of the Obligations in accordance with Section 2.12(g).

(d)           If, for any Fiscal Year, commencing with the Fiscal Year in which the Phase II Opening Date occurs, there shall be Excess Cash Flow, the Borrower shall, and shall cause the applicable Loan Parties to, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Obligations in accordance with Section 2.12(g).  Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Loan Parties referred to in Section 6.1(a), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e)           (i)           On August 31, 2011, the Revolving Credit 2 Commitment of each Revolving Credit 2 Lender shall automatically, without further action by the Borrower, the Administrative Agent or the Lenders, be permanently reduced by ten percent (10%) of the amount of the Revolving Credit 2 Commitment of such Lender then in effect.  If, at the time of such reduction on August 31, 2011, the Total Revolving 2 Extensions of Credit would exceed the Total Revolving Credit 2 Commitments as so reduced, the Borrower shall make a prepayment of Revolving Credit 2 Loans and/or Swing Line Loans in an amount such that the Total Revolving 2 Extensions of Credit shall not exceed the Total Revolving Credit 2 Commitments as so reduced.

  (ii)           On August 31, 2012, the Revolving Credit 2 Commitment of each Revolving Credit 2 Lender shall automatically, without further action by the Borrower, the Administrative Agent or the Lenders, be permanently reduced by ten percent (10%) of the amount of the Revolving Credit 2 Commitment of such Lender then in effect.  If, at the time of such reduction on August 31, 2012, the Total Revolving 2 Extensions of Credit would exceed the Total Revolving Credit 2 Commitments as so reduced, the Borrower shall make a prepayment of Revolving Credit 2 Loans and/or Swing Line Loans in an amount such that the Total Revolving 2 Extensions of Credit shall not exceed the Total Revolving Credit 2 Commitments as so reduced.

(f)           If, at any time, with respect to any fiscal quarter, any cash equity contributions and/or the proceeds of any sale of Capital Stock of the Borrower in an aggregate amount in excess of $30,000,000 are included in “Consolidated EBITDA” (pursuant to the terms of such definition in Section 1.1) for such fiscal quarter, the Borrower shall, within one (1) Business Day after providing the relevant notice pursuant to the definition of “Consolidated EBITDA” that such contributions and/or proceeds are to be so included in Consolidated EBITDA, apply no less than fifty percent (50%) of such excess amount to the prepayment of Term Loans and/or Revolving Credit Loans (and in the case of any such prepayments of Revolving Credit Loans, the Borrower shall immediately reduce the applicable Revolving Credit Commitments by a corresponding amount).

(g)           Subject to Section 2.18, amounts to be applied to the prepayment of the Obligations pursuant to this Section 2.12 (other than pursuant to Sections 2.12(e) or 2.12 (f)) shall be applied, first, to the prepayment of the Term Loans, second, to reduce permanently the Revolving Credit 1 Commitments and the Revolving Credit 2 Commitments pro rata according to the amount of such Commitments then in effect, and, third, to the Borrower or such other Person as shall be lawfully entitled thereto.  Any reduction of the Revolving Credit Commitments in accordance with the foregoing shall be accompanied by prepayment of the Revolving Credit 1 Loans, Revolving Credit 2 Loans and/or Swing Line Loans to the extent, if any, that the Total Revolving 1 Extensions of Credit exceed the amount of the Total Revolving  Credit 1 Commitments as so reduced or the Total Revolving 2 Extensions of Credit exceed the Total Revolving Credit 2 Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit 2 Loans and Swing Line Loans then outstanding is less than the amount of the Total Revolving Credit 2 Commitments as so reduced (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in immediately available funds in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing first priority security interest (subject to no other Liens) in all amounts at any time on deposit in such cash collateral account to secure all L/C Obligations from time to time outstanding and all other Obligations).  If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the amount of such excess, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) the amount of such excess over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim.  The application of any prepayment pursuant to this Section 2.12, including Sections 2.12(e) and 2.12(f), shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under this Section 2.12 (except in the case of Revolving Credit 1 Loans or Revolving Credit 2 Loans (unless the Revolving Credit 1 Loans or Revolving Credit 2 Loans, as applicable, are being repaid in full and the Revolving Credit 1 Commitments or Revolving Credit 2 Commitments, as applicable, terminated) that are Base Rate Loans and Swing Line Loans), including Sections 2.12(e) and 2.12(f), shall be accompanied by accrued interest to the date of such prepayment to the applicable Lender on the amount prepaid.

2.13           Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election (which notice may be given by telephone confirmed promptly in writing), provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  Other than with respect to Swing Line Loans which shall at all times be Base Rate Loans, the Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial

Interest Period therefore and may be given by telephone confirmed promptly in writing), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility (or in the case that the Loans requested to be converted are Revolving Credit 1 Loans, after the date that is one month prior to the Scheduled Revolving Credit 1 Termination Date).  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent (which notice may be given by telephone confirmed promptly in writing), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility (or in the case that the Loans requested to be continued are Revolving Credit 1 Loans, one month prior  to the Scheduled Revolving Credit 1 Termination Date), and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14           Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.15           Interest Rates and Payment Dates.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)           Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)           (i)  If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or an Event of Default has otherwise occurred and is continuing, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans constituting Revolving Credit 2 Loans plus 2.0% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder (in accordance with Section 2.9 or otherwise) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility (and if the relevant Facility is the Revolving Credit Facility, the rate then applicable to Base Rate Loans that are Revolving Credit 1 Loans or Revolving Credit 2 Loans, as applicable) plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans constituting Revolving Credit 2 Loans plus 2.0%), in each case, with respect to subsections (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment) or so long as such Event of Default is continuing.  In addition, to the extent any other Loan Document references “Revolving Credit Loans” or loans under the “revolving credit facility” under this Agreement for the purpose of determining the applicable interest rate and without specifying whether such reference is intended to mean “Revolving Credit 1 Loans” or “Revolving Credit 2 Loans”, each such reference shall be interpreted to mean “Revolving Credit 2 Loans”.

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16           Computation of Interest and Fees.

(a)           Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations, if any, used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.17           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Applicable Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.  If the Borrower receives such notice from the Administrative Agent prior to the first day of an Interest Period with respect to new Loans to be made on such day, the Borrower shall have the right to withdraw such related Notice of Borrowing and have no liability under Section 2.21.

2.18           Pro Rata Treatment and Payments.

(a)           Each borrowing by the Borrower from the Revolving Credit 1 Lenders hereunder shall be made pro rata according to the Revolving Credit 1 Percentages of the Revolving Credit 1 Lenders.  Each borrowing by the Borrower from the Revolving Credit 2 Lenders hereunder shall be made pro rata according to the Revolving Credit 2 Percentages of the Revolving Credit 2 Lenders.  Each payment by the Borrower on account of the Revolving 1 Commitment Fee or Revolving 2 Commitment Fee shall be made pro rata according to the respective Revolving Credit 1 Percentages or Revolving Credit 2 Percentages, as the case may be, of the relevant Lenders.  Subject to Sections 2.18(b) and (c), each payment (other than prepayments) in respect of principal or interest in respect of the Loans, and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.  The application of any mandatory prepayment pursuant to this Section 2.18 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  For purposes of clarification, Permitted Loan Repurchases shall not constitute payments (or prepayments) of Loans for any purpose hereunder.

(b)           Each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders, and such payments and prepayments, and the principal amount of Term Loans cancelled and retired in connection with any Permitted Loan Repurchase, shall be applied to reduce the installments of such Term Loans (provided that the final payment of Term B Loans on the Term B Loan Termination Date and of any Series of New Term Loans on the final maturity date thereof shall be treated as “installments” for purposes of this subsection (b)) pro rata based on the remaining outstanding principal amount of such installments.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)           Each payment (including each prepayment) on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.  Each payment in respect of Reimbursement Obligations in connection with any Letter of Credit shall be made to the Issuing Lender.  Each reduction of the Revolving Credit 1 Commitments or Revolving Credit 2 Commitments (other than pursuant to Section 10.6(g)) shall be made pro rata according to the respective Revolving Credit 1 Percentages or Revolving Credit 2 Percentages, as the case may be, of the relevant Lenders.  Notwithstanding the foregoing, (i) the Borrower shall make each payment of interest on the Revolving Credit 1 Loans and the Revolving Credit 2 Loans on the dates and at the rates set forth in Section 2.15, which payments shall be made to the Revolving Credit 1 Lenders or the Revolving Credit 2 Lenders, as the case may be, pro rata according to the respective outstanding principal amounts of the Revolving Credit 1 Loans or Revolving Credit 2 Loans (as applicable) then held by such Lenders, (ii) the Borrower may apply prepayments of the Revolving Credit Loans under Sections 2.11 and 2.12(f) to the Revolving Credit 1 Loans and/or the Revolving Credit 2 Loans in such percentages as the Borrower may elect, which payments shall be made to the Revolving Credit 1 Lenders or the Revolving Credit 2 Lenders, as the case may be, pro rata according to the respective outstanding principal amounts of the Revolving Credit 1 Loans or Revolving Credit 2 Loans (as applicable) then held by such Lenders, (iii) the Borrower shall make prepayments of the Revolving Credit 1 Loans and/or Revolving Credit 2 Loans as required pursuant to Sections 2.12(e) and 2.12(g), which payments shall be made to the Revolving Credit 1 Lenders or the Revolving Credit 2 Lenders, as the case may be, pro rata according to the respective outstanding principal amounts of the Revolving Credit 1 Loans or Revolving Credit 2 Loans (as applicable) then held by such Lenders, and (iv) the Borrower shall repay the outstanding Revolving Credit 1 Loans to the Revolving Credit 1 Lenders on the Revolving Credit 1 Termination Date and the Revolving Credit 2 Loans to the Revolving Credit 2 Lenders on the Revolving Credit 2 Termination Date.

(d)           Subject to Section 2.20, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Loans made pursuant to such borrowing as if they were Base Rate Loans, on demand, from the Borrower.

(f)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19           Requirements of Law.

(a)           Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(ii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon receipt by the Borrower of the notice described in the last sentence of this paragraph, the Borrower shall promptly pay such Lender any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable; provided, that the Borrower shall not be required to compensate a Lender pursuant to this subsection (a) for any increased costs or reduced amounts receivable from more than six months prior to the date on which such Lender notified the Borrower of such Lender's intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, and setting forth in such notice, in reasonable detail, the basis and calculation of such amounts.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which request shall set forth, in reasonable detail, the basis and calculation of the additional amounts sought), the Borrower shall pay to such Lender such additional amount or amounts as set forth in the aforesaid notice; provided, that the Borrower shall not be required to compensate a Lender pursuant to this subsection (b) for any amounts incurred more than six months prior to the date on which such Lender notified the Borrower of such Lender's intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) and setting forth, in reasonable detail, the basis and calculation of such amounts shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20           Taxes.

(a)           All payments made by the Borrower or any Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, other than Excluded Taxes (collectively, the “Non-Excluded Taxes”).  If any such Non-Excluded Taxes are required to be withheld from any amounts payable to any Arranger, any Agent, any Manager or any Lender hereunder, the amounts so payable to such Arranger, such Agent, such Manager or such Lender shall be increased to the extent necessary to yield to such Arranger, such Agent, such Manager or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts that would have been received hereunder or under any other Loan Document had such withholding not been required; provided, however, that neither the Borrower nor a Guarantor shall be required to increase any such amounts payable to any Arranger, any Agent, any Manager or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Arranger’s, such Agent’s, such Manager’s or such Lender’s failure to comply with the requirements of subsection (f) or (g) of this Section 2.20, or (ii) that are withholding taxes imposed on amounts payable to such Arranger, such Agent, such Manager or such Lender at the time such Arranger, such Agent, such Manager or such Lender becomes a party to this Agreement.  The Borrower or the applicable Guarantor shall make any such required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

(b)           If any Arranger, Agent, Manager or Lender, as applicable, receives a refund, credit or other tax benefit for which a payment has been made by the Borrower or any Guarantor pursuant to this Section 2.20, which refund, credit or other tax benefit in the good faith judgment of such Arranger, Agent, Manager or Lender, as the case may be, is attributable to such payment made by the Borrower or such Guarantor, then such Arranger, Agent, Manager or Lender, as the case may be, shall reimburse the Borrower or such Guarantor for such amount as such Arranger, Agent, Manager or Lender, as the case may be, determines in good faith to be the proportion of the refund, credit or other tax benefit as will leave it, after such reimbursement, in the same position it would have been in if the payment of such tax and any payment by the Borrower or such Guarantor under this Section 2.20 had not been made.  In addition, upon the Borrower's reasonable request each Arranger, Agent, Manager and Lender, as applicable, shall use its reasonable efforts to pursue any available refund, credit or other tax benefit that, in the reasonable and good faith determination of such Arranger, Agent, Manager or Lender, as applicable, is attributable to any tax with respect to which the Borrower or any Guarantor has made a payment pursuant to this Agreement, and shall remit immediately available funds to the Borrower in an amount equal to any such refund, credit or other tax benefit (including any interest received thereon).

(c)           Subject to subsection (f) below, the Borrower shall indemnify each Arranger, each Agent, each Manager and each Lender for the full amount of Non-Excluded Taxes to the extent payable but not paid by the Borrower or any Guarantor pursuant to Section 2.20(a) and paid by such Arranger, Agent, Manager or Lender or any of their respective Affiliates (including, without limitation, any Non-Excluded Taxes imposed by any

Governmental Authority on amounts payable under Section 2.20(a) or this Section 2.20(c) and any penalties, additions to tax interest and related expenses attributable to such Non-Excluded Taxes).  Payment under this indemnification shall be made within ten (10) Business Days from the date any Arranger, any Agent, any Manager or any Lender or any of their respective Affiliates makes written demand therefor, which demand shall set forth in reasonable detail the basis and calculation of the amounts demanded.  Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.20(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or a Guarantor if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue.

(d)           Whenever any Non-Excluded Taxes are payable by the Borrower or a Guarantor, as promptly as practicable thereafter the Borrower or such Guarantor shall send to the Administrative Agent for the account of the relevant Arranger, Agent, Manager or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or such Guarantor showing payment thereof.

(e)           The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(f)           Each Lender (or Transferee) that is not a U.S. Person (as defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI (or any subsequent revisions thereof or successors thereto), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN (or any subsequent revisions thereof or successors thereto) and a statement substantially in the form of Exhibit I hereto to the effect that such Non-U.S. Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code, or any subsequent versions of any of the foregoing or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower or any Guarantor under this Agreement and the other Loan Documents.  Non-U.S. Lenders that are non-U.S. partnerships or other similar Pass-Through Entities shall also deliver to the Borrower and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two duly completed copies of U.S. Internal Revenue Service Form W-8IMY, together with all required attachments.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and on or before the date of the first payment to it following the date, if any, such Non-U.S. Lender changes its applicable lending office pursuant to Section 2.23 hereof.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S.

taxing authorities for such purpose).  If a Non-U.S. Lender is unable to deliver any form pursuant to this Section 2.20(f), such Non-U.S. Lender shall be entitled to neither relief from withholding nor indemnity hereunder with respect to Non-Excluded Taxes for the period that would have been covered by such form, unless (i) such Non-U.S. Lender’s inability to deliver such form resulted from a change in law after the date on which such Lender became a Lender hereunder or as a result of a change in the circumstances of the Borrower or any Guarantor or the use of proceeds of such Non-U.S. Lender’s loans or (ii) such Non-U.S. Lender’s assignor (if any) was entitled, at the time of assignment, to the indemnity afforded hereunder.

(g)           Each Arranger, Agent, Manager and Lender that is entitled to an exemption from non-U.S. withholding taxes under the law of the jurisdiction in which the Borrower or a Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the relevant Guarantor(s), as applicable (with a copy to the Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by the Borrower or such Guarantor(s), such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding; provided, that such Arranger, Agent, Manager or Lender is legally entitled to complete, execute and deliver such documentation and in such Person’s judgment such completion, execution or submission would not materially prejudice the legal position of such Person.

(h)           The Borrower and each Guarantor shall pay all Non-Excluded Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

2.21           Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (other than loss of anticipated profits) or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (whether as a result of a Stop Funding Notice or otherwise) other than by reason of Section 2.17 if the Administrative Agent gives notice to the Borrower thereunder and the Borrower withdraws a Notice of Borrowing in accordance with the last sentence of Section 2.17, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

2.22           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, then (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20 or 2.22 with respect to such Lender, it will, if requested by the Borrower or a Guarantor, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of reducing or avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations or rights of any Borrower or Lender pursuant to Section 2.19, 2.20 or 2.22.

2.24           Insurance Proceeds and Eminent Domain Proceeds.

(a)           This Section 2.24 shall apply to all Loss Proceeds, all Insurance Proceeds and all Eminent Domain Proceeds received by any Loan Party (i) in the case of Loss Proceeds, Insurance Proceeds and Eminent Domain Proceeds related to the Phase II Project, at all times from and after the Amended and Restated Disbursement Agreement Effective Date, (ii) in the case of Insurance Proceeds and Eminent Domain Proceeds related to the Phase I Project, at all times, and (iii) in the case of Insurance Proceeds and Eminent Domain Proceeds that do not relate to the Phase I Project or the Phase II Project, at all times.  The Facility Proportionate Share of any such Loss Proceeds, Insurance Proceeds or Eminent Domain Proceeds (other than those described in subsection (b) below) shall be applied to the prepayment of the Obligations in accordance with Section 2.12(c)(i) or 2.12(c)(ii), as applicable, unless each of the following conditions are satisfied or waived by the Majority Initial Lending Institutions (and, if required by Section 2.24(d), the Required Lenders) as required pursuant to Section 2.24(c) or 2.24(d), as the case may be, within 60 Business Days (or, in the case of Loss Proceeds, Insurance Proceeds or Eminent Domain Proceeds described in Section 2.24(d), 90 Business Days) after any Loan Party’s receipt of such Loss Proceeds, Insurance Proceeds or Eminent Domain Proceeds, in which event such amounts shall be applied to the repair or restoration of the applicable Project in accordance with the terms of such Sections:

(i)           the damage, destruction, Event of Loss or Event of Eminent Domain giving rise to the receipt of such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds, in the aggregate does not constitute the destruction of all or substantially all of the man-made portion of the Project;

(ii)           neither a Default nor an Event of Default has occurred and is continuing (other than a Default or an Event of Default resulting solely from such damage, destruction, Event of Loss or Event of Eminent Domain) and after giving effect to any proposed repair and restoration (assuming any Defaults or Events of Default that occurred prior thereto solely as a result from such damage, destruction, Event of Loss or Event of Eminent Domain have been waived or otherwise cured), no Default or Event of Default could reasonably be expected to result from such damage, destruction, Event of Loss or proposed repair and restoration or Event of Eminent Domain;

(iii)           the Borrower certifies, and the Majority Initial Lending Institutions (with, if required by Section 2.24(d), the consent of the Required Lenders) determine in their reasonable judgment in consultation with the Construction Consultant, that (i) in the case of Loss Proceeds, Insurance Proceeds and Eminent Domain Proceeds related to the Phase II Project received by any Loan Party from and after the Amended and Restated Disbursement Agreement Effective Date but prior to the Phase II Completion Date, it is technically and economically feasible for Phase II Completion (as defined in the Disbursement Agreement and inclusive of any repair or restoration required as a result of any damage, destruction, Event of Loss or Event of Eminent Domain) to occur prior to the Phase II Scheduled Completion Date (as defined in the Disbursement Agreement) and the Phase II Project shall be In Balance and (ii) otherwise, that repair or restoration of the Project to a condition substantially similar to the condition of the Project immediately prior to the event or events to which the relevant Loss Proceeds, Insurance Proceeds or Eminent Domain Proceeds, as the case may be relate, is technically and economically feasible within an eighteen-month period after receipt of any such Insurance Proceeds or Eminent Domain Proceeds, and that a sufficient amount of funds is or will be available to the relevant Loan Party to make such repairs and restorations (subject at all times to Section 7.7);

(iv)           the Borrower delivers to the Administrative Agent a plan describing in reasonable detail the nature of the repairs or restoration to be effected and the anticipated costs and schedule associated therewith (the “Repair Plan”), in form and substance reasonably satisfactory to the Majority Initial Lending Institutions (with, if required by Section 2.24(d), the consent of the Required Lenders);

(v)           the Borrower certifies, and the Majority Initial Lending Institutions (with, if required by Section 2.24(d), the consent of the Required Lenders) determine in their reasonable judgment, that a sufficient amount of funds is or will be available to the Borrower to make all payments on Indebtedness which will become due during and following the repair period and, in any event, to maintain compliance with the covenants set forth in Section 7.1 during such repair period;

(vi)           no Permit is necessary to proceed with the repair and restoration of the Project and no other instrument is necessary for the purpose of effecting the repairs or restoration of the Project or subjecting the repairs or restoration to the Liens of the applicable Security Documents and maintaining the priority of such Liens or, if any of the above is necessary, the Borrower and/or the appropriate Loan Party will be able to obtain the same as and when required;

(vii)           the Majority Initial Lending Institutions shall receive such additional title insurance, title insurance endorsements, mechanic’s lien waivers, certificates, opinions or other matters as they may reasonably request as necessary to preserve or protect the Lenders’ interests hereunder and in the applicable Collateral; and

(viii)           the proposed repair or restoration is not prohibited by each of the other Financing Agreements.

(b)         (i)        The Loan Parties shall have the right to use up to an amount of $5,000,000 of Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds received by the Loan Parties for each single loss or series of related losses, but in any event no more than an aggregate amount of $10,000,000 of such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds during the term of the Facility, for working capital and/or to repair, restore and/or replace the Property with respect to which such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds relate and Sections 2.12 and 2.24 (other than this Section 2.24(b)(i)) shall not apply to such proceeds.

  (ii)       If, subject to Section 2.24(b)(i), there shall occur any damage, destruction, Event of Loss, or Event of Eminent Domain of or with respect to the Project with respect to which Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses not in excess of $30,000,000 are payable, such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in amounts from time to time necessary to make payments for work undertaken towards repair, restoration or reconstruction necessitated by such event(s), upon presentation of documentation reasonably satisfactory to the Administrative Agent supporting such requested payments.

(c)           Provided that the conditions set forth in subsection (a) above have been waived by the Majority Initial Lending Institutions, or have been acknowledged by such Persons as having been satisfied, which acknowledgement shall not be unreasonably withheld, delayed or conditioned, if there shall occur any damage, destruction, Event of Loss or Event of Eminent Domain of or with respect to the Project with respect to which Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses in excess of $30,000,000, but not in excess of $100,000,000, are payable, such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds received by relevant Loan Party(ies) shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to relevant Loan Party(ies) in accordance with subsection (e) below.

(d)           Provided that the conditions set forth in subsection (a) above have been waived by the Majority Initial Lending Institutions and the Required Lenders, or have been acknowledged by such Persons as having been satisfied, which acknowledgement shall not be unreasonably withheld, delayed or conditioned, if there shall occur any damage, destruction, Event of Loss or Event of Eminent Domain of or with respect to the Project with respect to which Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses in excess of $100,000,000 are payable, such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in accordance with subsection (e) below.

(e)           Except as provided in Section 2.24(b), amounts which are to be applied to repair or restoration of the Project pursuant to this Section 2.24 shall be disbursed by the Administrative Agent from the applicable Funding Account in accordance with the procedures set forth in this Section 2.24(e).  From time to time the Administrative Agent’s authorization of release of Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds for application toward such repairs or restoration shall be conditioned upon the relevant Loan Party’s delivery to the Administrative Agent of (i) a certificate from the Borrower (I) describing in reasonable detail the nature of the repairs or restoration to be effected with such release and certifying that such repairs or restoration are materially consistent with, and shall be undertaken in accordance with, the Repair Plan, (II) stating the cost of such repairs or restoration, which shall be no less than the amount of Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds requested in such release, and that such requested release amount will be applied to the cost thereof, (III) stating that the aggregate amount requested in respect of such repairs or restoration (when added to any other Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) or funds otherwise made available to the Loan Parties in respect of such damage, destruction, Event of Loss or Event of Eminent Domain) does not exceed the cost of such repairs or restoration and that a sufficient amount of funds is or will be available to the relevant Loan Party(ies) to complete such repair or restoration and (IV) stating that neither a Default nor an Event of Default has occurred and is continuing other than a Default or an Event of Default resulting solely from such damage, destruction, Event of Loss or Event of Eminent Domain (provided, that in any event no Default or Event of Default under Sections 7.1 or 8(a) shall have occurred and be continuing), (ii) such documents, certificates and information of the type described in Section 2.24(a)(vii) as the Majority Initial Lending Institutions may reasonably request and (iii) in the event such repairs or restorations relate to damage, destruction, Event of Loss or Event of Eminent Domain of the type described in Section 2.24(d), all other documents, certificates and information with respect to such Loss Proceeds, Insurance Proceeds, Eminent Domain Proceeds, repair and/or restoration as the Majority Initial Lending Institutions may reasonably request as necessary or appropriate in connection with such repairs or restoration of the Project or to preserve or protect the Lenders’ interests hereunder and in the applicable Collateral.

(f)           If, (i) any Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds have not been applied to the repair or restoration of the Project by (A) in the case of Loss Proceeds, Insurance Proceeds and Eminent Domain Proceeds related to the Phase II Project received by any Loan Party from and after the Amended and Restated Disbursement Agreement Effective Date but prior to the Phase II Completion Date, the Phase II Scheduled Completion Date (as defined in the Disbursement Agreement), (B) in the case of amounts subject to Section 2.24(b)(ii) (other than those subject to clause (A) above), eighteen months after receipt of such amounts, and (C) in the case of amounts subject to Sections 2.24(c) and 2.24(d) (other than those subject to clause (A) above), the completion date set forth in the associated Repair Plan or (ii) after Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds have been applied to the repair or restoration of the Project as provided in this Section 2.24 (other than Section 2.24(b)(i)), any excess Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds remain, then, in each case, the Facility Proportionate Share of such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds shall be applied to the prepayment of the Obligations in accordance with Section 2.12(c)(i) or 2.12(c)(ii), as applicable.

(g)        (i)     On the date any Loss Proceeds, Insurance Proceeds and/or any Eminent Domain Proceeds (other than any Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds with respect to which a prepayment is required to be made pursuant to this Section 2.24) are required pursuant to the terms of any First Lien Secured Obligations to be applied to (or offered to be applied to) the repayment of any First Lien Secured Obligations (in the event any such repaid First Lien Secured Obligations constitute a revolving credit facility, accompanied by a permanent reduction of commitments under such revolving credit facility in the amount of such repayment), the Facility Proportionate Share of such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds shall be applied toward the prepayment of the Obligations in accordance with Section 2.12(c)(i) or 2.12(c)(ii), as applicable.

 (ii)      In the event any Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds are not applied toward the prepayment of the Obligations pursuant to Section 2.12 and this Section 2.24 as a result of not being deemed part of the “Facility Proportionate Share” of such Loss Proceeds, Insurance Proceeds and/or Eminent Domain Proceeds and such amounts are not applied to the prepayment and permanent reduction of other First Lien Secured Obligations for any reason whatsoever (including the failure of any holder of such First Lien Secured Obligations to accept an offer of prepayment) within 60 days of the application of the Facility Proportionate Share of such proceeds to the Obligations in accordance with Section 2.12, then such amounts shall, on the last day of such 60-day period, be applied to the prepayment of the Obligations in accordance with Section 2.12(c)(i) or 2.12(c)(ii), as applicable.

2.25           Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender (and cause such Lender to assign its outstanding Loans and Commitments, if any, in full to one or more replacement financial institutions or other Persons) that (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22, (b) is a Defaulting Lender or (c) does not consent to any proposed amendment, modification, termination, waiver or consent as contemplated by Sections 10.1(a)(i), 10.1(a)(ii), 10.1(a)(viii), 10.1(a)(ix) or 10.1(a)(x) where the consent of the Required Lenders shall have been obtained; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) solely in the event of the circumstances described in the immediately preceding clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.22, (iv) on the date of such replacement, the replacement financial institution(s) or other Persons shall pay to such replaced Lender an amount equal to the sum of (without duplication) (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Lender, (B) an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Lender pursuant to Section 2.9 through the date of replacement, (v) on the date of such replacement the Borrower shall pay to such replaced Lender any amounts due and payable to such Lender pursuant to Section 2.19, 2.20 or 2.21, (vi) the replacement financial institution(s) or other Persons shall be Eligible Assignees, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6(c) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) if such replaced Lender was replaced pursuant to clause (c) above, such replacement financial institution(s) or other Persons shall consent, at the time of such replacement, to each matter in respect of which such replaced Lender had not consented and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Loan Party, the Administrative Agent or any other Lender shall have against the replaced Lender.  The Borrower may not elect to replace any Lender pursuant to this Section 2.25 that is also an Issuing Lender unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled.  Upon the payment of all amounts owing to any replaced Lender in accordance with this Section 2.25, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Lender to indemnification hereunder shall survive as to such Lender.

2.26           Incremental Facilities.

                   (a)           (a)  On or prior to December 31, 2008, the Borrower may, by written notice to the Administrative Agent, request the establishment of one or more new term loan commitments (any term loan commitments established pursuant to this Section 2.26 being referred to as “New Term Loan Commitments”) to be funded on or prior to December 31, 2008, in an amount not in excess of $150,000,000 in the aggregate and not less than $50,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent) or an integral multiple of $5,000,000 in excess thereof.  On or after the date on which the first Compliance Certificate is delivered after the Initial Phase II Calculation Date (and, with respect to any New Revolving Credit Commitments, prior to the Revolving Credit 2 Termination Date), the Borrower may by written notice to the Administrative Agent request (i) an increase to the existing Revolving Credit 2 Commitments (any such increase, the “New Revolving Credit Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), in an amount not in excess of $300,000,000 in the aggregate and not less than $50,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent) or an integral multiple of $5,000,000 in excess thereof.  Each such notice shall set forth (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Credit Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to the Administrative Agent; (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Credit Lender” or “New Term Loan Lender”, as applicable) to whom the Borrower proposes any portion of such New Revolving Credit Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations (provided that any Lender approached to provide all or a portion of the New Revolving Credit Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitment or a New Term Loan Commitment) and (C) to the extent the 2014 Notes remain outstanding, a certification by the Borrower that the establishment of the New Revolving Credit Commitments and/or the New Term Loan Commitments, as applicable, does not violate any provisions of the 2014 Notes Indenture, or has otherwise been consented to by any party whose consent is required by the terms thereof.  The establishment of the New Revolving Credit Commitments and New Term Loan Commitments shall be subject to the following conditions: (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Credit Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 5.2 or 5.3, as applicable, shall be satisfied; (3) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.1 as of the most recent Quarterly Date of the Borrower after giving pro forma effect to such New Revolving Credit Commitments or New Term Loan Commitments, fully drawn, as applicable, on such date; (4) the New Revolving Credit Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and each applicable New Revolving Credit Lender or New Term Loan Lender, as applicable, each of which shall be recorded in the Register and shall be subject to the requirements set forth in Sections 2.20(f) and 2.20(g); (5) the Borrower shall make any payments required pursuant to Section 2.21 in connection with the New Revolving Credit Commitments or New Term Loan Commitments, as applicable; and (6) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.  Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.  Such New Revolving Credit Commitments or New Term Loan Commitments shall become effective as of such Increased Amount Date.

(b)           On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Credit 2 Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit 2 Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit 2 Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit 2 Loans will be held by existing Revolving Credit 2 Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Credit 2 Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit 2 Commitments, (ii) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit 2 Commitment and each Loan made thereunder (a “New Revolving Credit Loan”) shall be deemed, for all purposes, a Revolving Credit 2 Loan and (iii) each New Revolving Credit Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto.

(c)           On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to the Borrower (a

“New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d)           The Administrative Agent shall notify the Lenders promptly upon receipt of each notice delivered by the Borrower pursuant to the first two sentences of Section 2.26(a) and in respect thereof (i) the New Revolving Credit Commitments or the Series of New Term Loan Commitments, as applicable, and (ii) in the case of each notice to any Revolving Credit 2 Lender, the respective interests of such Revolving Credit 2 Lender in the Revolving Credit Loans, in each case subject to the assignments contemplated by this Section 2.26.

(e)           The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the terms and provisions of the Term B Loans.  The terms and provisions (including applicable rates of interest) of the New Revolving Credit Loans shall be identical to the Revolving Credit 2 Loans.  In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Term B Loans, (ii) the applicable Scheduled New Term Loan Termination Date of each Series shall be no earlier than the Scheduled Term B Loan Termination Date, and (iii) the rate of interest applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable New Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that to the extent that the weighted average interest rate payable in respect of the New Term Loans (whether in the form of interest, fees, original issue discount or a combination of any thereof) is higher by more than 0.25% than the weighted average interest rate payable in respect of the Term B Loans immediately prior to the incurrence of any such New Term Loans, the interest rates applicable to the existing Term B Loans shall increase to provide the existing Term B Loan Lenders the same weighted average interest rate provided to the New Term Loan Lenders.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.26.

SECTION 3. LETTERS OF CREDIT

3.1           L/C Commitment.

(a)           Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit 2 Lenders set forth in Section 3.4(a), agrees to issue standby and, if agreed to by the applicable Issuing Lender, commercial letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Letter of Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit 2 Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the date which is one year after the date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit 2 Termination Date, provided that any Letter of Credit may provide for the extension of the expiry date thereof for additional one-year periods (which shall in no event extend beyond the date referred to in subsection (y) above).

(b)           The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letters of Credit.

(a)           Prior to (i) with respect to the Phase I Project, the Phase I Final Completion Date, and (ii) with respect to the Phase II Project, the earlier of the Phase II Final Completion Date and the Amended and Restated Disbursement Agreement Effective Date, the Borrower shall have the right pursuant to this Section 3.2(a) to request that the Issuing Lender issue a Letter of Credit to be utilized in furtherance of the payment or support of Project Costs for the Phase I Project or the Phase II Project, as the case may be.  If the Borrower desires that the Issuing Lender issue such a Letter of Credit, the Borrower may request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Disbursement Agent, in each case in accordance with and pursuant to the terms of Section 2.3 of the Disbursement Agreement, a Notice of Advance Request in the form, at the times and as required under the Disbursement Agreement.  Notwithstanding any provision of the Disbursement Agreement to the contrary, such Notice of Advance Request must be received by the Issuing Lender at least 3 Business Days (or such shorter period agreed to by the Issuing Lender) prior to the proposed date of issuance (in addition to such other documents, certificates, documents and papers as the Issuing Lender may request) and must contain all the information relevant to the proposed Letter of Credit issuance as set forth in a Letter of Credit Request.

(b)           The Borrower shall have the right pursuant to this Section 3.2(b) to request that the Issuing Lender issue a Letter of Credit (i) if prior to the Amended and Restated Disbursement Agreement Effective Date, to be utilized for purposes permitted hereby other than in furtherance of the payment or support for Project Costs and (ii) if on or after the Amended and Restated Disbursement Agreement Effective Date, to be utilized for general corporate purposes (including in furtherance of the payment or support for Project Costs).  If the Borrower desires that the Issuing Lender issue such a Letter of Credit, the Borrower may request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent, at least 3 Business Days (or such shorter period agreed to by the Issuing Lender) prior to the proposed date of issuance (such proposed date to be a Business Day), a Letter of Credit Request accompanied by such other documents, certificates, documents and papers as the Issuing Lender may reasonably request. Letter of Credit Requests may be delivered by facsimile transmission.

Promptly after the issuance or amendment of a Letter of Credit (in any event upon satisfaction or waiver of the conditions precedent set forth in Section 5.2 or 5.3, as applicable), the Issuing Lender shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Revolving Credit 2 Lenders in writing of such issuance or amendment and if so requested by any such

Lender the Administrative Agent shall furnish such Lender with a copy of such issuance or amendment.  Notwithstanding the foregoing, the Issuing Lender shall not be obligated to make any Letters of Credit available to the Borrower at a time when a Lender Default exists unless the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Issuing Lender’s risk with respect to the Defaulting Lender’s or Lenders’ participation in such Letters of Credit.

3.3           Fees and Other Charges.

(a)           The Borrower shall pay a fee on the aggregate drawable amount of each outstanding Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans constituting Revolving Credit 2 Loans, shared ratably among the Revolving Credit 2 Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit; provided, however, that any such fee accrued with respect to any Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such fee shall otherwise have been due and payable by such Borrower prior to such time; and provided further that no such fee shall accrue for the benefit of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the aggregate drawable amount of each outstanding Letter of Credit (but in any event not less than $500.00 per annum per Letter of Credit), payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or customarily charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4           L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit 2 Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender, regardless of the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand, at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit 2 Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant acknowledges and agrees that its obligation to acquire participations and make payments pursuant to this paragraph in respect of Letters of

Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or Event of Default, the reduction or termination of the Commitments, any adverse change in the condition (financial or otherwise) of the Borrower or any other Person or any breach of this Agreement or any other Loan Document by the Borrower or any other Person (including, without limitation, any other Revolving Credit 2 Lender), and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(b)           If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans constituting Revolving Credit 2 Loans.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5           Reimbursement Obligation of the Borrower.   If any draft or other form of demand shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The Borrower agrees to reimburse the Issuing Lender within one Business Day of the date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment (the amounts described in the foregoing subsections (a) and (b) in respect of any drawing, collectively, the “Payment Amount”).  Each such payment shall be made to the Administrative Agent at the Payment Office, for the account of the Issuing Lender, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Issuing Lender promptly upon receipt at its address for notices specified herein in like funds as received.  Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth for Revolving Credit 2 Loans in (i) until the first Business Day following the date notice of the applicable drawing is received by the Borrower from the Issuing Lender, Section 2.15(b) and (ii) thereafter, Section 2.15(c).  Each drawing under any Letter of Credit shall (unless an event of the type described in subsection (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing of Revolving Credit 2 Loans that are Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which the conditions set forth in Section 5.3 (other than Section 5.3(a)) are satisfied (or, if Swing Line Loans are then available, the first date on which the conditions set forth in Section 2.7 are satisfied) after such drawing under such Letter of Credit.

3.6           Responsibility of Issuing Lender With Respect to Requests for Drawings and Payments; Obligations Absolute.

(a)           In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between the Borrower and the Issuing Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Lender, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender, including any act or omission of any present or future Governmental Authority; none of the above shall affect or impair, or prevent the vesting of, any the Issuing Lender’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted (subject to the next sentence) in good faith, shall not give rise to any liability on the part of the Issuing Lender to the Borrower.  Notwithstanding anything to the contrary contained in this Section 3.6(a), the Borrower shall retain any and all rights it may have against the Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Lender.

(b)           The obligation of the Borrower to reimburse the Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Credit 2 Loans made by Lenders pursuant to this Section 3 and the obligations of Lenders under Section 3.4 shall be unconditional and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Lender, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that any action taken by the Issuing Lender with respect to the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Lender.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Arrangers, the Agents, the Managers and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Arranger, each Agent, each Manager and each Lender that the following statements are true and correct (provided that (a) with respect to Sections 4.25(h) and 4.26, such representations and warranties shall not be made, as they relate to the Phase II Project, at any time prior to the Phase II Opening Date and (b) representations and warranties made with respect to the Completion Guarantor shall only be made until the Phase II Final Completion Date):

4.1           Financial Condition.  The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2005, and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for such Fiscal Year.  The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at March 31, 2006, or if available on or prior to the Amended and Restated Effective Date, June 30, 2006, and the related unaudited consolidated statements of income and cash flows for the 3-month period (or, in the event the June 30, 2006 unaudited consolidated balance sheets are available, the 6-month period) ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the 3-month period (or, in the event the June 30, 2006 unaudited consolidated balance sheets are available, the 6-month period) then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and except with respect to interim financials, normal year-end audit adjustments).  As of the Amended and Restated Effective Date, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

4.2           No Change.  Since December 31, 2005, there have been no developments or events that, individually or collectively, have had or could reasonably be expected to have a Material Adverse Effect.

4.3           Corporate/LLC Existence; Compliance with Law.  Each of the Loan Parties, Wynn Resorts Holdings and the Completion Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Power; Authorization; Enforceable Obligations.  Each Loan Party, Wynn Resorts Holdings and the Completion Guarantor has the corporate or limited liability company power, as the case may be, and authority, and the legal right, to execute, deliver and perform the Loan Documents, the Financing Agreements and the Material Contracts to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrower, to borrow hereunder.  Each Loan Party, Wynn Resorts Holdings and the Completion Guarantor has taken all necessary corporate or limited liability company action, as the case may be, to authorize the execution, delivery and performance of the Loan Documents, the Financing Agreements and the Material Contracts to which it is a party and, in the case of the Borrower, to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any Person (other than a Loan Party) is required to be obtained, made or taken by a Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have, unless otherwise indicated on Schedule 4.4, been obtained or made (or waived) and are in full force and effect and (ii) the filings and actions referred to in Section 4.19.  Each Loan Document, Financing Agreement and Material Contract has been duly executed and delivered on behalf of the Completion Guarantor, Wynn Resorts Holdings and each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document, Financing Agreement and Material Contract upon execution will constitute, a legal, valid and binding obligation of the Completion Guarantor, Wynn Resorts Holdings and each Loan Party party thereto, enforceable against the Completion Guarantor, Wynn Resorts Holdings and each Loan Party party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement, the other Loan Documents, the Financing Agreements and the Material Contracts, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Completion Guarantor, Wynn Resorts Holdings or any Loan Party (except, in the case of the Material Contracts, to the extent that any such violations (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect) and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents, the other First Lien Security Documents and the Second Lien Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Completion Guarantor, Wynn Resorts Holdings or any Loan Party could, individually or collectively, reasonably be expected to have a Material Adverse Effect.  Other than amounts that have been paid in full, no fees or taxes, including without limitation stamp, transaction, registration or similar taxes, are required to be paid by the Loan Parties for the legality, validity, or enforceability of any Financing Agreements and, except to the extent that the failure to so pay any such fees or taxes could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, any Material Contracts.

4.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Completion Guarantor, Wynn Resorts Holdings or any Loan Party or against any of their respective properties or revenues and, to the knowledge of the Borrower, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against any Major Project Participant or against any of its properties or revenues, in any such case (a) with respect to any of the Financing Agreements or any of the transactions contemplated hereby or thereby or (b) that, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

4.7           No Default.  Neither the Completion Guarantor, Wynn Resorts Holdings nor any Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that, individually or collectively, could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens.  Each of the Loan Parties is the sole owner of, legally and beneficially, and has good, marketable and insurable title to, or has a valid leasehold interest in, all its Real Estate, and good title to, a valid leasehold interest in or a valid right to use, all its other material Property, and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate could not reasonably be expected to materially interfere with the Loan Parties’ intended use of such Property) or to any Lien except for Permitted Liens.  None of the Pledged Stock is subject to any Lien except for Permitted Liens.

4.9           Intellectual Property.

(a)           Each Loan Party owns, or is licensed or otherwise has the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted.  No claim has been asserted or is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except (i) with respect to the Intellectual Property related to or otherwise associated with the Loan Parties’ use of the “Wynn” name, such claims that, if determined adversely to a Loan Party, could not reasonably be expected to have a material adverse effect on such Loan Party’s ability to use the “Wynn” name in its Permitted Business as currently used or contemplated to be used and (ii) with respect to all other Intellectual Property, as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.  The use by each Loan Party of the Intellectual Property related to or otherwise associated with such Loan Party’s use of the “Wynn” name does not infringe on the rights of any Person, which infringement could reasonably be expected to have a material adverse effect on such Loan Party’s ability to use the “Wynn” name in its Permitted Business as currently used or contemplated to be used.  The use by each Loan Party of Intellectual Property other than Intellectual Property related to or otherwise associated with such Loan Party’s use of the “Wynn” name, does not infringe on the rights of any Person, which infringement, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

(b)           As of the Amended and Restated Effective Date, Schedule 4.9(b) (i) identifies each of the trademarks, service marks and trade name applications and registrations currently applied for or registered by, directly or indirectly, each of the Loan Parties and identifies which such Person applied for or registered such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(c)           As of the Amended and Restated Effective Date, Schedule 4.9(c) (i) identifies each of the material patents and patent applications currently applied for or owned by, directly or indirectly, each of the Loan Parties and identifies which such Person applied for or owns such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such

Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

(d)           As of the Amended and Restated Effective Date, Schedule 4.9(d) (i) identifies each of the material copyrights and copyright applications and registrations currently applied for or registered by, directly or indirectly, each of the Loan Parties and identifies which such Person applied for or registered such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(e)           As of the Amended and Restated Effective Date, Schedule 4.9(e) identifies all licenses, sublicenses and other agreements relating to Intellectual Property to which any of the Loan Parties is a party that are material to the conduct of such Loan Party’s Permitted Business and pursuant to which (i)  any of the Loan Parties is a licensor, sub-licensor, licensee or sub-licensee or the equivalent or (ii) any other Person is authorized to use any Intellectual Property as a licensee, sub-licensee or the equivalent.

4.10           Taxes.

(a)           Each of the Completion Guarantor, Wynn Resorts Holdings and the Loan Parties has filed, or caused to be filed, all federal and state income tax and informational returns that are required to have been filed by it in any jurisdiction, and all such tax and informational returns are correct and complete in all material respects.  Each of the Completion Guarantor, Wynn Resorts Holdings and the Loan Parties has paid all taxes shown to be due and payable on such returns and all other material taxes and assessments payable by it, to the extent the same have become due and payable (other than (x) those taxes that it is contesting in good faith and by appropriate proceedings and (y) taxes that are not yet due, with respect to each of which it has established reserves that are adequate for the payment thereof and as are required by GAAP).

(b)           There are no Liens for Taxes on any of the Properties of the Completion Guarantor or any of the Loan Parties other than Liens permitted pursuant to Section 7.3(a).

4.11           Federal Regulations.  Neither Wynn Resorts Holdings, the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (in each case within the meaning of Regulation U).  No part of the proceeds of the Loans made or Letters of Credit issued hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.

4.12           Labor Matters and Acts of God.

(a)           There are no strikes, stoppages, slowdowns or other labor disputes pending against any of the Loan Parties or, to the knowledge of the Borrower, pending against any Major Project Participant or threatened against any Loan Party or, to the knowledge of the Borrower, any Major Project Participant that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

(b)           Neither the business nor the Properties of any Loan Party, nor, to the knowledge of the Borrower, any Major Project Participant is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or event of force majeure, that could reasonably be expected to have a Material Adverse Effect.

4.13           ERISA.  Except in each case as could not reasonably be expected to result in a material liability to the Loan Parties, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with all applicable provisions of ERISA and the Code, (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (c) the actuarial present value of all benefit liabilities under each Single Employer Plan (based on those assumptions that would be used to determine whether each such Single Employer Plan could be terminated in a standard termination under Section 4041(b) of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, (d) neither the Borrower, any other Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither the Borrower, any other Loan Party nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any such Person were to withdraw completely from all Multiemployer Plans as of the most recent valuation date for which each such Multiemployer Plan has furnished data regarding potential withdrawal liability to the applicable Loan Party and (e) as of the Amended and Restated Effective Date, no such Multiemployer Plan is in Reorganization or Insolvent.

4.14           Investment Company Act; Other Regulations.  Neither the Completion Guarantor, Wynn Resorts Holdings nor any Loan Party is subject to regulation under the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness other than the Nevada Gaming Laws or which may otherwise render all or any portion of the Obligations unenforceable.  Incurrence of the Obligations by the Completion Guarantor, Wynn Resorts Holdings and the Loan Parties under the Loan Documents complies with all applicable provisions of the Nevada Gaming Laws, subject to any information filings or reports required by Nevada Gaming Commission Regulation 8.1.30 that are not yet required to have been made.

4.15           Subsidiaries.

(a)           The Persons listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower as of the Amended and Restated Effective Date.  Schedule 4.15 sets forth as of the Amended and Restated Effective Date, the name and jurisdiction of formation of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by the Borrower.  Each such Subsidiary is a Wholly Owned Subsidiary of the Borrower.

(b)           There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, officers or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary of the Borrower.  Neither the Borrower nor any of its Subsidiaries have issued, or authorized the issuance of, any Disqualified Stock.

(c)           Neither the Borrower nor any of its Subsidiaries are engaged in any businesses other than the Permitted Businesses.

4.16           Use of Proceeds; Letters of Credit.  Subject to the terms of the Disbursement Agreement and this Agreement, the proceeds of the extensions of credit under this Agreement shall be used (a) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (b) to pay Project Costs, (c) to pay certain Obligations under the Original Credit Agreement and (d) for working capital and general corporate purposes; provided that the proceeds of any New Term Loans made on or prior to December 31, 2008 shall be used for the payment of Project Costs.

4.17           Environmental Matters.

(a)           To the knowledge of the Borrower, the Loan Parties:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; and (ii) reasonably believe that compliance with all applicable Environmental Laws that are or are reasonably expected to become applicable to any of them will be timely attained and maintained except, in each case, to the extent any violation could not reasonably be expected to result in any material liability to the Loan Parties or their Properties or in an inability of the Loan Parties to perform their respective obligations in any material respect under the Operative Documents.

(b)           To the knowledge of the Borrower, Hazardous Substances are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any of the Loan Parties, or at any other location (including, without limitation, any location to which Hazardous Substances have been sent for re-use or recycling or for treatment, storage, or disposal) which could, individually or collectively, reasonably be expected to (i) give rise to liability of any of the Loan Parties under any applicable Environmental Law or otherwise result in costs to any of the Loan Parties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) materially interfere with any of the Loan Parties’ continued operations, or (iii) materially impair the fair saleable value of any real property owned or leased by any of the Loan Parties.

(c)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law (including, without limitation, any Environmental Claims) to which any of the Loan Parties is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened.

(d)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party has received any written request for information, or been notified that it is a potentially responsible party, under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law.

(e)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law or Environmental Claim.

(f)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Substances.

(g)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Hazardous Materials Activities are not presently occurring, and have not previously occurred, at, on, under, in, or about any Real Estate now or formerly owned, leased or operated by any of the Loan Parties and (ii) none of the Loan Parties have ever engaged in any Hazardous Materials Activities at any location.

4.18           Accuracy of Information, etc.    No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished, in each case in writing and other than projections, estimates and other forward-looking information, to the Arrangers, the Agents, the Managers or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.  The projections, estimates and other forward-looking information and pro forma financial information contained in the materials referenced above (including, without limitation, the Projections) are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, that no assurance is given that the results forecasted in such financial information will be achieved and that actual results during the period or periods covered by such financial information are subject to significant uncertainties (many of which are not in the control of the Loan Parties) and may differ from the projected results set forth therein by a material amount.

4.19           Security Documents.

(a)           The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and binding security interest in the Collateral described therein and proceeds and products thereof.  In the case of the certificated Pledged Stock, when any stock or membership certificates representing such certificated Pledged Stock are delivered to the Collateral Agent with a corresponding endorsement, and in the case of the other Collateral described in the Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 and such other filings and actions as are specified on Schedule 3 to the Security Agreement are made and taken (which may or may not be required pursuant to the terms of the Security Agreement), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Wynn Resorts Holdings and the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Senior Permitted Liens).  Schedule 4.19(a)-2 lists as of the Amended and Restated Effective Date each UCC Financing Statement that names Wynn Resorts Holdings or any Loan Party as debtor and will remain on file after the Amended and Restated Effective Date.

(b)           Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and binding Lien on, and security interest in, the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages and related fixture filings are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all of the Mortgaged Properties and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Senior Permitted Liens).

(c)           The Intellectual Property Security Agreements are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and binding security interest in the Intellectual Property Collateral described therein and proceeds and products thereof.  With respect to domestic Intellectual Property Collateral, upon (i) the filing and recordation of the Intellectual Property Security Agreements in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks, and the United States Copyright Office relative to copyrights, together with payment of all requisite fees and (ii) the filing of financing statements in appropriate form for filing in the offices specified on Schedule 4.19(c) (which financing statements have been duly completed and filed by the Collateral Agent in accordance with applicable Requirements of Law) the Intellectual Property Security Agreements shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Senior Permitted Liens).

(d)           The Control Agreements are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and binding security interest in the Accounts described therein and proceeds and products thereof.  Upon the execution of the Control Agreements, the Control Agreements shall constitute perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Accounts and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Senior Permitted Liens).

4.20           Solvency.  The Loan Parties taken as a whole, each significant Loan Party and the Completion Guarantor are, and immediately after giving effect to (a) the incurrence of all Indebtedness, (b) the use of the proceeds of such Indebtedness (including, without limitation, the use of proceeds of the extensions of credit made by the Lenders hereunder) and (c) obligations being incurred in connection with the Operative Documents, will be Solvent.

4.21           Senior Indebtedness.  The Obligations (including, without limitation, the guarantee obligations of each Guarantor under the Loan Documents) constitute senior secured debt of each of the Loan Parties and “Permitted Debt” under and as defined in the 2014  Notes Indenture.  The 2014 Notes are the legal, valid and binding obligations of the Borrower and Capital Corp., enforceable against the Borrower and Capital Corp. in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  The issuance and sale of the 2014 Notes by Borrower and Capital Corp. did not violate any applicable federal or state securities laws.

4.22           Regulation H.  No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.23           Insurance.  Each of the Loan Parties is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged and in any event in accordance with Section 6.5.  None of the Loan Parties has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect (other than as a result of general market conditions).

4.24           Performance of Agreements; Material Contracts.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, in each case, except where the consequences of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.  Schedule 4.24 contains a true, correct and complete list of the Material Contracts in effect on the Amended and Restated Effective Date.

4.25           Real Estate.

(a)           As of the Amended and Restated Effective Date, Schedule 4.25(a) sets forth a true, complete and correct list of all Real Estate, including a brief description thereof, including, in the case of leases, the street address, landlord name, tenant name, current rent amount, lease date and lease expiration date.  The Borrower has delivered to the Administrative Agent true, complete and correct copies of all such leases.

(b)           All Real Estate and the current use thereof complies with all applicable Requirements of Law (including building and zoning ordinances and codes) and with all Insurance Requirements, and none of the Loan Parties are non-conforming users of such Real Estate, except where noncompliance or such non-conforming use could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

(c)           No Taking has been commenced or, to the Borrower’s knowledge, is contemplated with respect to all or any portion of any Real Estate or for the relocation of roadways providing access to such Real Estate except, in each case, as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

(d)           Except for those disclosed in the Title Policies or as set forth on Schedule 4.25(d), as of the Amended and Restated Effective Date there are no current, pending or, to the knowledge of the Borrower, proposed special or other assessments (other than for ad valorem taxes) for public improvements or otherwise affecting any Real Estate, nor are there any contemplated improvements to such Real Estate that may result in such special or other assessments.  There are no current, pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any Real Estate, nor are there any contemplated improvements to such Real Estate that may result in such special or other assessments, in any case that could reasonably be expected to result in a material liability to any Loan Party.

(e)           None of the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Estate with any other real property not owned by such Loan Party constituting a separate tax lot.  The Mortgaged Properties have been properly subdivided or entitled to exception therefrom, and for all purposes the Mortgaged Properties may be mortgaged, conveyed and, other than those with respect to leasehold interests, otherwise dealt with as separate legal lots or parcels.

(f)           The use being made of all Real Estate is in conformity with the certificate of occupancy and/or such other Permits for such Real Estate and any other reciprocal easement agreements, restrictions, covenants or conditions affecting such Real Estate except, in each case, to the extent such non-conformity could not reasonably be expected to have a Material Adverse Effect.

(g)           There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Estate (other than those set forth in or otherwise permitted under the Loan Documents, including, without limitation, Permitted Liens).

(h)           All Real Estate has or is expected to have adequate rights of access to public ways and is or is expected to be served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer and storm drain facilities, in each case as necessary to permit the Real Estate to be used for its intended purposes.  All roads necessary for the utilization of the Real Estate for its current purpose have been or are expected to be completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Estate.

(i)           Except as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect, no building or structure constituting Real Estate or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant affecting such Real Estate or encroaches on any easement or on any property owned by others.

(j)           Since the Closing Date, no portion of the Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored or is in the process of being repaired and restored in accordance with Section 2.24.

4.26           Permits.  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (a) each of the Loan Parties has obtained and holds all Permits required as of the date this representation is deemed made in respect of all Real Estate and for any other Property otherwise then currently operated by or on behalf of, or for the benefit of, such Person and for the operation of its then current Permitted Businesses, (b) all such Permits are in full force and effect, and each of the Loan Parties has performed and observed all requirements of such Permits (to the extent required to be performed by the date this representation is deemed made), (c) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation, modification, suspension or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits, other than Permits required by the Nevada Gaming Authorities, contain any restrictions, either individually or in the aggregate, that are materially burdensome to any of the Loan Parties, or to the operation of its Permitted Business or any Property owned, leased or otherwise operated by such Person, (e) the Borrower has no knowledge that any Governmental Authority is considering limiting, modifying, suspending, revoking or renewing on burdensome terms any such Permit and (f) each of the Loan Parties reasonably believes that each such Permit will be timely renewed and complied with, without unreasonable expense or delay, and that any such Permit not required to have been obtained by the date this representation is deemed made that may be required of such Person is of a type that is routinely granted on application and compliance with the conditions of issuance (such conditions being ministerial or of a type satisfied in the ordinary course of business, without undue expense or delay) and will be timely obtained and complied with, without undue expense or delay.

4.27           Sufficiency of Interests.  Other than those services to be performed and materials to be supplied that can be reasonably expected to be commercially available when and as required, the Loan Parties own or hold under lease all of the property interests and have entered into all documents and agreements necessary to develop, construct, complete, own and operate the Project (including access to sufficient water rights) on the Mortgaged Property, all in accordance with all Requirements of Law.

4.28           Utilities.  All gas, water and electrical interconnection and utility services necessary for the construction and operation of the Project for its intended purposes are or will be available at the Site as and when required.

4.29           Fiscal Year.  The fiscal year of each of the Loan Parties (including the Borrower) ends on December 31 of each calendar year.

4.30           Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. CONDITIONS PRECEDENT

5.1           INTENTIONALLY OMITTED.

5.2           Conditions to Extensions of Credit Pursuant to Section 2.5(a) or 3.2(a).  The agreement of each Lender to make extensions of credit requested to be made by it pursuant to Section 2.5(a) or 3.2(a), as applicable, is subject to the satisfaction, prior to or concurrently with the making of such extensions of credit, of the following conditions precedent:

(a)           Notice.  The Borrower and/or the Disbursement Agent, as the case may be, shall have delivered to the Administrative Agent and, in the case of Letters of Credit, the Issuing Lender, the Notice of Advance Request with respect to the Loans and/or Letters of Credit requested on such Borrowing Date, in each case in the form, at the times and as required under Section 2.3 of the Disbursement Agreement and in accordance with the procedures specified in Section 2.5(a) hereof in the case of Loans and Section 3.2(a) hereof in the case of Letters of Credit.

(b)           Satisfaction of Disbursement Agreement Conditions Precedent.  All conditions precedent to such extension of credit described in Section 3.2 of the Disbursement Agreement, shall have been satisfied or waived in accordance with the terms of the Disbursement Agreement.

5.3           Conditions to Extensions of Credit Requested Pursuant to Section 2.5(b) or 3.2(b).  The agreement of each Lender to make extensions of credit requested to be made by it pursuant to Sections 2.5(b) or 3.2(b) is subject to the satisfaction, prior to or concurrently with the making of such extensions of credit, of the following conditions precedent:

(a)           Notice.  The Borrower shall have delivered (i) in the case of the borrowing of Loans, a Notice of Borrowing to the Administrative Agent in accordance with the procedures specified in Section 2.5(b) and (ii) in the case of the issuance of Letters of Credit, a Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith to the Issuing Lender in accordance with the procedures specified in Section 3.2(b).

(b)           Representations and Warranties.  Each of the representations and warranties made by the Completion Guarantor, Wynn Resorts Holdings or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date.

(c)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(d)           No Material Adverse Effect.  No events or circumstances individually or collectively having a Material Adverse Effect shall have occurred since the Closing Date (except as is no longer continuing).

(e)           Project Costs.  With respect to extensions of credit that are to be applied toward the payment of Project Costs, the Company shall be in compliance with Section 6.7 of the Disbursement Agreement as if payment for such Project Costs were to made on the Borrowing Date.

Each borrowing of Loans by and issuance of a Letter of Credit on behalf of the Borrower pursuant to Sections 2.5(b) or 3.2(b) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

5.4           Conditions to Amended and Restated Effective Date.  The occurrence of the Amended and Restated Effective Date is subject to the satisfaction of the following conditions precedent:

(a)           Lender Approval.  The Administrative Agent shall have received the necessary authorization from the Lenders, the Borrower shall have taken such other action as required under Section 2.25 and such additional Persons shall have become Lenders hereunder such that on the Amended and Restated Effective Date, and after taking into consideration the repayment of Term B Loans described in clause (b) below and any Revolving Loans made on the Amended and Restated Effective Date, the Lenders and their Commitments and Term B Loan Extensions of Credit shall be as set forth on Annex B hereto.

(b)           Fees, Interest and Repayment of Term B Loans.  All amounts required to be paid to the Arrangers or the Administrative Agent and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 5.4 (or otherwise in connection with the Amended and Restated Effective Date), shall have been paid in full.  All accrued interest and fees under this Agreement as of the Amended and Restated Effective Date (including Revolving Commitment Fees) shall have been paid in full.  Additionally, all proceeds on deposit in the Bank Proceeds Account on the Amended and Restated Effective Date shall be applied to the repayment of Term B Loans on the Amended and Restated Effective Date.

(c)           Loan Documents.  The Borrower shall have delivered to the Administrative Agent (with such number of originally executed copies as they may reasonably request) executed originals of (i) this Agreement, (ii) the Reaffirmation Agreement, (iii) the Fourth Amendment to Disbursement Agreement in the form of Exhibit L hereto and (iv) the First Amendment to Mortgage in the form of Exhibit P hereto (collectively, the “Amended and Restated Effective Date Documents”),  all of which shall be in form and substance satisfactory to the Administrative Agent and shall have been duly authorized, executed and delivered by the parties thereto.

(d)           Corporate and/or LLC Authority of the Loan Parties.  The Borrower shall have delivered to the Administrative Agent (i) a certified copy of the Governing Documents of each of the Loan Parties (certified by a Responsible Officer, secretary or assistant secretary of each such Loan Party and, if applicable, the Secretary of State of Nevada or any other state of incorporation or organization), (ii) good standing certificates for each of the Loan Parties issued by the Secretary of State of Nevada or any other state of incorporation or organization and (iii) a copy of one or more resolutions or other authorizations of the Loan Parties certified by a Responsible Officer, secretary or assistant secretary of each such Loan Party as being in full force and effect on the Amended and Restated Effective Date, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents delivered as of the Amended and Restated Effective Date, and any other instruments or agreements required hereunder or thereunder in connection with the Amended and Restated Effective Date to which any such entity is a party.

(e)           Incumbency of the Loan Parties.  The Borrower shall have delivered to the Administrative Agent a certificate on behalf of each of the Loan Parties satisfactory in form and substance to the Administrative Agent, signed by the secretary or assistant secretary of each such Loan Party or by a Responsible Officer and dated as of the Amended and Restated Effective Date, as to the incumbency of the Person or Persons authorized to execute and deliver the Amended and Restated Effective Date Documents and any other documents, instruments or agreements required hereunder or thereunder in connection with the Amended and Restated Effective Date to which each such entity is a party.

(f)           Legal Opinions.  The Administrative Agent, on behalf of itself, the Lenders and the Issuing Lender, shall have received a written opinion of (i) Boies, Schiller & Flexner LLP (as special New York counsel) and (ii) Schreck Brignone (as Nevada counsel), in each case as counsel for Wynn Resorts, Wynn Resorts Holdings, the Borrower and the other Loan Parties, in each case (A) dated the Amended and Restated Effective Date, (B) addressed to the Administrative Agent, the Issuing Lender and the Lenders, (C) covering such matters relating to the Loan Documents and as the Arrangers shall reasonably request and which are customary for transactions of the type contemplated herein and (D) otherwise in form and substance reasonably satisfactory to the Arrangers and the Administrative Agent.

(g)           UCC; Lien Searches.  The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Borrower and each of the Loan Parties, and such search shall reveal no Liens on any of the assets of the Borrower or any such Loan Parties except Permitted Liens.

(h)           Projections.  The Arrangers and the Administrative Agent shall have received financial projections of the Borrower and the Loan Parties for the five year period following the Amended and Restated Effective Date in form and substance satisfactory to the Arrangers.

(i)           Disbursement Agent Fee Letter.  The letter regarding the fees of the Disbursement Agent shall have been executed by the Borrower and delivered to the Disbursement Agent.

(j)           Governmental Approvals.  All material governmental and third party approvals necessary in connection with the transactions contemplated on the Amended and Restated Effective Date (including all necessary regulatory and gaming approvals) shall have been obtained on terms satisfactory to the Arrangers and the Administrative Agent and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the foregoing.

(k)           Representations and Warranties.  Each representation and warranty of the Borrower and each other Loan Party set forth in each Loan Document shall be true and correct in all material respects on and as of the Amended and Restated Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(l)           Events of Default.  No Default or Event of Default shall have occurred and be continuing.

(m)           Title Insurance.  The Arrangers and the Administrative Agent shall have received appropriate endorsements or supplements to the Title Policy, or a commitment to issue such endorsements or supplements, in each case in form and substance reasonably satisfactory to the Administrative Agent, which endorsements or supplements shall, among other things, (i) ensure the Lenders that the amendments to the Original Credit Agreement and the applicable Mortgages made on the Amended and Restated Effective Date do not adversely affect the Lender’s title and extended coverage insurance contained in the Title Policy and (ii) increasing the insured amount of the Title Policy by the principal amount of $125,000,000.

(n)           Borrower Certificate.  The Administrative Agent shall have received a certificate of the Borrower and the Loan Parties substantially in the form of Exhibit Q hereto, dated the Amended and Restated Effective Date, and signed by a Responsible Officer or a duly authorized officer of each Loan Party.

(o)           Other Documents.  The Administrative Agent shall have received such other documents and evidence as are customary for transactions of this type as the Administrative Agent may reasonably request in connection with the transactions contemplated on the Amended and Restated Effective Date.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized pursuant to the terms of this Agreement) or any Loan or other amount is owing to any Lender, any Arranger, any Manager or any Agent hereunder or under any other Loan Document (other than contingent obligations not then due and payable), the Borrower shall and shall cause each of the other Loan Parties to, directly or indirectly:

6.1           Financial Statements.  Furnish to the Administrative Agent (which the Administrative Agent shall deliver to the Lenders):

(a)           as soon as available, but in any event not later than the earlier of (i) 10 days after the filing with the SEC of the Borrower’s Annual Report (or Wynn Resorts’ Annual Report if no Annual Report for the Borrower has been filed) on Form 10-K (or successor form thereto) with respect to each Fiscal Year and (ii) 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than the earlier of (i) 10 days after the filing with the SEC of the Borrower’s Quarterly Report (or Wynn Resorts’ Quarterly Report if no Quarterly Report for the Borrower has been filed) on Form 10-Q (or successor form thereto) with respect to each of the first three quarterly periods of each Fiscal Year and (ii) 45 days after the end of each of the first three quarterly periods of each Fiscal Year, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

6.2           Certificates; Other Information.  Furnish to the Administrative Agent or, in the case of clauses (m) through (p) promptly give written notice to the Administrative Agent of (in each case which the Administrative Agent shall deliver to the Lenders):

(a)           concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that, in connection with their audit examination, nothing has come to their attention that causes them to believe that the Borrower or any of the Loan Parties failed to comply with the terms, conditions, provisions or conditions of Sections 6.3, 6.6(a), 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9(a), 7.10, 7.11, 7.12, 7.19, 7.22, 7.23 and 7.26 of this Agreement, insofar as such sections relate to financial or accounting matters;

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of the existence of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement referred to therein as of the last day of the applicable fiscal quarter or Fiscal Year, as the case may be and (iii) a certificate of a Responsible Officer setting forth all payments made by the Borrower with respect to Affiliated Overhead Expenses during the 12-month period ending on the last day of the applicable quarter and stating that all such payments were in reimbursement of Affiliated Overhead Expenses and permitted pursuant to Section 7.10(c);

(c)           concurrently with the delivery of any financial statements pursuant to Section 6.1(a), a detailed consolidated budget of the Borrower and its consolidated Subsidiaries for such Fiscal Year (including a projected consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that, at the time made, such Projections are based on estimates, information and assumptions believed by the Responsible Officer to be reasonable at the time made;

(d)           concurrently with the delivery of the financial statements referred to in Section 6.1(a) (and only to the extent not otherwise contained in such financial statements), a narrative discussion and analysis of the financial condition and results of operations of the Loan Parties (taken as a whole) for the Fiscal Year to which such financial statements relate and a comparison thereof to (i) the Projections covering such Fiscal Year and (ii) the actual financial condition and results of operations of the Fiscal Year immediately prior to such Fiscal Year;

(e)           within five Business Days after the same are sent, copies of all financial statements and reports that any Loan Party generally sends to the holders of any class of its debt securities to the extent not previously delivered to the Administrative Agent and, within five Business Days after the same are filed, either copies of all financial statements and reports that any Loan Party files with the SEC or electronic notice of such filings;

(f)           on the date of the occurrence thereof, notice that (i) any or all of the First Lien Secured Obligations (other than the Obligations) or Second Lien Secured Obligations have been accelerated or (ii) the agent, lenders, trustee or the holders of or with respect to any First Lien Secured Obligations (other than the Obligations) or Second Lien Secured Obligations, as the case may be, has given notice that any or all such obligations are to be accelerated;

(g)           promptly, and in any event within ten Business Days after any Material Contract is terminated or amended or any new Material Contract is entered into, or upon becoming aware of any material default by any Person under a Material Contract, a written statement describing such event with copies of such amendments or new Material Contracts and, with respect to any such terminations or material defaults, an explanation of any actions being taken (if any) with respect thereto;

(h)           promptly upon receipt, copies of all notices provided to any Loan Party or their Affiliates pursuant to any documents evidencing First Lien Secured Obligations (other than the Obligations) or Second Lien Secured Obligations relating to material defaults or material delays and promptly upon execution and delivery thereof, copies of all amendments to any of the documents evidencing First Lien Secured Obligations (other than the Obligations) or Second Lien Secured Obligations;

(i)           to the extent not included in subsections (a) through (h) above, no later than the date the same are required to be delivered thereunder, copies of all agreements, documents or other instruments (excluding legal opinions of counsel of the Loan Parties but including, without limitation, (i) audited and unaudited, pro forma and other financial statements, reports, forecasts, and projections, together with any required certifications thereon by independent public auditors or officers of any Loan Party or otherwise, (ii) press releases, (iii) statements or reports furnished to any other holder of the securities of any Loan Party and (iv) regular, periodic and special securities reports) that any Loan Party is required to provide pursuant to the terms of the First Lien Secured Obligations (other than the Obligations) or Second Lien Secured Obligations;

(j)           [INTENTIONALLY OMITTED]

(k)           within twenty days after the end of each fiscal quarter of the Borrower, a schedule of all Proceedings involving an alleged liability of, or claims against, any Loan Party equal to or greater than $10,000,000, and promptly after request by the Administrative Agent such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings;

(l)           promptly, such additional financial and other information as any Lender may from time to time reasonably request;

(m)           upon any officer of a Loan Party obtaining knowledge thereof, the occurrence of any Default or Event of Default;

(n)           upon any officer of a Loan Party obtaining knowledge thereof, the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Loan Party, or any Property of a Loan Party (collectively, “Proceedings”) not previously disclosed in writing by the Borrower to the Administrative Agent that, in any case (i) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect or (ii) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or any material development in any such Proceeding;

(o)           the following events, as soon as possible and in any event within 30 days after any Loan Party knows thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a material failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any other Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(p)           any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to clauses (m) through (p) of this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

6.3           Payment of Obligations.  To the extent not otherwise subject to valid subordination, standstill, intercreditor or similar arrangements, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its  obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4           Conduct of Business and Maintenance of Existence, etc.

(a)             (a) Preserve, renew and keep in full force and effect its corporate or limited liability company existence and in each case remain a Wholly Owned Subsidiary of Wynn Resorts and (b) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of subsection (b) above, to the extent that failure to do so could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Leases; Insurance.

(a)           Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)           Maintain all rights of way, easements, grants, privileges, licenses, certificates, and Permits necessary for the intended use of any Real Estate, except any such item the loss of which, individually or in the aggregate, could not reasonably be expected to materially and adversely affect or interfere with the Permitted Business of any Loan Party or have a material adverse effect on the Site.

(c)           Comply with the terms of each lease or other grant of Real Estate, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where noncompliance therewith could not reasonably be expected to materially and adversely affect or interfere with the Permitted Business or Property of any Loan Party.

(d)           At all times maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is commonly carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and the other Loan Parties operate and, in each case, which is reasonably acceptable in all material respects to the Administrative Agent (in consultation with the Insurance Advisor) from time to time.  In addition, the Borrower and each of the other Loan Parties shall obtain such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as the Administrative Agent (in consultation with the Insurance Advisor) may reasonably request from time to time; provided that such insurance and such amounts are then commonly insured against with respect to similar properties in Las Vegas, and are available on commercially reasonable terms.  Notwithstanding anything herein to the contrary, the insurance maintained by the Borrower and the other Loan Parties pursuant to this Section 6.5(d) shall include terrorism insurance and shall not include key-man life insurance; provided that the Borrower and the Loan Parties shall not be required to maintain terrorism insurance at any time, if any (and only for such time), that such insurance is not available on any terms.  All material insurance policies shall provide that no cancellation thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof.  The Administrative Agent shall be named as an additional insured on all material liability insurance policies of the Borrower and each of the Loan Parties (other than directors and officers liability insurance) and the Collateral Agent shall be named as loss payee on all material property insurance policies of each such person.

(e)           Deliver to the Administrative Agent on behalf of the Secured Parties, (i) upon request of any Secured Party from time to time, information as to the insurance carried, (ii) forthwith, notice of any cancellation or non-renewal of any material insurance policy of any Loan Party or any material change in coverage of any Loan Party and (iii) promptly after such information is available to any Loan Party, information as to any claim for an amount in excess of $5,000,000 with respect to any property and casualty insurance policy maintained by any such Loan Party.

6.6           Inspection of Property; Books and Records; Discussions. (a) Keep in all material respects, adequate books of records and account in which entries shall be made of all dealings and transactions in relation to its business and activities to allow preparation of the financial statements referred to in Section 6.1 in accordance with GAAP and (b) subject to any Nevada Gaming Laws restricting such actions, permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and, at such Person’s expense (unless a Default or Event of Default is continuing, in which case at the Borrower’s expense), make abstracts from any of its books and records at any reasonable time and upon reasonable prior notice and as often as may reasonably be desired and, during normal business hours, to discuss the business, operations, properties and financial and other condition of any Loan Party with officers of such Loan Party and with their respective independent certified public accountants (provided that a Responsible Officer may be present for any such discussions with independent certified public accountants if the Borrower so chooses).

6.7           INTENTIONALLY OMITTED.

6.8           Environmental Laws; Permits.

(a)           Comply in all material respects with, and use best efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with, and use best efforts to ensure that all tenants and subtenants obtain, maintain and comply in all material respects with, any and all licenses, approvals, notifications, registrations or Permits required by applicable Environmental Laws except, in each case, to the extent any non-compliance could not reasonably be expected to result in any material liability to the Loan Parties or their Properties or in an inability of the Loan Parties to perform their respective obligations in any material respect under the Operative Documents.

(b)           In the event that the Borrower or any other Loan Party fails to comply with Section 6.8(a), the Administrative Agent may (i) retain, at the Borrower’s expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to the non-compliance and the conditions giving rise to the non-compliance and (ii) conduct its own investigation of the non-compliance and the conditions giving rise to the non-compliance.  For purposes of conducting such a review and/or investigation, the Administrative Agent and its agents, employees, consultants and contractors shall have, upon reasonable prior notice, the right to enter into or onto the Site or the Project and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith.  Any such investigation shall be conducted, unless otherwise agreed to by a Loan Party and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at the Site or the Project or to cause any damage or loss to any property at the Site or the Project.  Any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor and police the Loans and to protect the Lenders’ security interests, if any, created by the Loan Documents.  A copy of such report shall be provided to the

Borrower.  The Administrative Agent agrees that any such investigation shall be conducted by an environmental consulting firm qualified and licensed by the State of Nevada.

(c)           Deliver to the Administrative Agent (i) as soon as practicable following receipt thereof, copies in any Loan Party’s possession or any Loan Party’s control of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Loan Parties or by independent consultants, governmental authorities or any other Persons (other than any Lender), with respect to Environmental Matters at the Site or the Project or with respect to any Environmental Claims, (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any remedial action taken by any Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims against a Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (2) any Environmental Claims against a Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (iii) as soon as practicable following the sending or receipt thereof by any Loan Party, a copy of any and all written communications with respect to (A) any Environmental Claims that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (B) any Release required to be reported to any federal, state or local governmental or regulatory agency and (C) any request for information from any governmental agency indicating that such agency is investigating whether any Loan Party may be potentially responsible for any Hazardous Materials Activity, (iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Loan Party that could reasonably be expected to (1) expose any Loan Party to, or result in, Environmental Claims that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or (2) affect the ability of any Loan Party to maintain in full force and effect all material Permits required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by any Loan Party to modify current operations in a manner that could reasonably be expected to subject such Loan Party to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (v) any notice that any Governmental Authority may condition approval of, or any application for, any material Permit held by any Loan Party on terms and conditions that are materially burdensome to such Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person, (vi) notice of any actions or proceedings of the types described in Sections 4.17(c) through (e), (vii) as soon as practicable, all documents submitted to, filed with or received from any Governmental Authority, including, without limitation, the Nevada Public Utilities Commission and the State of Nevada, Division of Water Resources, with respect to any material water permits held by any Loan Party or otherwise utilized or expected to be utilized with respect to the Project and (viii) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 6.8(c).

6.9           Dissolution of the Completion Guarantor.  As is reasonably practicable, following the Phase II Final Completion Date, liquidate, wind up and dissolve the Completion

Guarantor.  After the Completion Guarantor is dissolved in accordance with this Section 6.9, all references to the Completion Guarantor contained in this Agreement or any other Loan Document shall be deemed deleted and any provisions with respect to or affecting the Completion Guarantor (whether representations, warranties, covenants or otherwise) shall be of no further force or effect.

6.10           Additional Collateral, Discharge of Liens, etc.

(a)           With respect to any Property acquired after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected security interest (other than (I) Property described in paragraph (b) below, (II) the Aircraft, (III) subject to Section 6.11(b), cash and cash equivalents, (IV) the Macau Loan to the extent made directly to Wynn Macau and (V) any other Excluded Assets), subject to compliance with applicable Nevada Gaming Laws and restrictions on the granting of Liens permitted pursuant to Section 7.13, promptly (and in any event within five Business Days following the date of such acquisition or such longer period as may be reasonably approved by the Administrative Agent) (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (subject to Permitted Liens), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be reasonably required by the Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.  In addition to the foregoing, in the event any such Property acquired after the Closing Date consists of Real Estate or other Property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, promptly (and, in any event, within five Business Days following the date of such acquisition or such longer period approved by the Administrative Agent) (A) execute and deliver a mortgage, substantially in the form of the Mortgages (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent or the Collateral Agent may reasonably request), such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Collateral Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Collateral Agent on behalf of the Secured Parties a Lien on such Real Estate subject only to Permitted Liens, (B) provide the Collateral Agent on behalf of the Secured Parties with a commitment to issue title and extended coverage insurance covering such Real Estate in an amount at least equal to the fair market value of such Real Estate, and in any event consistent with (except for coverage amount) the title and extended coverage insurance covering the Site obtained pursuant to the Disbursement Agreement on the Closing Date and from time to time thereafter, or obtain a commitment to issue an appropriate endorsement or supplement to an existing Title Policy (in the case of an appropriate endorsement or supplement to an existing Title Policy, without any increase in the coverage amount of such Title Policy), (C) execute and deliver an environmental indemnity agreement with respect to such Real Estate, substantially in the form of the Indemnity Agreements (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent may reasonably request) and (D) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent or the Collateral Agent may reasonably request, including delivering documents and taking such other actions which would have been required under Section 3.1 of the Disbursement Agreement (as in effect on the Closing Date) if such Real Estate were part of the Mortgaged Property on the Closing Date.

(b)           With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party, subject to compliance with Nevada Gaming Laws, promptly (and in any event within five Business Days following the date of such acquisition or creation or such longer period as may be reasonably approved by the Administrative Agent) (i) execute and deliver to the Collateral Agent such amendments to (if any) the Security Agreement as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary (subject to Permitted Liens), (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as applicable, (iii) cause such new Subsidiary (A) to become a party to the Guarantee, the Security Agreement, the Subordinated Intercompany Note and, to the extent applicable, the Intellectual Property Security Agreements and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Security Agreement and, to the extent applicable, the Intellectual Property Security Agreements with respect to such new Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of Control Agreements and the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement, the Intellectual Property Security Agreements or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, (iv) if requested by the Administrative Agent or the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (v) execute and/or deliver such other documents or provide such other information as the Administrative Agent or the Collateral Agent may reasonably request, including delivering documents and taking such other actions which would have been required under Section 3.1 of the Disbursement Agreement (as in effect on the Closing Date) if such new Subsidiary were a Loan Party on the Closing Date.  In addition to the foregoing, in the event any such new Subsidiary owns or otherwise has interests in any Real Estate or other Property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, promptly (and, in any event, within five Business Days following the date of such acquisition or such longer period as may be approved by the Administrative Agent) (1) execute and deliver a mortgage, substantially in the form of the Mortgages (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent or the Collateral Agent may reasonably request), such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Collateral Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Collateral Agent on behalf of the Secured Parties a Lien on such Real Estate subject only to Permitted Liens, (2) provide the Collateral Agent on behalf of the Secured

Parties a commitment to issue title and extended coverage insurance covering such Real Estate in an amount at least equal to the fair market value of such Real Estate, and in any event consistent with (except for coverage amount) the title and extended coverage insurance covering the Site obtained pursuant to the Disbursement Agreement on the Closing Date and from time to time thereafter, or obtain a commitment to issue an appropriate endorsement or supplement to an existing Title Policy (in the case of an appropriate endorsement or supplement to an existing Title Policy, without any increase in the coverage amount of such Title Policy), (3) execute and deliver an environmental indemnity agreement with respect to such Real Estate, substantially in the form of the Indemnity Agreements (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent may reasonably request) and (4) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent or the Collateral Agent may reasonably request, including delivering documents and taking such other actions which would have been required under Section 3.1 of the Disbursement Agreement (as in effect on the Closing Date) if such Real Estate were part of the Mortgaged Property on the Closing Date.

(c)           Notwithstanding anything to the contrary in this Section 6.10, paragraphs (a) and (b) of this Section 6.10 (other than clause (C) of paragraph (a)) shall not apply to any Property or new Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining either (i) a perfected security interest therein or (ii) with respect to Real Estate, title and extended coverage insurance.  Additionally, to the extent any such acquisition relates to Real Estate, the definitions, exhibits and schedules to this Agreement and any other Loan Document (including the Disbursement Agreement) related to descriptions of Real Estate shall be deemed amended to the extent necessary to reflect such acquisition.

6.11           Use of Proceeds and Revenues.

(a)           Use the proceeds of the Loans and request the issuance of Letters of Credit, only for the purposes specified in Section 4.16; provided, that on and after the Amended and Restated Effective Date, no more than an aggregate of $2,000,000 of proceeds of extensions of credit hereunder shall be applied toward Project Costs with respect to the Phase I Project.  For purposes of this Section 6.11(a), until the Amended and Restated Disbursement Agreement Effective Date, (x) all Advances made from the Bank Proceeds Account, the 2014 Notes Proceeds Account and from the Revolving Credit Facility in respect of Project Costs related to the Phase I Project shall be deemed to have been drawn in accordance with the ratio set forth in Section 2.4.1(b) of the Disbursement Agreement and (y) the Company may allocate Advances from the Company’s Funds Account or the Company’s Concentration Account between the Phase I Project and the Phase II Project at its discretion.

(b)           Deposit in a Funding Account and, until utilized, maintain on deposit in a Funding Account, all cash and cash equivalents other than (i) On-Site Cash, (ii) cash and cash equivalents required pursuant to Nevada Gaming Laws or by Nevada Gaming Authorities to be deposited into Gaming Reserves, and (iii) cash or cash equivalents that in the ordinary course of business are not maintained on deposit in a bank or other deposit or investment account pending application toward working capital or other general corporate purposes of the Loan Parties.

6.12           Compliance with Laws, Project Documents, etc.; Permits.

(a)           Comply with all Requirements of Law, noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect and comply in all material respects with its Governing Documents.

(b)           Comply, duly and promptly, in all respects with its respective obligations and enforce all of its respective rights under all Project Documents, except where the failure to comply with its obligations or enforce all of its respective rights, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

(c)           From time to time (i) obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws, except to the extent the noncompliance therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) maintain, retain, observe and keep in full force and effect and comply with all material terms conditions and provisions of all material water permits held by any Loan Party or otherwise utilized or expected to be utilized with respect to the Project.

6.13           Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower shall, or shall cause any other applicable Loan Party to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or the applicable Loan Party for such governmental consent, approval, recording, qualification or authorization.  In the event that, notwithstanding the covenants contained in Article 7, a Lien not otherwise permitted under this Agreement shall encumber the Mortgaged Property or any portion thereof (or a mechanics’ or materialmen’s claim of lien shall be filed or otherwise asserted against the Mortgaged Property or any portion thereof), the relevant Loan Party shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by recording a bond as provided in NRS 108.2413 et seq. or otherwise or, at the Administrative Agent’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of lien filed or otherwise asserted against the Mortgaged Property or any other item of Collateral or any portion thereof within 60 days after the date of notice thereof; provided, that the provisions of this Section 6.13 (and compliance therewith) shall not be deemed to constitute a waiver of any of the provisions of Article 7.  Each of the Loan Parties shall fully preserve the Lien and the priority of each of the Mortgages and the other Security Documents without cost or expense to the Administrative Agent, the Collateral Agent or the Secured Parties.  If any Loan Party fails to promptly discharge, remove or bond off any such Lien or mechanics’ or materialmen’s claim of lien as described above, which is not being contested by the applicable Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 30 days after the receipt of notice thereof, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics’ or materialmen’s claim of lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect.  In settling, compromising or arranging for the discharge of any Liens under this subsection, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien.  The Borrower agrees that all costs and expenses expended or otherwise incurred pursuant to this Section 6.13 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall constitute Obligations and shall be paid by the Borrower in accordance with the terms hereof.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized pursuant to the terms of this Agreement) or any Loan or other amount is owing to any Lender, any Arranger, any Manager or any Agent hereunder or under any other Loan Document (other than contingent obligations not then due and payable), the Borrower shall not, and shall not permit any of the other Loan Parties to, directly or indirectly:

7.1           Financial Condition Covenants.

(a)           Consolidated Leverage Ratio – Pre-Initial Phase II Calculation Date.  Permit the Consolidated Leverage Ratio (calculated in accordance with Section 1.3) as at the last day of any period of four full consecutive fiscal quarters (or such shorter period ending on any Quarterly Date set forth below and beginning on the first day of the fiscal quarter ending on the first Quarterly Date) ending on any Quarterly Date prior to the Initial Phase II Calculation Date to exceed the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Consolidated Leverage Ratio
Quarterly Dates ending June 30, 2006 and September 30, 2006	6.00:1
Quarterly Date ending December 31, 2006	5.75:1
Quarterly Date ending March 31, 2007	5.50:1
Quarterly Date ending June 30, 2007	5.25:1
Quarterly Dates from and after September 30, 2007, but prior to the Initial Phase II Calculation Date	5.00:1

(b)           Consolidated Leverage Ratio – Post-Initial Phase II Calculation Date.  Permit the Consolidated Leverage Ratio (calculated in accordance with Section 1.3) as at the last day of any period of four full consecutive fiscal quarters ending on the Initial Phase II Calculation Date or any Quarterly Date thereafter to exceed the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Consolidated Leverage Ratio
Quarterly Date ending June 30, 2011	6.50:1
Quarterly Date ending September 30, 2011	6.25:1
Quarterly Dates from and after December 31, 2011	6.00:1

(c)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio (calculated in accordance with Section 1.3) for any period of four full consecutive fiscal quarters (or such shorter period ending on any Quarterly Date set forth below and beginning on the first day of the fiscal quarter ending on the first Quarterly Date) ending on any Quarterly Date set forth below to be less than the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Consolidated Interest Coverage Ratio
Quarterly Dates on or prior to December 31, 2007	2.00:1
Quarterly Dates from March 31, 2008 through and including September 30, 2008	1.75:1
Quarterly Date ending December 31, 2008	1.40:1
Quarterly Date ending March 31, 2009	1.35:1
Quarterly Dates from June 30, 2009 through and including March 31, 2011	1.25:1
Quarterly Dates from and after June 30, 2011	1.75:1

7.2           Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness created under any Loan Document;

(b)           Unsecured Indebtedness of any Loan Party (other than Capital Corp. and Wynn Golf, unless the proceeds of such Indebtedness are necessary for the organizational maintenance of any such party) to any other Loan Party; provided, that in each case such Indebtedness is evidenced by, and subject to the terms and conditions of, the Subordinated Intercompany Note;

(c)           Indebtedness secured by Liens permitted by Section 7.3(j) in an aggregate principal amount not less than 50% and not more than 100% of the fair market value of the Aircraft determined at the time of the incurrence of such Indebtedness;

(d)           Indebtedness (other than the Indebtedness referred to in Section 7.2(f)) outstanding on the Amended and Restated Effective Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e)           Unsecured Guarantee Obligations made in the ordinary course of business by any Loan Party of obligations of the Borrower or any other Loan Party (other than Capital Corp. and Wynn Golf);

(f)           (i)   Indebtedness of the Borrower and Capital Corp. created under the 2010 Notes Indenture in respect of the 2010 Notes in an aggregate principal amount not to exceed $10,000,000 (reduced by any principal payments from time to time made thereon) and Guarantee Obligations of any Loan Party in respect thereto; and (ii) Indebtedness of the Borrower and Capital Corp. created under the 2014 Notes Indenture in respect of the 2014 Notes in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this subclause (ii), not to exceed $1,700,000,000 (reduced by any principal payments from time to time made thereon) and Guarantee Obligations of any Loan Party in respect thereto;

(g)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(s) in an aggregate principal amount not to exceed $30,000,000 (or, from and after the Phase II Opening Date, $100,000,000) at any time outstanding;

(h)           Indebtedness to any employees of Wynn Resorts or its Wholly Owned Subsidiaries (or their estates or trusts) incurred in connection with the repurchase, redemption or other acquisition or retirement for value of Capital Stock of Wynn Resorts permitted pursuant to Section 7.6(e); provided, that such Indebtedness outstanding at any time, when aggregated with the aggregate of all payments previously made under Section 7.6(e), will not exceed $10,000,000;

(i)           Subordinated Debt not to exceed an aggregate of $25,000,000 at any time outstanding; provided, that on and after the Phase II Opening Date, the aggregate amount of Subordinated Debt incurred by the Borrower shall not be limited so long as the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.1 as of the most recent Quarterly Date of the Borrower after giving pro forma effect to any such Subordinated Debt as if such Subordinated Debt was incurred (and the repayment of Indebtedness required by the following proviso made) on the first day of the period being tested on such Quarterly Date under the covenants set forth in Section 7.1; and provided further, that in each such case the Net Cash Proceeds of such Subordinated Debt shall be applied within two Business Days of the receipt of such proceeds to the prepayment of the Obligations in accordance with Section 2.12(a);

(j)           prior to the Phase I Final Completion Date (to the extent related to the development and construction of the Phase I Project) and prior to the Phase II Final Completion Date (to the extent related to the development and construction of the Phase II Project), Indebtedness in respect of performance bonds, guaranties, commercial or standby letters of credit (other than Letters of Credit), bankers’ acceptances or similar instruments issued by a Person other than Wynn Resorts or any Subsidiary of Wynn Resorts for the benefit of a trade creditor of any Loan Party, in an aggregate amount not to exceed $40,000,000 at any time outstanding so long as (i) such Indebtedness is incurred in the ordinary course of business and (ii) the obligations of any Loan Party, as the case may be, supported by such performance bonds, guaranties, trade letters of credit, bankers’ acceptances or similar instruments (1) consist solely of payment obligations with respect to costs incurred in accordance with the Phase I Project Budget or the Phase II Project Budget, as the case may be, which would otherwise be permitted to be paid by the applicable Loan Party pursuant to the Disbursement Agreement, (2) are secured and (3) are secured solely by Liens permitted by Section 7.3(u);

(k)           Indebtedness in respect of performance bonds, guaranties, commercial or standby letters of credit (other than Letters of Credit), bankers’ acceptances or similar instruments issued by a Person other than Wynn Resorts or any Affiliate of Wynn Resorts for the benefit of a trade creditor of any Loan Party, in an aggregate amount not to exceed $25,000,000 at any time outstanding so long as such Indebtedness (i) is incurred in the ordinary course of business; (ii) does not consist of payment obligations with respect to Project Costs related to the Phase II Project; and (iii) if secured, are secured solely by Liens permitted by Section 7.3(v);

(l)           Indebtedness, the Net Cash Proceeds of which are used for the development, construction and opening of an Additional Entertainment Facility and/or Retail Facility, in an aggregate principal amount (or original accreted value, as applicable) at any time not to exceed 66⅔% of the aggregate cost of such Additional Entertainment Facility and/or Retail Facility; provided that net cash proceeds have been received by the Borrower as a contribution to its equity capital in an amount equal to at least 33⅓% of the projected aggregate cost of such Additional Entertainment Facility and/or Retail Facility, which amount has been irrevocably committed substantially concurrent with the date of incurrence of such Indebtedness for use to develop, construct and open such Additional Entertainment Facility and/or Retail Facility; provided, further, the Borrower shall cause equity capital to be contributed to the Borrower such that 33⅓% of the costs related to the Additional Entertainment Facility and/or Retail Facility shall have been funded with equity capital;

(m)            additional Indebtedness in an aggregate principal amount (for all Loan Parties) not to exceed $50,000,000 at any time outstanding; and

(n)            Indebtedness of the Borrower and/or Capital Corp. in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, not to exceed the lesser of (x) $500,000,000, (y) the amount of such Indebtedness permitted to be incurred under the 2014 Notes Indenture by the Loan Parties on the date that such Indebtedness is initially issued or obtained in reliance on this clause (n) in accordance with clause (i) below and (z) the principal amount of Indebtedness initially issued or obtained in reliance on this clause (n) in accordance with clause (i) below (in any such case, reduced by any principal payments from time to time made thereon) and Guarantee Obligations of any Loan Party with respect thereto (the “Senior Unsecured Debt”); provided that (i) the Senior Unsecured Debt shall initially be issued by the Borrower and/or Capital Corp. in a single issuance (and thereafter, except with respect to Permitted Refinancing Indebtedness related thereto, no other Indebtedness shall be issued in reliance on this clause (n)), (ii) the Senior Unsecured Debt shall have a final maturity date not earlier than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the 2014 Notes and (iii) subject to clause (ii) above, the terms and conditions of the Senior Unsecured Debt (including the pricing, covenants and restrictions contained in the agreements governing the Senior Unsecured Debt) shall be in form and substance satisfactory to the Majority of the Arrangers.

7.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes, assessments or governmental charges or claims not yet due and payable or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceeding (and, in any event, there has been no commencement of the sale of any portion of the Collateral on account of such Lien); provided, that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(c)           Liens arising in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits;

(d)           Liens incurred on deposits made to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, covenants, rights-of-way, restrictions, subdivisions, parcelizations, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount, which do not in any case materially detract from the value of the Real Estate including, without limitation, those matters set forth on any title policy provided to the Administrative Agent subsequent to the Amended and Restated Effective Date with respect to Real Estate acquired subsequent to the Amended and Restated Effective Date;

(f)           Liens in existence on the Amended and Restated Effective Date listed on Schedule 7.3(f); provided, that no such Lien is spread to cover any additional Property (other than proceeds of the sale or other disposition thereof) after the Amended and Restated Effective Date;

(g)           Liens created pursuant to the Security Documents or otherwise securing the Obligations (including Liens created thereunder securing Specified Hedge Agreements);

(h)           leases and subleases in each case permitted under the Loan Documents, and any leasehold mortgage in favor of any party financing the lessee under any such lease or sublease; provided, that  no Loan Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing;

(i)           Liens created by the Golf Course Lease;

(j)           Liens securing Indebtedness permitted under Section 7.2(c); provided that such Liens attach only to the Aircraft, the beneficial interest of any trust which owns the Aircraft and/or such Loan Party that either directly owns the Aircraft or owns the beneficial interest in any trust that owns the Aircraft (in the case of any such Loan Party, so long as such Loan Party owns no material Property other than the Aircraft and/or the beneficial interest of any such trust) and any proceeds thereof;

(k)           Liens securing Indebtedness permitted under Section 7.2(f)(ii);

(l)           Liens in respect of an agreement to Dispose of any Property, to the extent such Disposition is permitted by Section 7.4 or 7.5;

(m)            so long as the Disbursement Agreement is in effect, any “Permitted Liens” as defined under the Disbursement Agreement;

(n)           any attachment, judgment, writs or warrants of attachment or other similar Liens not constituting an Event of Default under Section 8.1(h);

(o)           Permitted Encumbrances;

(p)           Liens arising from the filing of UCC financing statements relating solely to leases;

(q)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)           any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Estate;

(s)           Liens on any Property (including the interest of a lessee under a Capitalized Lease or Synthetic Lease Obligation) securing Indebtedness incurred or assumed for the purpose of financing (or financing the purchase price within 180 days after the respective purchase of Property) all or any part of the acquisition, design, installation, construction, repair or improvement cost of such Property; provided, that (i) such Liens do not at any time encumber any Property other than the Property (and proceeds of the sale or other Disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accession and replacements thereof or thereto) financed by such Indebtedness, (ii) such Lien either exists on the date hereof or is created in connection with the acquisition, design, installation, construction, repair or improvement of such Property, (iii) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of such Property and is otherwise permitted to be incurred pursuant to Section 7.2(g) and (iv) the Property financed by such Indebtedness is not of a type that will become affixed to the Project such that the removal thereof could reasonably be expected to physically damage the Project in any material respect;

(t)           Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement, concentration account agreements or under the UCC or arising by operation of law of banks or other financial institutions where any Loan Party maintains deposit, disbursement or concentration accounts in the ordinary course of business permitted by this Agreement;

(u)           Liens on cash deposited with, or held for the account of, any Loan Party securing reimbursement obligations under performance bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances or similar instruments permitted under Section 7.2(j), granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit or bankers’ acceptances, so long as (i) any cash disbursed to secure such reimbursement obligations is invested (if at all) in Permitted Securities only (to the extent the Borrower has the right to direct the investment thereof) and is segregated from the Loan Parties’ general cash accounts so that such Liens attach only to such cash and Permitted Securities and (ii) the amount of cash and/or Permitted Securities secured by such Liens is not less than the amount of Indebtedness secured thereby and in any event does not exceed 110% of the amount of the Indebtedness secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions declared or paid in respect of such Permitted Securities);

(v)           Liens on cash deposited with, or held for the account of, any Loan Party securing reimbursement obligations under performance bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances or similar instruments permitted under Section 7.2(k), granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit or bankers’ acceptances, so long as (i) any cash used as security for such reimbursement obligations is invested (if at all) in Cash Equivalents only (to the extent the Borrower has the right to direct the investment thereof) and is segregated from the Loan Parties’ general cash accounts so that such Liens attach only to such cash and Cash Equivalents and (ii) the amount of cash and/or Cash Equivalents secured by such Liens does not exceed 110% of the amount of the Indebtedness secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions declared or paid in respect of such Cash Equivalents);

(w)            Liens created or expressly contemplated by the Affiliate Agreements, in each case as in effect on the date hereof, so long as such Liens do not secure Indebtedness;

(x)           Liens securing Indebtedness permitted under Section 7.2(f)(i); provided that such Liens attach only to the 2010 Notes Satisfaction Proceeds;

(y)           to the extent the Macau Loan was made directly to Wynn Macau, Liens of any lenders or other providers of debt, loan facilities or stand-by facilities to Wynn Macau on such Macau Loan and the proceeds thereof (in each case only to the extent that the Macau Loan is effectively subordinated in right of payment to the Indebtedness or other obligations of any such lenders or other providers of debt, loan facilities or stand-by facilities);

provided that the Indebtedness or other obligations secured by any such Lien shall be non-recourse to the Loan Parties (other than with respect to the Macau Loan);

(z)           additional Liens incurred by any Loan Party so long as the value of the Property subject to such Liens (valued at the time such Lien is incurred) do not exceed $15,000,000 in the aggregate at any time;

(aa)           to the extent constituting Liens, any trust’s ownership interest in the Aircraft; and

(bb)           Liens of sellers of goods to any Loan Party arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses.

7.4           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)           any Loan Party may be merged or consolidated with or into any other Loan Party (provided, that in the event any such merger or consolidation involves (i) the Borrower, the Borrower shall be the continuing or surviving entity or (ii) Capital Corp. or Wynn Golf, neither Capital Corp. nor Wynn Golf shall be the continuing or surviving entity);

(b)           any Loan Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Loan Party (other than Capital Corp. or Wynn Golf);

(c)           any Loan Party (other than the Borrower) may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders; and

(d)           any Loan Party may Dispose of any of its Property in accordance with Section 7.5.

7.5           Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock to any Person, except:

(a)           the Disposition for fair market value of obsolete or worn out Property or Property no longer useful in the business of the Loan Parties;

(b)           the Disposition of cash or cash equivalents, Investments permitted pursuant to Section 7.8, inventory (in the ordinary course of business (other than the sale of condominiums, time shares, integral ownerships or other similar interests)) and receivables (in connection with the collection thereof and otherwise as customary in gaming operations of the type conducted by the Loan Parties);

(c)           Dispositions permitted by Section 7.4;

(d)           the sale or issuance of any Loan Party’s Capital Stock (other than Disqualified Stock) to its direct parent;

(e)           Dispositions of Property having a fair market value not in excess of $40,000,000 in the aggregate (with respect to all the Loan Parties) in any Fiscal Year; provided, that (i) the consideration received for such Property shall be in an amount at least equal to the fair market value thereof; and (ii) the consideration received therefor shall be at least 75% in cash or cash equivalents;

(f)           subject to the last paragraph of this Section 7.5, the Borrower may enter into any leases with respect to any space on or within the Project;

(g)           the dedication of space or other Dispositions of Property in connection with and in furtherance of constructing (i) a mass transit system, (ii) a pedestrian bridge over or a pedestrian tunnel under Las Vegas Boulevard or Sands Avenue or similar structures to facilitate the movement of pedestrians or vehicular traffic, (iii) a right turn lane or other roadway dedication or (iv) such other structures or improvements reasonably related to the development, construction and operation of the Project; provided, that (A) in each case such dedication or other Dispositions are in furtherance of, and do not materially impair or interfere in the use or operations (or intended use or operations) of, the Project and (B) in no event shall the Loan Parties in the aggregate Dispose of (other than by way of dedication to a Governmental Authority) more than five acres of Real Estate pursuant to this Section 7.5(g);

(h)           any Loan Party may (i) license trademarks, trade names and other Intellectual Property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Loan Parties and (ii) abandon any trademarks, trade names or other Intellectual Property no longer useful in the business of the Loan Parties;

(i)           the incurrence of Liens permitted under Section 7.3; provided, that any leases other than those permitted pursuant to Section 7.3(i) (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in subsection (f) above and the last paragraph of this Section 7.5;

(j)           Disposition of the Wynn Home Site Land to or as directed by Mr. Wynn provided that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition and such Disposition is not prohibited under the other Financing Agreements, (ii) the cash purchase price paid by Mr. Wynn or his designee for the Wynn Home Site Land is in immediately available funds (which, if received by a Person other than the Borrower, shall be held by such Person in trust for the benefit of the Borrower and paid to the Borrower no later than one Business Day after receipt of such funds) and equal to or greater than the fair market value of the Wynn Home Site Land, as determined in good faith by the Loan Parties, (iii) the Mortgaged Properties affected by the Disposition of the Wynn Home Site Land constitute separate legal parcels under NRS, Chapter 278, (iv) the Borrower shall have certified that construction of Mr. Wynn’s personal residence on the Wynn Home Site could not reasonably be expected to materially interfere with the use or operations of the Golf Course and could not otherwise reasonably be expected to impair the overall value of the Project, (v) appropriate reconveyance documentation in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent shall have been prepared reflecting the release of the Wynn Home Site Land from the Lien of the applicable Mortgage(s) and such documentation shall have been recorded at the Clark County, Nevada Recorder’s Office, (vi) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent an endorsement, or a commitment by the Title Insurer to issue an endorsement, to the Title Policy, in either case in form and substance reasonably satisfactory to the Administrative Agent, insuring that the execution and recordation of the reconveyance documentation described in clause (v) above does not impair the Lien of the Mortgage(s) affected by such reconveyance documentation and (vii) no Points of Diversion with respect to any water permits held by any Loan Party or otherwise utilized or expected to be utilized with respect to the Project, wells associated therewith or rights-of-way necessary for the transportation of water available under such water permits to the Golf Course Land or the water features of the Project, as the case may be, are located on the Wynn Home Site Land.  Upon satisfaction of the foregoing conditions, the Administrative Agent shall execute and deliver to the Loan Parties such documents and instruments, including UCC-3 termination statements and deeds of reconveyance, all as may be reasonably requested by the Loan Parties to release the Liens granted for the benefit of the Secured Parties in the Wynn Home Site Land, and to effectuate such Disposition; provided, that an instrument reasonably acceptable to the Administrative Agent is recorded against the Wynn Home Site Land to the effect that until the earlier of (x) the Disposition of the Golf Course Land in accordance with Section 7.5(k) or (y) the payment in full of the Obligations, only a personal residence for Mr. Wynn will be developed on the Wynn Home Site Land, the provisions of such instrument to burden the Wynn Home Site Land for the benefit of the Golf Course Land;

(k)           Disposition of the Golf Course Land and/or, at the option of the Loan Parties, Disposition of the Capital Stock of Wynn Golf; provided, that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition and such Disposition is not prohibited under the other Financing Agreements, (ii) such Disposition occurs on or after the last day of the second full fiscal quarter of the Borrower occurring after the Phase II Completion Date, (iii) at the time of such Disposition, the Consolidated Leverage Ratio (calculated in accordance with Section 1.3(b)) for the period of four full consecutive fiscal quarters ending on each of the two most recent Quarterly Dates was 5.0 to 1.0 or less (provided, that, in each such case, there shall be excluded from such  calculations of the Consolidated Leverage Ratio the Consolidated EBITDA, if any, derived from the Golf Course during any applicable period) and (iv) no Points of Diversion with respect to any water permits held by any Loan Party or otherwise utilized or expected to be utilized with respect to the water features of the Project (other than the Golf Course), wells associated therewith or rights-of-way necessary for the transportation of water available under such water permits to the water features of the Project (other than the Golf Course) are located on the Golf Course Land (or otherwise Wynn Golf shall have transferred (previously or in connection with such Disposition) at no cost to the Borrower such easements as are necessary for the Borrower to access such Points of Diversion, own and operate such wells and transport such water to the water features of the Project and the Borrower shall have taken all actions required pursuant to Section 6.10 with respect to any Property thereby acquired).  Upon satisfaction of the foregoing conditions, the Administrative Agent shall execute and deliver to the applicable Loan Parties such documents and instruments, including UCC-3 termination statements, deeds of reconveyance and certificates of Capital

Stock, all as may be reasonably requested by the Loan Parties to release the Liens granted for the benefit of the Secured Parties in the Golf Course Land and/or Wynn Golf, as applicable, and to effectuate such Disposition;

(l)           Disposition of the Home Site Land; provided that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition and such Disposition is not prohibited under the other Financing Agreements, (ii) such Disposition occurs on or after the last day of the fourth full fiscal quarter of the Borrower occurring after the Phase II Completion Date, (iii) at the time of such Disposition, the Consolidated EBITDA of the Borrower for the most recent period of four full consecutive fiscal quarters of the Borrower was equal to or greater than $325,000,000, (iv) the Mortgaged Properties (other than the Home Site Land) affected by the Disposition of the Home Site Land constitute separate legal parcels under Nevada Revised Statutes, Chapter 278, (v) the Borrower shall have certified that construction of permitted improvements on the Home Site Land could not reasonably be expected to materially interfere with the use or operations of the Golf Course and could not otherwise reasonably be expected to materially impair the overall value of the Project, (vi) appropriate reconveyance documentation in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent shall have been prepared reflecting the release of the Home Site Land from the Lien of the applicable Mortgage(s) and such documentation shall have been recorded at the Clark County, Nevada Recorder’s Office, (vii) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent an endorsement, or a commitment by the Title Insurer to issue an endorsement, to the Title Policy, in either case in form and substance reasonably satisfactory to the Administrative Agent, insuring that the execution and recordation of the reconveyance documentation described in clause (vi) above does not impair the Lien of the Mortgage(s) affected by such reconveyance documentation and (viii) no Points of Diversion with respect to any water permits held by any Loan Party or otherwise utilized or expected to be utilized with respect to the water features of the Project or the Golf Course, wells associated therewith or rights-of-way necessary for the transportation of water available under such water permits to the Golf Course Land or the water features of the Project, as the case may be, are located on the Home Site Land (or otherwise Wynn Golf shall have transferred or reserved for the benefit of the Golf Course Land (previously or in connection with such Disposition) at no cost to the Loan Parties such easements as are necessary for the Loan Parties to access such Points of Diversion, own and operate such wells and transport such water to the water features of the Project and/or the Golf Course and the Loan Parties shall have taken all actions required pursuant to Section 6.10 with respect to any Property thereby acquired).  Upon satisfaction of the foregoing conditions, the Administrative Agent shall execute and deliver to the Loan Parties such documents and instruments, including UCC-3 termination statements and deeds of reconveyance, all as may be reasonably requested by the Loan Parties to release the Liens for the benefit of the Secured Parties in the Home Site Land, and to effectuate such Disposition; provided, that an instrument reasonably acceptable to the Administrative Agent is recorded against the Home Site Land to the effect that until the earlier of (x) the Disposition of the Golf Course Land in accordance with Section 7.5(k) or (y) the payment in full of the Obligations, only residential housing and other non-gaming related developments will be developed on the Home Site Land, the provisions of such instrument to burden the Home Site Land for the benefit of the Golf Course Land;

(m)            Dispositions of all or a portion of the Koval Land; provided that (i) any such Disposition shall be in furtherance of the development, construction and operation of the Project (including, without limitation, the construction, development and operation of employee parking facilities and other ancillary facilities) on the Koval Land and/or on adjacent Property acquired or to be acquired by any Loan Party pursuant to the transaction or series of transactions related to such Disposition, (ii) any such Disposition shall be at fair market value (after taking into consideration any cash and non-cash consideration received for such Disposition from any transaction or series of transactions related to such Disposition), (iii) any Net Cash Proceeds of any such Disposition that are not reinvested or otherwise utilized in furtherance of the matters described in clause (i) above within 360 days after such Disposition shall be deemed Net Cash Proceeds and shall be required to be applied to the prepayment of the Obligations in accordance with Section 2.12(b) (without any right of reinvestment thereunder) and (iv) the Loan Parties shall have taken all actions required pursuant to Section 6.10 with respect to any Property acquired in connection with any transaction or series of transactions related to any such Disposition;

(n)            any Event of Eminent Domain; provided, that the Loan Parties otherwise comply with Sections 2.12(c) and 2.24, as applicable; and

(o)            Dispositions by any Loan Party to any other Loan Party (other than Capital Corp. or Wynn Golf (except with respect to Dispositions, the proceeds of which are necessary for the organizational maintenance of Capital Corp. or Wynn Golf); provided, that in each case each Loan Party shall have taken all actions required pursuant to Section 6.10 with respect to any Property acquired by it pursuant to this clause (o);

Notwithstanding the foregoing provisions of this Section 7.5, subsection (f) above shall be subject to the additional provisos that:  (a) no Event of Default shall exist and be continuing at the time of such transaction, lease or sublease or would occur as a result of entering into such transaction, lease or sublease (or immediately after any renewal or extension thereof at the option of the Borrower), (b) such transaction, lease or sublease could not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, (c) no gaming, hotel or casino operations (other than the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of the Loan Parties and (d) no lease or sublease may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that (x) the Administrative Agent on behalf of the Lenders shall agree to provide the tenant under any such lease or sublease with a subordination, non-disturbance and attornment agreement and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $500,000 (other than leases solely between Loan Parties), the applicable Loan Party(ies) shall enter into, and cause the tenant under any such lease or sublease to enter into with the Administrative Agent for the benefit of the Lenders, a subordination, non-disturbance and attornment agreement, in each case substantially in the form of Exhibit N hereto with such changes as the Administrative Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed (provided, that such changes do not materially and adversely affect the security interests granted in favor of the Lenders under any of the Security Documents).

7.6           Limitation on Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock or in options, warrants or other rights to purchase such common stock (excluding Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Loan Party to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)           any Loan Party may pay dividends or other distributions (not in excess of $20,000,000 in the aggregate from and after the Amended and Restated Effective Date) to Wynn Resorts, through any intermediate Wholly Owned Subsidiaries of Wynn Resorts, of amounts necessary to repurchase Capital Stock or Indebtedness of Wynn Resorts (other than Capital Stock held by the Existing Stockholders) to the extent required by the Nevada Gaming Authorities for not more than the fair market value thereof in order to avoid the suspension, revocation or denial by the Nevada Gaming Authorities of a gaming license or other authorization necessary for the ownership, construction, maintenance, lease, financing or operation of the Project, in any event to the extent such suspension, revocation or denial would have a Material Adverse Effect; provided, that so long as such efforts do not jeopardize any such gaming license or other authorization necessary for the ownership, construction, maintenance, lease, financing or operation of the Project, Wynn Resorts and its Subsidiaries shall have diligently and in good faith attempted to find a third-party purchaser(s) for such Capital Stock or Indebtedness and no third-party purchaser(s) acceptable to the Nevada Gaming Authorities was willing to purchase such Capital Stock or Indebtedness within a time period acceptable to the Nevada Gaming Authorities;

(b)           to the extent constituting Restricted Payments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 7.4, (ii) any Loan Party may make Dispositions permitted pursuant to Section 7.5 (other than Section 7.5(b) and Section 7.5(k) (any Dispositions permitted pursuant to Section 7.5(k), to the extent constituting Restricted Payments, being governed by Section 7.6(h) below)), (iii) any Loan Party may make Investments permitted pursuant to Section 7.8, (iv) any Loan Party may pay Management Fees to Wynn Resorts permitted pursuant to Section 7.22 and (v) any Loan Party may take actions permitted pursuant to Section 7.10;

(c)           any Loan Party may make Restricted Payments to the Borrower or any other Loan Party (other than Capital Corp. and Wynn Golf);

(d)           any Loan Party may make distributions to the direct or indirect owners of such Loan Party with respect to any period during which such Loan Party is a Pass

Through Entity or a Consolidated Member, such distributions in an aggregate amount not to exceed such owners’ Tax Amounts for such period;

(e)           so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), the Borrower may pay dividends directly or indirectly to Wynn Resorts to permit Wynn Resorts to repurchase, redeem or otherwise acquire or retire Capital Stock of Wynn Resorts held by members of management of Wynn Resorts or its Wholly Owned Subsidiaries (or their estates or trusts) upon the death, disability or termination of employment of such employees in accordance with any applicable Governing Documents, employment agreements, employee benefit plans or option plans or agreements; provided, that the aggregate amount of payments under this subsection (e) will not exceed (i) $4,000,000 in any Fiscal Year and (ii) $10,000,000 in the aggregate from and after the Amended and Restated Effective Date (less any Indebtedness of the Loan Parties then outstanding pursuant to Section 7.2(h));

(f)           so long as no Default or Event of Default shall have occurred and be continuing and no Material Adverse Effect shall have occurred and be continuing (or, in either case, would result therefrom), the Loan Parties may make Restricted Payments not otherwise permitted under any other subsection of this Section 7.6 in an amount not to exceed an aggregate of (i) $12,000,000 from and after the Amended and Restated Effective Date, plus, for each Fiscal Year occurring after the 2006 Fiscal Year, $2,000,000 or (ii) if the Phase II Opening Date occurs,  $50,000,000 from and after the Amended and Restated Effective Date, plus, for each Fiscal Year occurring after the Fiscal Year in which the Phase II Opening Date occurs, 50% of the Consolidated Net Income of the Borrower for such Fiscal Year;

(g)           to the extent constituting Restricted Payments, the Borrower may (i) pay Project Costs as permitted pursuant to the Disbursement Agreement and (ii) make payments permitted pursuant to Section 3.7 (or from and after the Amended and Restated Disbursement Agreement Effective Date, the first proviso of Section 6.7) of the Disbursement Agreement; and

(h)           any Loan Party may make Restricted Payments consisting of any portion of the Golf Course Collateral so long as (i) the Disposition of such Golf Course Collateral is permitted pursuant to Section 7.5(k) or (ii) the Lien on such Golf Course Collateral has been released pursuant to Section 10.22.

7.7           Limitation on Capital Expenditures.  Make or incur Capital Expenditures in any Fiscal Year indicated below in an aggregate amount among all Loan Parties in excess of the corresponding amount set forth below opposite such Fiscal Year; provided that (i) other than Capital Expenditures (x) necessary to keep all associated Property and systems reasonably related to the operation of the Golf Course Land and improvements thereon in good and working order and condition or (y) funded by the proceeds of equity capital contributions from Wynn Resorts (or another Loan Party to the extent acting as an intermediary for purposes of contributing equity capital contributions from Wynn Resorts for such Capital Expenditures), in no event shall any Loan Party commit to make or incur Capital Expenditures with respect to the Golf Course Land or improvements thereon in excess of (A) $3,000,000 during the period from the Phase I Opening Date through the 18 month anniversary thereof and (B) $5,000,000 in any

12 month period thereafter and (ii) other than Capital Expenditures (x) necessary or advisable to keep all associated Property and systems reasonably related to the operation of the Aircraft in good and working order and condition, whether pursuant to manufacturer requirements or suggestions, Requirements of Law, good aircraft maintenance practices or otherwise, or (y) funded by the proceeds of equity capital contributions from Wynn Resorts (or another Loan Party to the extent acting as an intermediary for purposes of contributing equity capital contributions from Wynn Resorts for such Capital Expenditures), in no event shall any Loan Party commit to make or incur Capital Expenditures with respect to the Aircraft.

Fiscal Year	Maximum Capital Expenditures
Fiscal Year 2006	$100,000,000
Fiscal Year 2007	$125,000,000
Fiscal Year 2008	$160,000,000
Fiscal Year 2009 and each Fiscal Year thereafter	$175,000,000

Notwithstanding the foregoing, (a) the amounts referred to above shall be increased from time to time by the amount of cash proceeds received by the Loan Parties as equity capital contributions from Wynn Resorts (or another Affiliate to the extent acting as an intermediary for purposes of contributing equity capital contributions from Wynn Resorts to a Loan Party for application to Capital Expenditures) but only to the extent such equity capital contribution proceeds are contributed and so applied for Capital Expenditures (other than the Additional Entertainment Facility and/or the Retail Facility) during the relevant Fiscal Year and (b) if any amount referred to above (as increased pursuant to clause (a) above) is not expended in the Fiscal Year for which it is permitted, 100% of any such non-expended amounts (the “Carryover Amount”) may be carried over for expenditure in the next succeeding Fiscal Year (with amounts expended in any Fiscal Year applied first against the Carryover Amount (if any) and second against amounts set forth above in respect of such Fiscal Year).

7.8           Limitation on Investments.  Make any advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses and similar items), loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, purchase all or substantially all of the assets constituting the business of a division, branch or other unit operation from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations);

(b)           Investments in Cash Equivalents;

(c)           to the extent constituting Investments, the incurrence of Indebtedness permitted by Sections 7.2(b), 7.2(c), 7.2(d) and 7.2(e);

(d)           loans and advances to employees of the Loan Parties in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for all Loan Parties not to exceed $5,000,000 at any one time outstanding;

(e)           Investments by any Loan Party in the Borrower or any other Loan Party (other than Capital Corp. or Wynn Golf (except with respect to Investments, the proceeds of which are necessary for the corporate maintenance of Capital Corp. or Wynn Golf));

(f)           Investments consisting of securities received in settlement of debt created in the ordinary course of business or in satisfaction of judgments;

(g)           capital contributions in connection with and in furtherance of the formation of new Subsidiaries in accordance with Section 7.17;

(h)           to the extent constituting Investments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 7.4, (ii) any Loan Party may make Dispositions permitted pursuant to Section 7.5 (including, without limitation, the assignment of gaming debts evidenced by a credit instrument, including what are commonly referred to as “markers,” to an Affiliate of the Borrower for the purpose of collecting amounts outstanding under such gaming debts or “markers” due to the Borrower thereunder; provided, however, that any Affiliate receiving any such assignment enters into a binding agreement to pay all amounts so collected back to the Borrower within 30 days of receipt of payment of such collected amounts; provided, further, that any such Affiliate is not, at the time of any such assignment, in default of its obligations under any such binding agreement previously delivered with respect to any such assignment), (iii) any Loan Party may make Restricted Payments permitted pursuant to Section 7.8 and (iv) any Loan Party may take actions permitted pursuant to Section 7.10;

(i)           Investments consisting of pledges or deposits made in the ordinary course of business;

(j)           Investments consisting of Hedge Agreements permitted by Section 7.18;

(k)           Investments consisting of debt securities and other non-cash consideration received as consideration for a Disposition permitted by Section 7.5;

(l)           the Macau Loan;

(m)            to the extent constituting Investments, any Loan Party’s beneficial ownership interests in a trust that owns the Aircraft;

(n)            Investments in joint ventures that solely provide retail services at the Project so long as (i) a Loan Party owns 50% of each such joint venture and (ii) such investments do not exceed $10,000,000 at any time outstanding;

(o)           Investments by the Borrower in the Completion Guarantor as expressly permitted under the Disbursement Agreement;

(p)           any repurchase of 2014 Notes permitted by Section 7.9; and

(q)           in addition to Investments otherwise expressly permitted by this Section 7.8, so long as no Default or Event of Default shall have occurred and be continuing at the time such Investment is made or would result therefrom, Investments by the Loan Parties in an aggregate amount (valued at cost) not to exceed $20,000,000 at any time outstanding.

7.9           Limitation on Optional Payments and Modifications of Governing Documents.  (a)  Make or make a binding offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Senior Unsecured Debt or any Indebtedness that is either subordinate or junior in right of payment to the Obligations (including any Subordinated Debt), or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating  any Loan Party to make payments to such Derivatives Counterparty as a result of any change in market value of such Indebtedness, (b) make or make a binding offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the 2014 Notes unless at such time no Default or Event of Default shall have occurred and be continuing and, except for Permitted Notes Repurchases, the aggregate Available Revolving Credit Commitments immediately prior to and after such actions shall be no less than $100,000,000 (and for the avoidance of doubt, any 2014 Notes repurchased or redeemed by the Borrower or any other Loan Party shall be cancelled and retired immediately upon the consummation of the repurchase or redemption of such 2014 Notes), (c) amend or modify, or permit the amendment or modification of its Governing Documents in any manner materially adverse to the Lenders or (d) permit the Completion Guarantor to amend, modify or otherwise change the provisions of its operating agreement relating to “conduct and separateness”.

7.10           Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than such transactions solely between or among Loan Parties (other than any such transactions providing benefit to Capital Corp. or Wynn Golf)) unless such transaction is:

(a)           on terms that are not less favorable to that Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of such Loan Party and the applicable Loan Party has delivered to the Administrative Agent prior to the consummation of any such transaction (1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of the applicable Loan Party certifying that such transaction or series of related transactions complies with this Section 7.10 and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the Board of Directors of the applicable Loan Party, to the extent there are any such disinterested members of such Board of Directors and (2) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $25,000,000, an opinion as to the fairness to the applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, that, in no such case shall such a transaction or series of related transactions consist of, contain, or provide for the payment of (i) Affiliated Overhead Expenses or (ii) any fee, profit or similar component benefiting any Loan Party or Affiliate of a Loan Party (other than a Loan Party other than Capital Corp. or Wynn Golf);

(b)           a Disposition permitted pursuant to Section 7.5 (provided, that the requirements of subsection (a) above shall apply to leases of the Project by the Borrower permitted pursuant to Section 7.5(f) (other than the Dealership Lease Agreement) and Dispositions permitted pursuant to Section 7.5(b)), an Investment permitted pursuant to Section 7.8 or a Restricted Payment permitted pursuant to Section 7.6;

(c)           the reimbursement by the Borrower and the other Loan Parties to Wynn Resorts of Allocable Overhead to the extent incurred by Wynn Resorts; provided, that the amount of Allocable Overhead reimbursable by the Loan Parties pursuant to this Section 7.10(c) during any 12-month period shall not exceed, in the aggregate, 2.00% of Net Revenues for the period of four full consecutive fiscal quarters of the Borrower most recently ended prior to the commencement of such 12-month period;

(d)           expressly contemplated by the Affiliate Agreements (but, with respect to the Management Agreement, only to the extent (i) not related to the use of any aircraft (including the Aircraft) (such use being governed pursuant to Section 7.10(f)) or (ii) payments thereunder do not constitute Management Fees (payments of such amounts being governed pursuant to Section 7.22)) and payment of Management Fees as permitted by Section 7.22; provided, however, that any amendments, modifications or supplements thereto after the Closing Date shall comply with Section 7.10(a);

(e)           the payment of Project Costs as permitted pursuant to the Disbursement Agreement;

(f)           associated with the use of any aircraft (including the Aircraft) for any purpose not reasonably related to the Project or the Project-related Permitted Businesses of the Loan Parties, in which case either (i) if such use is by management of Wynn Resorts or any of its Subsidiaries (other than any Loan Party), the applicable Loan Party shall be reimbursed in an amount determined pursuant to the Standard Industry Fare Level formula, as described in

Treasury Regulation Section 1.61-21(g) or (ii) the applicable Loan Party shall be reimbursed promptly for all variable costs and expenses (including, without limitation, fuel costs, personnel costs, overhead and similar operating costs and expenses but in no event costs or expenses related to the acquisition, maintenance or repair of any such aircraft or any fixed assets related thereto) incurred by such Loan Party in connection with such use;

(g)           associated with an employment agreement entered into by any Loan Party with a Person in the ordinary course of business;

(h)           to the extent not constituting Allocable Overhead or Management Fees, the payment of reasonable directors’/managers’ fees to directors and managers of any Loan Party or the Completion Guarantor, and customary indemnification and insurance arrangements in favor of such directors and managers, in each case in the ordinary course of business;

(i)           the issuance by the Borrower and/or Capital Corp. of the exchange notes contemplated by the 2014 Notes Indenture as of the Closing Date (including any exchange notes issued in exchange for Additional 2014 Notes);

(j)           the Disposition or issuance by any Loan Party of its Capital Stock permitted pursuant to Section 7.5;

(k)           the transfer of funds between the Borrower and the Completion Guarantor as contemplated by the Disbursement Agreement; or

(l)           any repurchase of 2014 Notes permitted by Section 7.9.

7.11           Limitation on Sales and Leasebacks.   Enter into any arrangement with any Person providing for the leasing by any Loan Party of Property which has been or is to be sold or transferred by any Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of any Loan Party.

7.12           Limitation on Changes in Fiscal Periods.  Permit the fiscal year of any Loan Party to end on a day other than December 31 or change any Loan Party’s method of determining fiscal quarters.

7.13           Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Financing Agreements, (b) any agreements governing any Liens permitted pursuant to Sections 7.3(d), 7.3(f), 7.3(s), 7.3(u), 7.3(v) and 7.3(x) or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the Property financed thereby or subject to such Lien and proceeds thereof); provided, that, with respect to agreements governing Liens permitted pursuant to Section 7.3(s), the principal amount of Indebtedness thereunder shall exceed 75% of the original purchase price of the assets financed thereby, (c) any agreements governing Indebtedness described in Section 7.2(c) secured by a Lien on the Aircraft permitted pursuant to Section 7.3(j) (in which case any such prohibition or limitation shall only be effective against the Aircraft and proceeds thereof), (d) to the extent the Macau Loan was made directly to Wynn Macau, any agreements governing the Macau Loan (in which case, any such prohibition or limitation shall only be effective against the Macau Loan and proceeds thereof), (e) customary nonassignment provisions contained in leases, licenses and similar agreements and other contracts (in each case other than those with respect to Real Estate (other than Real Estate excluded from the Collateral pursuant to Section 6.10(c)) and so long as such restrictions are limited to such leases, licenses and similar agreements or other contracts, or, in the case of leases, licenses and similar agreements, the Property subject thereto) which, taken as a whole, are not material to the business and operations of the Loan Parties, (f) any agreements governing the 2010 Notes Satisfaction Proceeds, (g) any agreements governing any Excluded Assets or Released Assets (in which case any prohibition or limitation shall only be effective against such Excluded Assets or Released Assets applicable thereto and proceeds thereof) and (h) as required by applicable law or any applicable rule or order, including those of any Nevada Gaming Authority.

7.14           Limitation on Restrictions on Subsidiary Distributions, etc.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) make Restricted Payments in respect of any Capital Stock of such Loan Party held by, or pay or subordinate any Indebtedness owed to, any other Loan Party, (b) make Investments in any other Loan Party or (c) transfer any of its assets to any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions under the Financing Agreements, (iii) as required by applicable law or any applicable rule or order, including those of any Nevada Gaming Authority, (iv) any restrictions imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or Property of a Loan Party or the Disposition of Property covered by such restriction, (v) any restrictions imposed with respect to any Property subject to a Lien permitted in accordance with Section 7.3 pursuant to an agreement that has been entered into in connection with the incurrence of such Liens so long as such restrictions relate solely to the Property subject to such Liens and (vi) customary nonassignment provisions in leases, licenses and similar agreements and other contracts which, taken as a whole, are not material to the business and operations of the Loan Parties.

7.15           Limitation on Lines of Business.  Enter into any business or investment activities, whether directly or indirectly, other than Permitted Businesses; provided, however, that (a) Capital Corp. shall not hold any material Property, incur any Indebtedness or become liable for any material obligations or engage in any business activities (other than as co-obligor or guarantor with respect to the Financing Agreements) or have any Subsidiaries and (b) Wynn Golf shall not hold any material Property other than the Golf Course Land or engage in any business activities other than those pursuant to the Golf Course Lease.

7.16           Restrictions on Changes.

(a)           Agree to any amendment to, assignment or termination of, or waive any of its rights under, any Permit or Material Contract without in each case obtaining the prior written consent of the Required Lenders if in any such case such amendment, assignment, termination or waiver could reasonably be expected to have a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made).

(b)           Except in connection with a full redemption or other repayment under any Financing Agreements (other than the Loan Documents) with Permitted Refinancing Indebtedness, amend or otherwise change the terms of any Financing Agreements (other than the Loan Documents) or make any payment consistent with an amendment thereof or change thereto (i) if the effect of such amendment or change is to increase the interest rate or fees on the Indebtedness evidenced thereby, change to earlier or more frequent dates any dates upon which payments of principal or interest are due thereon (including, without limitation, changes to, or new additions of, mandatory prepayment provisions) or (ii) if the effect of such amendment or change, together with all other amendments and changes previously made, is to materially increase the obligations of the obligors thereunder or to confer any additional rights on the holders of the Indebtedness or obligations evidenced thereby (or a trustee or other representative on their behalf) which could reasonably be expected to be materially adverse to the Loan Parties (taken as a whole) or the Lenders; provided, that the Borrower may amend the terms of any other Financing Agreement to increase the principal amount thereof if such increase is otherwise permitted by this Agreement.

7.17           Limitation on Formation and Acquisition of Subsidiaries and Purchase of Capital Stock.  Form, create or acquire any Subsidiary, except the Borrower and its Subsidiaries may form, create or acquire new Domestic Subsidiaries; provided, that (a) any such new Subsidiary shall be a Wholly Owned Subsidiary of the Borrower and (b) any such new Subsidiary shall become a Loan Party hereunder and otherwise comply with the requirements of Section 6.10.

7.18           Limitation on Hedge Agreements.  Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, and to protect against changes in interest rates, foreign exchange rates or commodity prices (with respect to commodities utilized by any Loan Party in a Permitted Business, including natural gas).

7.19           Limitation on Sale or Discount of Receivables.  Except as permitted pursuant to Section 7.5(b), sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.

7.20           Limitation on Zoning and Contract Changes and Compliance.  Initiate, consent to or acquiesce to (a) any zoning downgrade of the Mortgaged Properties or seek any material variance under any existing zoning ordinance except, in each case, to the extent such downgrade or variance could not reasonably be expected to materially and adversely affect the occupancy, use or operation of all or any material portion of the Site, (b) use or permit the use of the Mortgaged Properties in any manner that could result in such use becoming a non-conforming use (other than a non-conforming use otherwise in compliance with applicable land use laws, rules and regulations by virtue of a variance or otherwise) under any zoning ordinance or any other applicable land use law, rule or regulation or (c) any change in any laws, requirements of Governmental Authorities or obligations created by private contracts which now or hereafter could reasonably be expected to materially and adversely affect the occupancy, use or operation of all or any material portion of the Site.

7.21           No Joint Assessment; Separate Lots.  Suffer, permit or initiate the joint assessment of any Mortgaged Property with any other real property constituting a separate tax lot.

7.22           Restrictions on Payments of Management Fees.  Pay to Wynn Resorts any Management Fees unless:

(a)           no Default or Event of Default shall have occurred and be continuing or would result from such payment and no Material Adverse Effect shall have occurred and be continuing or would result from such payment;

(b)           the Consolidated Leverage Ratio (calculated in accordance with Section 1.3(b)) for the period of four full consecutive fiscal quarters ending on the Quarterly Date immediately preceding the date on which such Management Fee is proposed to be paid is no greater than 3.5 to 1.0 (calculated on a pro forma basis, giving effect to the payment of the Management Fees proposed to be paid and any Indebtedness proposed to be incurred to finance the payment of such Management Fees as if the same was paid and/or incurred during such prior period); and

(c)           such Management Fees in the aggregate do not exceed, during any 12-month period, 1.5% of the Net Revenues for the period of four full consecutive fiscal quarters of the Borrower most recently ended prior to the commencement of such 12-month period.

Any Management Fees not permitted to be paid during a particular 12-month period pursuant to this Section 7.22 shall be deferred and shall accrue.  Such accrued and unpaid Management Fees may be paid in any subsequent 12-month period to the extent such payment would be permitted under subsections (a), (b) and (c) of this Section 7.22 and not prohibited by the Management Fee Subordination Agreement.

7.23           [INTENTIONALLY OMITTED]

7.24           Permitted Activities of Wynn Resorts Holdings.  Permit Wynn Resorts Holdings to (a) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Borrower and performing activities incidental thereto (including making dividends to Wynn Resorts with the proceeds of Restricted Payments received by it from the Borrower in accordance with the Loan Documents) and (ii) activities associated with or incidental to any Intellectual Property it may hold from time to time, including pursuant to the Wynn IP Agreement, (b) sell or otherwise Dispose of any Capital Stock of the Borrower or (c) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; provided that nothing in this Section 7.24 shall restrict or prohibit Wynn Resorts Holdings from Disposing of any of its Property other than the Capital Stock of the Borrower.

7.25           Limitation on Golf Course Land and Golf Course Development.  At any time prior to the Disposition of any of the Golf Course Collateral in accordance with Section 7.5(k) or release of the Golf Course Collateral in accordance with Section 10.22 (i) construct upon, develop or improve, or permit to be constructed upon, developed or improved, the Golf Course Land in any material respect, including any excavation or site work on the Golf Course Land, (ii) enter into, or permit to be entered into, any contract or agreement for such construction, development or improvement, or for any materials, supplies or labor necessary in connection with such construction, development or improvement (other than a contract or agreement that is conditional upon the Disposition of the Golf Course Land in accordance with

Section 7.5(k)) or (iii) incur any Indebtedness, the proceeds of which are expected to be used, or are used, for the construction, development or improvement of the Golf Course Land, except:

(a)           maintenance and repairs in the ordinary course of business necessary to keep all associated Property and systems reasonably related to the operation of the Golf Course Land and the Golf Course in good and working order and condition;

(b)           modifications and/or reconfigurations of the Golf Course either (x) in connection with and in furtherance of the Disposition of the Wynn Home Site Land or the Home Site Land in accordance with Sections 7.5(j) and 7.5(l) or (y) desirable, in the reasonable opinion of the Borrower, in order to enhance or improve the Golf Course;

(c)           use and operation of the Golf Course on the Golf Course Land consistent with the Golf Course Lease; and

(d)           in the event of loss or damage to the Golf Course Land or improvements thereon or any Event of Eminent Domain, the repair and restoration of such Property in accordance with Section 2.24.

7.26           Acquisition of Real Property.  Acquire a fee, easement or other interest in any real property (including, without limitation, any lease of real property, but excluding (x) the acquisition (but not the exercise) of any options to acquire any such interests in real property and (y) the transactions contemplated by the Golf Course Lease and any other leasehold interests acquired by a Loan Party over real property already subject to the Lien of the Mortgages) unless (a) the Borrower or an applicable other Loan Party shall have delivered to the Administrative Agent a Phase I Report with respect to such real property along with a corresponding reliance letter from an environmental consultant reasonably satisfactory to the Administrative Agent confirming that no Hazardous Substances were found in, on or under such real property in a manner that could reasonably be expected to result in a material liability to such Loan Party and that a Phase II Report is not warranted by the findings of such Phase I Report and (b) if Hazardous Substances were found in, on or under such real property pursuant to such Phase I Report in a manner that could reasonably be expected to result in a material liability to such Loan Party or a Phase II Report is warranted by the findings of such Phase I Report, the Borrower or an applicable other Loan Party shall have either (i) delivered to the Administrative Agent on behalf of the Lenders a Phase II Report with respect to such real property along with a corresponding reliance letter from an environmental consultant reasonably satisfactory to the Administrative Agent, confirming, in form and substance reasonably satisfactory to the Administrative Agent, either (A) that no Hazardous Substances were found in, on or under such real property in a manner that could reasonably be expected to result in a material liability to such Loan Party or (B) matters otherwise reasonably satisfactory to the Administrative Agent or (ii) delivered to the Administrative Agent an environmental indemnity agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which an indemnitor reasonably satisfactory to the Administrative Agent indemnifies the Borrower, the relevant other Loan Parties and the Lenders from any and all damages or other liabilities relating to or arising from Hazardous Substances then in, on or under such real property or otherwise caused by or attributable to such indemnitor.  Notwithstanding the foregoing, this Section 7.26 shall not apply to the acquisition by the Borrower or any other Loan Party of any fee, easement or other interest in any real property as to which the Majority of the Arrangers have determined that the size, location and proposed use thereof are insufficient to justify the time and expense of satisfying the terms of this Section 7.26.

7.27           [INTENTIONALLY OMITTED]

7.28           Golf Course Lease Termination.  Terminate or permit the termination of, or reduce or permit the reduction of the Real Estate or other Property covered by, the Golf Course Lease until such time as the Golf Course Land is Disposed of in accordance with Section 7.5(k) or the Golf Course Collateral is otherwise released in accordance with Section 10.22 (provided, that the Real Estate or other Property subject to the Golf Course Lease may be reduced in connection with (a) the Disposition of the Wynn Home Site Land pursuant to Section 7.5(j) or the Disposition of the Home Site Land in accordance with Section 7.5(l), in either case so long as such reduction is only with respect to such Real Estate or other Property being Disposed of pursuant to such Disposition, (b) any event of loss or damage or Event of Eminent Domain so long as there is no breach or default of the provisions of Section 2.24 applicable thereto and (c) any Liens permitted pursuant to Section 7.3(e)).

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           (i) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any principal of any Reimbursement Obligation within two Business Days after such Reimbursement Obligation becomes due in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any Loan Party shall fail to pay any other Obligation payable hereunder or under any other Loan Document within five days after any such interest or other amount under this clause (iii) becomes due in accordance with the terms hereof; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default; or

(b)           Any representation or warranty made or deemed made by Wynn Resorts Holdings, the Completion Guarantor or any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided, that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default; or

(c)           (i)  Any Loan Party shall default in the observance or performance of any covenant or agreement contained in Section 6.2(m), Section 6.4(a) or Section 7 hereof, (ii) the Completion Guarantor shall default in the observance or performance of any covenant or agreement contained in the Completion Guaranty, (iii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing, (iv) a Disbursement Agreement

Event of Default shall have occurred and be continuing or (v) any Loan Party shall fail to at all times maintain in full force and effect the insurance policies and programs required by Section 6.5(d) (except for automobile, workers compensation, pollution liability and design errors and omissions insurance); or

(d)           Wynn Resorts Holdings or any Loan Party shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document to which it is a party (other than as provided in subsections (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the Borrower or any other Loan Party becoming aware of such default or (ii) receipt by the Borrower or any other Loan Party of written notice from the Administrative Agent or any Lender of such default; provided, that the failure to perform or comply with any such provision of the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such failure to perform or to comply constitutes a Disbursement Agreement Event of Default; or

(e)           The Borrower or any other Loan Party shall (i) default in making any payment of any principal of or interest on any Indebtedness (other than Indebtedness referred in Section 8(a)) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause with the giving of notice and after the expiration of all grace and cure periods related thereto immediately such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in subsection (i) or (ii) of this subsection (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in subsections (i) and (ii) of this subsection (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $30,000,000; provided, further, that clause (ii) above shall not apply to (A) Indebtedness that becomes due solely as a result of the voluntary sale or transfer of property or assets or as a result of a mandatory prepayment or a regularly scheduled repayment or (B) prepayments that become due as a result of any incurrence of Indebtedness (in each case to the extent such sale, transfer or incurrence is permitted by the terms of such Indebtedness); or

(f)           (i)  Wynn Resorts Holdings, the Completion Guarantor, the Borrower or any other Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Wynn Resorts Holdings, the Completion Guarantor, the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Wynn Resorts

Holdings, the Completion Guarantor, the Borrower or any other Loan Party any case, proceeding or other action of a nature referred to in subsection (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Wynn Resorts Holdings, the Completion Guarantor, the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Wynn Resorts Holdings, the Completion Guarantor, the Borrower or any other Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in subsection (i), (ii), or (iii) above; or (v) Wynn Resorts Holdings, the Completion Guarantor, the Borrower or any other Loan Party shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than in a standard termination under Section 4041(b) of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any Loan Party, or any of their Subsidiaries or any Commonly Controlled Entity shall be required to make during any Fiscal Year payments pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (or their dependents), other than as required by Sections 601 et. seq. of ERISA, Section 4980B of the Code, or the corresponding provisions of applicable state law; and in each case in subsections (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties, taken as a whole, a liability (to the extent not paid or adequately covered by insurance as to which the relevant insurance company has acknowledged coverage) of $30,000,000 or more, and enough of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof to reduce the aggregate liability therefor below $30,000,000; or

(i)           Any of the Security Documents or the guarantee contained in Section 2 of the Guarantee shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Loan Party shall so assert or shall assert that any provision of any Loan Document is not in full force and effect, or any Lien created by any of the Security

Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; provided, that no default, event or condition described in this paragraph (i) with respect to any Security Document existing solely as a result of any action or failure to act on the part of a party to any such Security Document other than a Loan Party shall constitute a Default or Event of Default; or

(j)           Any of the Operative Documents shall terminate or be terminated or canceled, become invalid or illegal or otherwise cease to be in full force and effect prior to its stated expiration date or the Borrower, any other Loan Party or any other Person shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any Project Document (after the giving of any applicable notice and the expiration of any applicable grace period); provided, that the occurrence of any of the foregoing events with respect to any Project Document shall constitute an Event of Default hereunder only if the same could reasonably be expected to result in a Material Adverse Effect and the same shall continue unremedied for thirty (30) days after the earlier of (i) the Borrower or any other Loan Party becoming aware of such occurrence or (ii) receipt by the Borrower or any other Loan Party of written notice from the Administrative Agent or any Lender of such occurrence; provided, however, that in the case of any such Project Document, if the occurrence is the result of actions or inactions by a party other than a Loan Party, then no Event of Default shall be deemed to have occurred as a result thereof if the Borrower provides written notice to the Administrative Agent immediately upon (but in no event more than five (5) Business Days after) the Borrower or any Loan Party becoming aware of, or receiving notice of, such occurrence that the relevant Loan Party intends to replace such Project Document and (x) within sixty (60) days of such occurrence, such Loan Party obtains a replacement obligor or obligors for the affected party, (y) within sixty (60) days of such occurrence, such Loan Party enters into a replacement Project Document on terms no less beneficial to such Loan Party and the Secured Parties in any material respect than the Project Document being replaced; provided, however, that the replacement Project Document may require the applicable Loan Party to pay amounts under the replacement Project Document in excess of those that would have been payable under the replaced Project Document and (z) such occurrence, after considering any replacement obligor and replacement Project Document and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect; and provided, further, that a breach, default or termination under any Construction Agreement shall constitute an Event of Default hereunder only to the extent such breach, default or termination constitutes a Disbursement Agreement Event of Default; or

(k)           [INTENTIONALLY OMITTED]

(l)           A Change of Control shall occur; or

(m)           Any Subordinated Debt or the Management Fees payable under the Management Agreement shall cease, for any reason, to be validly subordinated to the Obligations of the Loan Parties as provided in the Management Agreement, the Management Fee Subordination Agreement and the documentation, instruments or other agreements related to the Subordinated Debt, as the case may be; or

(n)           A License Revocation that continues for three consecutive Business Days affecting gaming operations accounting for five percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Borrower related to gaming operations; or

(o)           The Borrower or any other Loan Party shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any Permit or any such Permit or any provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or fail to be in full force and effect or any Governmental Authority shall challenge or seek to revoke any such Permit, if such failure to perform, violation, breach, suspension, revocation, cancellation, termination or modification could reasonably be expected to have a Material Adverse Effect; or

(p)           Wynn Resorts Holdings takes any actions in violation of Section 7.24;

then, and in any such event, (A) if such event is an Event of Default specified in subsection (i) or (ii) of paragraph (f) above with respect to Wynn Resorts Holdings or any Loan Party, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other Obligations (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Facility Lenders for the respective Facility, the Administrative Agent may, or upon the request of the Required Facility Lenders for the respective Facility, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Commitments, the New Term Loan Commitments, and/or the Term B Loan Commitments, as the case may be, to be terminated forthwith, whereupon the applicable Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other Obligations (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents (subject to applicable Nevada Gaming Laws and the UCC and securing any required Nevada Gaming Approvals), including, without limitation, the Security Agreement and the Mortgages, or otherwise available under applicable law, in equity or otherwise, including, without limitation, the right to (I) enter into possession of the Project and perform any and all work and labor necessary to complete the Project or to operate and maintain the Project and (II) set off and apply all monies on deposit in any Account or any amounts paid under the Completion Guaranty or any other monies of a Loan Party on deposit with the Administrative Agent or any Lender to the satisfaction of the Obligations.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations).  If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Loan Parties.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Loan Parties shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Loan Parties (or such other Person as may be lawfully entitled thereto).  Notwithstanding anything to the contrary contained in this Agreement, in the event the consent of the Lenders (whether the Required Lenders, the Required Facility Lenders for a particular Facility or otherwise) is required in connection with the exercise of remedies pursuant to this Section 8, for purposes of determining the required lender consent pursuant to the applicable definitions thereto (whether the “Required Lenders”, the “Required Facility Lenders” or otherwise), the Commitments of the Lenders shall be deemed terminated.  Anything in this Section 8 to the contrary notwithstanding, the Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans and the termination of the Commitments by written instrument filed with the Borrower.  Upon any such rescission and annulment, the Administrative Agent shall promptly return to the Borrower any cash collateral delivered pursuant to this paragraph.

SECTION 9.  THE AGENTS; THE ARRANGERS; THE MANAGERS

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2           Delegation of Duties.  Each Agent, with respect to the Initial Lending Institution Provisions, each Initial Lending Institution or, with respect to Section 7.23 or the Disbursement Agreement, each Arranger, may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each Lender hereby acknowledges and consents to the Administrative Agent’s appointment of the Collateral Agent pursuant to and in accordance with the terms of the Intercreditor Agreement.  No Agent, Initial Lending Institution (with respect to the Initial Lending Institution Provisions) or Arranger (with respect to Section 7.23 and the Disbursement Agreement) shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  No Arranger, Manager, Agent, Initial Lending Institution (with respect to the Initial Lending Institution Provisions), Managing Agent nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Arranger, Manager, Agent, Initial Lending Institution or Managing Agent for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct in breach of a duty owed to the party asserting liability) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Person or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers, the Managers, the Agents, the Managing Agents or, with respect to the Initial Lending Institution Provisions, the Initial Lending Institutions under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Person party thereto to perform its obligations hereunder or thereunder.  Neither the Agents, the Managers, the Arrangers, the Managing Agents nor the Initial Lending Institutions (with respect to the Initial Lending Institution Provisions) shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Person.

9.4           Reliance.  Each Agent, each Initial Lending Institution (with respect to the Initial Lending Institution Provisions) and each Arranger (with respect to Section 7.23 and the Disbursement Agreement) shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent, each Initial Lending Institution (with respect to the Initial Lending Institution Provisions) and each Arranger (with respect to Section 7.23 and the Disbursement

Agreement) shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the requisite Lenders required under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent, each Initial Lending Institution (with respect to the Initial Lending Institution Provisions) and each Arranger (with respect to Section 7.23 and the Disbursement Agreement) shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the requisite Lenders under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Letters of Credit.

9.5           Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the requisite Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents, Managers, Arrangers, Managing Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Arrangers, the Agents, the Managers, the Managing Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Arranger, Agent, Managing Agent or Manager hereinafter taken, including any review of the affairs of a Loan Party, the Completion Guarantor, Wynn Resorts, Wynn Resorts Holdings or any other Person, shall be deemed to constitute any representation or warranty by any Arranger, Agent, Managing Agent or Manager to any Lender.  Each Lender represents to the Arrangers, the Agents, the Managing Agents and the Managers that it has, independently and without reliance upon any Arranger, Agent, Managing Agent or Manager or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and the Completion Guarantor and their affiliates and made its own decision to make its Loans (and in the case of the Issuing Lender, its Letters of Credit) hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Arranger, Agent, Managing Agent or Manager or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties, Wynn Resorts, Wynn Resorts Holdings and the Completion Guarantor and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Arranger, Agent, Managing Agent or Manager shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party, Wynn Resorts, Wynn Resorts Holdings or the Completion Guarantor or any other Person that may come into the possession of such Arranger, Agent, Managing Agent or Manager or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

9.7           Indemnification.

(a)           The Lenders agree to indemnify each Arranger, Agent, Managing Agent and Manager in its capacity as such (to the extent not reimbursed by the Borrower as may be required hereunder and without limiting any obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7(a) (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Arranger, Agent, Managing Agent or Manager in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Arranger, Agent, Managing Agent or Manager under or in connection with any of the foregoing (including, without limitation, pursuant to the Disbursement Agreement); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from such Arranger’s, Agent’s, Managing Agent’s or Manager’s gross negligence or willful misconduct in breach of a duty owed to such Lender.  The agreements in this Section 9.7(a) shall survive the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

(b)           The Lenders agree to indemnify each Initial Lending Institution in its capacity as such (to the extent not reimbursed by the Borrower as may be required hereunder and without limiting any obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7(b) (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Initial Lending Institution in any way relating to or arising out of any action taken or omitted by such Initial Lending Institution under or in connection with any Initial Lending Institution Provisions; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from such Initial Lending Institution’s gross negligence or willful misconduct.  The agreements in this Section 9.7(b) shall survive the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

9.8           Arrangers, Agents, Managing Agents and Managers in Their Individual Capacities.  Each Arranger, Agent, Managing Agent and Manager and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Completion Guarantor, any Loan Party, Wynn Resorts or Wynn Resorts Holdings as though such Arranger was not an Arranger, such Agent was not an Agent, such Managing Agent was not a Managing Agent and such Manager was not a Manager.  With respect to any Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Arranger, Agent, Managing Agent and Manager shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger, an Agent, a Managing Agent or a Manager, as the case may be, and the terms “Lender” and “Lenders” shall include each Arranger, Agent, Managing Agent and Manager in their respective individual capacities.

9.9           Successor Agents.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or Letters of Credit.  If a successor Administrative Agent shall not have been so appointed within said 30 day period, the Administrative Agent shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or Letters of Credit.  If no successor agent has accepted appointment as Administrative Agent by the date that is 40 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

9.10           Authorization.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien (or to direct the Collateral Agent or any other Person to release any Lien) covering any Property of the Completion Guarantor, Wynn Resorts Holdings, the Borrower or any of the other Loan Parties or any other Person that is the subject of a Disposition which is permitted by this Agreement or any other Loan Document or which has been consented to in accordance with Section 10.1.  The Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto with any Loan Party for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Loan Document to which it is a party (without any consent or approval by the Lenders).

9.11           The Arrangers, Managers, Managing Agents, Syndication Agent and Documentation Agents.  The Arrangers (except with respect to Section 7.23 and the Disbursement Agreement), Managers, the Syndication Agent, the Documentation Agent and the Managing Agents, each in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

9.12           Withholdings.

(a)           To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the forms or other documentation required by Section 2.20(f) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

(b)           If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c)           If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.20(f) and 2.20(g) and this Section 9.12.

SECTION 10.  MISCELLANEOUS

10.1           Amendments and Waivers.

(a)           No amendment, supplement, modification or waiver of any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or, with the written consent of the Required Lenders, the Administrative Agent) and each Loan Party party thereto.  Notwithstanding the foregoing but subject to the Borrower’s rights under Section 2.25, no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or forgive the payment of any interest or fee payable hereunder or extend the scheduled date of any payment of any interest or fee payable hereunder, in each case without the consent of each Lender (other than a Defaulting Lender) directly affected thereby (such consent being in lieu of the consent of the Required Lenders) or increase the amount or extend the expiration date of any Commitment of any Lender without the consent of such Lender (such consent being in lieu of the consent of the Required Lenders); (ii) amend, modify or waive any provision of this Section 10.1(a) or reduce any percentage or number specified in the definition of Required Lenders, Required Facility Lenders, Applicable Facility Lenders, Majority of the Arrangers or Majority Initial Lending Institutions, consent to the assignment or transfer by any Loan Party, the Completion Guarantor or Wynn Resorts Holdings of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a significant Guarantor from its guarantee obligations under the Guarantee, in each case without the consent of all Lenders (other than Defaulting Lenders); (iii) amend, modify or waive any provision of Section 9 without the consent of any Arranger, Agent, Manager, Managing Agent or Initial Lending Institution directly affected thereby (in addition to the consent of the Required Lenders); (iv) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender (in addition to the consent of the Required Lenders); (v) amend, modify or waive any provision of Section 2.12(g) or Section 2.18 without the consent of the Required Facility Lenders with respect to the Facility directly affected thereby (such consent being in lieu of the consent of the Required Lenders); (vi) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender (in addition to the consent of the Required Lenders), (vii) amend, modify or waive any condition, provision or requirement to the funding of Loans (or the release of the proceeds thereof pursuant to the Disbursement Agreement) or the issuance or amendment of Letters of Credit without, in each case, the consent of (I) in the case of Term B Loans, the Required Facility Lenders with respect to the Term B Loan Facility, (II) in the case of New Term Loans, the Required Facility Lenders with respect to the New Term Loan Facility and (III) in the case of Revolving Credit Loans or the issuance or amendment of Letters of Credit, the Required Facility Lenders with respect to the Revolving Credit Facility (in each case such consent being in lieu of the consent of the Required Lenders), (viii) amend, modify or waive any provision of Section 2.4.1 of the Disbursement Agreement prior to the Amended and Restated Disbursement Agreement Effective Date without the written consent of all Lenders (other than Defaulting Lenders), or (ix) amend, modify or waive Section 7.23 without the consent of the Majority of the Arrangers in consultation with the Construction Consultant (such consent being in lieu of the consent of the Required Lenders); provided, however, that to the extent that

(A) determinations, waivers or amendments pursuant to the Initial Lending Institution Provisions are to be made by the Initial Lending Institutions or (B) determinations, waivers or amendments pursuant to the Disbursement Agreement are to be made by the Majority of the Arrangers, such determinations shall be made at the sole discretion of the Majority Initial Lending Institutions and the Majority of the Arrangers, respectively, and shall not require the consent of any other Lender pursuant to this Section 10.1 or otherwise; provided that if any such determinations, waivers or amendments are not made by the Initial Lending Institutions or the Majority of the Arrangers, respectively, then any such determinations, waivers or amendments may be made with the approval of the Required Lenders.  Any such waiver and any such amendment, supplement, modification or determination shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents, the Arrangers, the Managers, the Managing Agents and all future holders of the Loans and Letters of Credit.  In the case of any waiver, the Loan Parties, the Lenders, the Arrangers, the Managers, the Managing Agents and the Agents shall be restored to their former position hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be waived and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 10.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.  Notwithstanding the foregoing but subject to determinations to be made pursuant to (A) if prior to the Amended and Restated Disbursement Agreement Effective Date, Sections 3.2.10, 5.1.4(b), 8.1 and 9.6 of the Disbursement Agreement, the definition of “Consents” set forth in the Disbursement Agreement and Exhibit L to the Disbursement Agreement and (B) if after the Amended and Restated Disbursement Agreement Effective Date, Sections 5.1(b), 8.1 and 9.6 of the Disbursement Agreement and the definition of “Consents” set forth in the Disbursement Agreement, and which in each case shall be made in the sole discretion of the Administrative Agent, to the extent the Administrative Agent is entitled or required to make any determinations (whether a consent, waiver or otherwise) under the Intercreditor Agreement or the Disbursement Agreement, the Administrative Agent shall make such determinations upon the advice of the Required Lenders.

(b)           Notwithstanding anything to the contrary in this Section 10.1, (i) the parties to the Administrative Agent Fee Letter and the Facility Fee Letter may, (A) enter into written amendments, supplements or modifications to the Administrative Agent Fee Letter or the Facility Fee Letter, as the case may be (including amendments and restatements thereof), for the purpose of adding any provisions thereto or changing in any manner the rights thereunder of the parties thereto or (B) waive, on such terms and conditions as may be specified in the instrument of waiver, (1) any of the requirements of the Administrative Agent Fee Letter or the Facility Fee Letter, as the case may be, or (2) any Default or Event of Default to the extent (and only to the extent) relating to the Administrative Agent Fee Letter or the Facility Fee Letter, it being understood that the waiver of any Default or Event of Default (or portion thereof) relating to any of the other Loan Documents may be accomplished only as set forth in the immediately preceding paragraph, (ii) this Agreement and any other Loan Document may be amended, amended and restated, modified or supplemented with the written consent of the applicable Loan Parties and the Required Lenders (A) to increase the aggregate Commitments of the Lenders, (B) to add one or more additional credit facilities of Loans to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and other Loan Documents with the other then outstanding Obligations and (C) to include appropriately the lenders holding such additional credit facilities in any determination of the Required Lenders, Required Facility Lenders and Applicable Facility Lenders, and (iii) any Permitted C-Corp. Conversion shall require the consent of the Required Lenders only.

(c)           Notwithstanding anything to the contrary contained in the Loan Documents and so long as at such time of such amendment and restatement (A) there exists no Default or Event of Default, (B) the Phase I Final Completion Date has occurred, (C) there remain no funds on deposit in the 2014 Notes Proceeds Account and (D) the Borrower has or has caused the Company’s Payment Account and the Cash Management Account (each as defined in the Disbursement Agreement) to be terminated, if the Borrower so requests in a written notice to the Administrative Agent, the Borrower, Administrative Agent and Disbursement Agent, shall, within 10 Business Days of the Administrative Agent’s receipt of such notice, amend and restate the Disbursement Agreement in the form of Exhibit K hereto (with any necessary changes to reflect amendments, modifications and supplements to the Disbursement Agreement that are made in accordance with this Agreement between the Amended and Restated Effective Date and the date of any such amendment and restatement, the implementation of any such changes to be in form and substance reasonably satisfactory to the Administrative Agent and the Disbursement Agent), and in such event the Lenders shall be deemed to have approved such amendment and restatement to the Disbursement Agreement.

10.2           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, the Arrangers, the Managers and the Agents, as follows and (b) in the case of the Lenders, as set forth on their respective signature pages hereto or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance or Joinder Agreement, in such Assignment and Acceptance or Joinder Agreement or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Wynn Las Vegas, LLC 3131 Las Vegas Boulevard, South Las Vegas, Nevada 89109 Attention: President Telecopy: (702) 770-1100 Telephone: (702) 770-7700

with a copy to:	Wynn Las Vegas, LLC 3131 Las Vegas Boulevard, South Las Vegas, Nevada 89109 Attention: General Counsel Telecopy: (702) 770-1349 Telephone: (702) 770-2112

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 S. Grand Avenue Los Angeles, CA 90071 Attention: David Kitchen, Esq. Telecopy: (914) 749-8300 Telephone: (914) 749-8200

The Administrative Agent or Swing Line Lender:	Deutsche Bank Trust Company Americas 200 Crescent Court Suite 550 Dallas, Texas 75201 Attention: Gerald K. Dupont Telecopy: (214) 740-7910 Telephone: (214) 740-7913

Deutsche Bank Securities Inc., as lead arranger and joint book running manager:	200 Crescent Court Suite 550 Dallas, Texas 75201 Attention: Gerald K. Dupont Telecopy: (214) 740-7910 Telephone: (214) 740-7913

Banc of America Securities LLC, as lead arranger and joint book running manager:	9 West 57th Street, 32nd Floor New York, New York 10019 Attention: Bruce Thompson Telecopy: (212) 847-6441 Telephone: (212) 847-6456

Bank of America, N.A., as Syndication Agent	1850 Gateway Boulevard CA 4-706-05-09 Concord, California 94520-3282 Attention: Nina Lemmer Telecopy: (888) 969-9281 Telephone: (925) 675-7478

J.P. Morgan Securities Inc., as arranger and joint book running manager:	277 Park Avenue New York, New York 10172 Attention: Don Shokrian Telecopy: (212) 534-0574 Telephone: (212) 622-2166

JPMorgan Chase Bank, N.A., as joint documentation agent:	277 Park Avenue New York, New York 10172 Attention: Don Shokrian Telecopy: (646) 534-0574 Telephone: (212) 622-2166

SG Americas Securities, LLC, as arranger and joint book running manager:	1221 Avenue of the Americas New York, New York 10020 Attention: Michael Kim Telecopy: (646) 534-0574 Telephone: (212) 278-5368

Societe Generale, as joint documentation agent:	2001 Ross Avenue, Suite 4900 Dallas, Texas 75201 Attention: Thomas Day Telecopy: (214) 979-2727 Telephone: (214) 979-2774

in the case of any Agent, Manager or Arranger, with a copy to:	Latham & Watkins LLP 600 West Broadway, Suite 1800 San Diego, CA 92101 Attention: Brett Rosenblatt, Esq. Telecopy: (619) 696-7419 Telephone: (619) 236-1234

Issuing Lender:	As notified by the Issuing Lender to the Administrative Agent and the Borrower

Notwithstanding the foregoing, each Lender agrees and acknowledges that any notice, request, demand or other information to be delivered by the Administrative Agent to such Lender pursuant to this Agreement or any of the other Loan Documents (whether pursuant to Section 6.1, 6.2 or otherwise) shall be effectively delivered to such Lender by the Administrative Agent posting such notice, request, demand or other information to IntraLinks.

10.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Arranger, any Agent, any Manager, any Managing Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder until repayment of the Loans in full, no Letters of Credit remain outstanding (unless otherwise cash collateralized pursuant to the terms of this Agreement) and the termination of the Commitments.

10.5           Payment of Expenses; Indemnification.  The Borrower agrees (a) to pay or reimburse the Arrangers, the Agents, the Managers, the Managing Agents, the Securities Intermediary and, with respect to the Initial Lending Institution Provisions, the Initial Lending Institutions for all their reasonable and itemized out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the preparation, negotiation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including, without limitation, the Arrangers’ and Initial Lending Institutions’ administration and other actions in furtherance of Section 7.23, the Disbursement Agreement and the Initial Lending Institution Provisions, as the case may be) including, without limitation, the reasonable fees and disbursements and other charges of the Collateral Agent, the Nevada Collateral Agent and Latham & Watkins LLP, special counsel to the Administrative Agent and the Disbursement Agent, and any local counsel in the State of Nevada retained by the Administrative Agent and the charges of IntraLinks and the fees, expenses and disbursements of the Construction Consultant and the Insurance Advisor, (b) to pay or reimburse each Lender, Arranger, Manager, Managing Agent and Agent (after the occurrence of an Event of Default) for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to each Arranger, Manager, Managing Agent and Agent and the charges of IntraLinks, (c) to pay, indemnify, and hold each Lender, Arranger, Manager, Managing Agent and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any Loan Party’s delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify, and hold each Lender, Arranger, Agent, Manager, Managing Agent, Securities Intermediary, their respective affiliates, and their respective officers, directors, partners, trustees, employees, affiliates, advisors, agents, attorneys–in–fact and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments or suits, of any kind or nature whatsoever with respect to or arising out of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of their Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the reasonable fees, costs and expenses and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this subsection (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee in breach of a duty owed to the Borrower.  All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and Letters of Credit and all other amounts payable hereunder.

10.6           Successors and Assigns; Participations and Assignments.

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Arrangers, the Agents, the Managers, the Managing Agents, all future holders of the Loans and Letters of Credit and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.  No Lender may assign its rights and obligations under this Agreement, except as provided in this Section 10.6.  Any purported sale, assignment, participation or other transfer by any Lender of any of its rights or obligations hereunder, other than as expressly permitted under this Section 10.6, shall be null and void and of no force and effect.

(b)           Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Arrangers, the Agents, the Managing Agents and the Managers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided, that, in the case of Section 2.20, such Participant shall have fully complied with the requirements of Section 2.20 and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Section 2.19, 2.20 or 2.21 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to the Borrower (only in connection with a Permitted Loan Repurchase), any Lender, any Affiliate of the assigning Lender or of another Lender or any Affiliated Fund of the assigning Lender or of another Lender (provided, that if any funding obligations are assigned to such an Affiliate or such an Affiliated Fund, such Affiliate or Affiliated Fund, as applicable, shall have demonstrable resources to comply with such obligations) or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit 2 Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in the case of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender, shall not be unreasonably withheld, conditioned or delayed), to an additional bank, financial institution or other entity that is an Eligible Assignee (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an assignment and acceptance agreement, substantially in the form of Exhibit E hereto or such other form as shall be approved by the Administrative Agent (such approval not to be unreasonably withheld) (an “Assignment and Acceptance”; provided, that to the extent approved by the Administrative Agent, an Assignment and Acceptance may be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC), executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lender or the Swing Line Lender is required pursuant to  the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that no such assignment to an Assignee (other than the Borrower (in connection with a Permitted Loan Repurchase), any Lender or any Affiliate of the assigning Lender or of another Lender or Affiliated Fund of the assigning Lender or of another Lender) shall be in an aggregate principal amount of less than $5,000,000 with respect to Revolving Credit 1 Commitments or Revolving Credit 2 Commitments or $1,000,000 with respect to Term Loan Commitments or Term Loans, unless otherwise agreed by the Borrower and the Administrative Agent (provided, that for purposes of the foregoing limitations only, any two or more funds that concurrently invest in Loans and are managed by the same investment advisor, or investment advisors that are Affiliates of one another, shall be treated as a single Assignee).  Any such assignment need not be ratable as among the Facilities.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder (unless such Assignee is the Borrower) shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein and (y) the Assignor thereunder shall, to the extent provided in such

Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).  Notwithstanding any provision of this Section 10.6(c), the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.  Furthermore, to the extent necessary in order to achieve the Commitments and Term B Loan Extensions of Credit on the Amended and Restated Effective Date set forth on Annex B hereto in accordance with Section 5.4(a), the Lenders under the Original Credit Agreement immediately prior to the Amended and Restated Effective Date shall be deemed to have assigned their respective Commitments and Term B Loan Extensions of Credit in existence immediately prior to the Amended and Restated Effective Date to Lenders party to this Agreement immediately after satisfaction of Section 5.4(a), and in each case the Borrower consents to such assignments.

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment by the Assignee or the Assignor to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an Affiliate of the assigning Lender or of another Lender or an Affiliated Fund of the assigning Lender or of another Lender or with respect to the initial syndication of the Commitments), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit 1 Note, Revolving Credit 2 Note, Term B Note and/or New Term Note, as the case may be, of the assigning Lender) a new Revolving Credit 1 Note, Revolving Credit 2 Note, Term B Note and/or New Term Note, as the case may be, to such Assignee or its registered assigns in an amount equal to the Revolving Credit 1 Commitment, Revolving Credit 2 Commitment, Term B Loans and/or New Term Loan or New Term Loan Commitment, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit 1 Commitment, a Revolving Credit 2 Commitment, Term B Loans and/or New Term Loans or a New Term Loan Commitment, as the case may be, upon request, a new Revolving Credit 1 Note, Revolving Credit 2 Note, Term B Note and/or New Term Note, as the case may be, to the Assignor or its registered assigns in an amount equal to the Revolving Credit 1 Commitment, Revolving Credit 2 Commitment, Term B Loans and/or New Term Loans or New Term Loan Commitment, as the case may be, retained by it hereunder.  Such new Note or Notes shall be in the form of the Note or Notes replaced thereby.

(f)           For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g)           Notwithstanding anything to the contrary contained herein, the Borrower shall be permitted to acquire Loans (other than Swing Line Loans) pursuant to a Permitted Loan Repurchase so long as any Loans so acquired are cancelled and retired immediately upon the closing of such Permitted Loan Repurchase.  For all purposes under this Agreement, upon the closing of a Permitted Loan Repurchase, any Loans acquired by the Borrower pursuant to such Permitted Loan Repurchase (i) shall be deemed not to be outstanding and to have no principal amount and (ii) shall be deemed to be automatically cancelled and retired without any further action by the Borrower, the Administrative Agent, the Lenders or any other Person; provided, however, that the Borrower shall take such actions and execute such documents and agreements as may be reasonably requested by the Administrative Agent to further evidence such cancellation and retirement.  Immediately upon the cancellation and retirement of any Revolving Credit 1 Loans or Revolving Credit 2 Loans acquired by the Borrower from a Revolving Credit Lender pursuant to a Permitted Loan Repurchase, the Revolving Credit 1 Commitment or Revolving Credit 2 Commitment of such Lender (as applicable) shall be reduced by an amount equal to (i) such Revolving Credit Lender’s Revolving Credit 1 Commitment or Revolving Credit 2 Commitment (as applicable), multiplied by (ii) the quotient obtained by dividing (A) the principal amount of the Revolving Credit 1 Loans or Revolving Credit 2 Loans so acquired by (B) the aggregate amount of all Revolving 1 Extensions of Credit or Revolving 2 Extensions of Credit (as applicable) of such Lender immediately prior to such Permitted Loan Repurchase.  For purposes of clarification, Permitted Loan Repurchases shall not constitute payments (or prepayments) of Loans for any purpose hereunder.

10.7             Adjustments; Set-off.

(a)           Except for Permitted Loan Repurchases and except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders holding particular Loans or under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8             Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9             Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10           Integration.  Other than the promises, undertakings, representations or warranties set forth in the Administrative Agent Fee Letter and the Facility Fee Letter, this Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents, the Arrangers, the Managers, the Managing Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Arranger, any Manager, any Managing Agent, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE

GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

10.12           Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           to the extent permitted by applicable law, consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, punitive or consequential damages.

10.13           Certain Matters Affecting Lenders.

(a)           If (i) the Nevada Gaming Authorities shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Laws or (ii) any other gaming authority with jurisdiction over the gaming business of the Borrower shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender (if not a Lender or an Affiliate of a Lender or an Affiliated Fund of a Lender) is an Eligible Assignee.  The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement.  The Borrower shall bear the reasonable costs and expenses of any Lender required by the Nevada Gaming Authorities, or any other gaming authority with jurisdiction over the gaming business of the Borrower, to file an application for a finding of suitability in connection with the investigation of an application by the Borrower for a license to operate a gaming establishment.  In the event a Former Lender is replaced by a Substitute Lender in accordance with this Section 10.13(a), the Borrower and the Substitute Lender shall pay to the Former Lender (or the Administrative Agent pursuant to Section 10.6) all amounts that would have been required to be paid pursuant to Section 2.25 had such Former Lender been replaced in accordance with such provisions.

(b)           Notwithstanding the provisions of subsection (a) of this Section 10.13, if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to subsection (a) of this Section 10.13 within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding amount of all Revolving Extensions of Credit, Term B Loan Extensions of Credit and New Term Loan Extensions of Credit of such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period and any other amounts that would have been required to be paid to such Former Lender pursuant to Section 2.25 had such Former Lender been replaced in accordance with such provisions.

(c)           Upon the prepayment of all amounts owing to any Lender in accordance with this Section 10.13, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Lender to indemnification hereunder shall survive as to such Lender.

10.14              Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither any Arranger, any Agent, any Manager, any Managing Agent nor any Lender has any fiduciary relationship with or duty to the Borrower, the Completion Guarantor or any other Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents, the Managers, the Managing Agents and the Lenders, on one hand, and the Borrower, the Completion Guarantor and any other Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents, the Managers, the Managing Agents and the Lenders or among the Borrower, the Completion Guarantor, the other Loan Parties and the Lenders.

10.15            Confidentiality.  Subject to Section 10.21, each of the Arrangers, the Agents, the Managers, the Managing Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided, that nothing herein shall prevent any Arranger, any Agent, any Manager, any Managing Agent or any Lender from disclosing any such information (a) to any Arranger, any Agent, any Manager, any Managing Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 10.15, (c) to any of its or its Affiliates’ employees, directors, agents, auditors, regulators, attorneys, accountants and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 10.15), (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15), (e) upon the request or demand of any Governmental Authority having jurisdiction over it or any of its affiliates, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 10.15, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.  In the event any confidential or non-public information is disclosed pursuant to clauses (e), (f) or (g) above, the applicable Arranger, Agent, Manager, Managing Agent or Lender, as the case may be, shall give the Borrower notice thereof.

10.16            Release of Collateral and Guarantee Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (or shall direct the Collateral Agent or other applicable Person to, in either case, without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents provided that the Borrower and, if applicable, the appropriate Loan Party shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release (or such shorter period as agreed to by the Administrative Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Borrower and, if applicable, the appropriate Loan Party stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.  In addition, to the extent any such permitted Disposition includes a Disposition of Real Estate, the definitions, exhibits and schedules to this Agreement and any other Loan Document (including the Disbursement Agreement) related to descriptions of Real Estate shall be deemed amended to the extent necessary to reflect such Disposition.  At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than obligations under or in respect of Hedge Agreements) shall have been paid in full in cash, the Commitments have terminated and no Letters of Credit shall be outstanding which have not been cash collateralized to the satisfaction of the Issuing Lender, the Collateral shall be automatically released from the Liens created by the Security Documents for the benefit of the Secured Parties and the obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents, in each case incurred in connection with the Obligations hereunder, shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

10.17            Accounting Terms and Changes.  Financial statements and other information required to be delivered by the Borrower pursuant to Section 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that calculations in connection with the definitions, covenants and other provisions of this Agreement shall continue to be calculated and determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1, unless otherwise modified pursuant to this Section 10.17.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of definitions, covenants and other provisions of this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s and the other Loan Parties’ financial condition (including the requirements and restrictions associated with the provisions of this Agreement applicable thereto) shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all definitions, covenants and other provisions of this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.18             INTENTIONALLY OMITTED.

10.19             Construction.   Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

10.20             WAIVERS OF JURY TRIAL.  THE BORROWER, THE ARRANGERS, THE AGENTS, THE MANAGERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.21             Gaming Authorities.  The Arrangers, the Agents, the Managers, the Managing Agents and each Lender agree to cooperate with the Nevada Gaming Authorities in connection with the administration of their regulatory jurisdiction over Wynn Resorts, the Borrower and the other Loan Parties, including, without limitation, to the extent not inconsistent with the internal policies of such Lender, Arranger, Agent, Managing Agent or Manager and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Nevada Gaming Authorities relating to the Arrangers, the Agents, the Managers, the Managing Agents, any of the Lenders, Wynn Resorts or the Borrower or any other Loan Party, or the Loan Documents.  Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes, and will cause each other Loan Party to authorize, each Agent, Manager, Managing Agent, Arranger and Lender to cooperate with the Nevada Gaming Authorities as described above.

10.22             Release of Golf Course Collateral.  Upon the request of the Borrower made at such time as the conditions set forth in clauses (i) through (iv) of the proviso contained in clause (k) of Section 7.5 are satisfied and so long as not prohibited by the Financing Agreements, the Administrative Agent shall (or shall direct the Collateral Agent or other applicable Person to, in either case, without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Golf Course Collateral, and to release any guarantee obligations of Wynn Golf.  In connection therewith, the Administrative Agent shall (or shall direct the Collateral Agent or other applicable Person to) execute and deliver to the applicable Loan Parties such documents and instruments, including UCC-3 termination statements, deeds of reconveyance and certificates of Capital Stock, all as may be reasonably requested by the Loan Parties to release the Liens granted for the benefit of the Secured Parties in the Golf Course Collateral and to effectuate the release of Wynn Golf's guarantee of the Obligations.  After the consummation of the actions set forth in this Section 10.22, Wynn Golf shall no longer be deemed a “Loan Party” for purposes of this Agreement or the other Loan Documents.  As soon as is reasonably practicable after the release of the Golf Course Collateral in accordance with this Section 10.22, the Borrower shall (or shall cause the applicable Loan Parties to) Dispose of the Golf Course Collateral and/or distribute the Capital Stock of Wynn Golf to any Person other than Wynn Resorts Holdings or any other Loan Party (unless, in the case of Wynn Resorts Holdings or another Loan Party, such Person is acting as an intermediary for purposes of distributing the Capital Stock of Wynn Golf as otherwise so required).

10.23             Binding Effect; Amendment and Restatement.

(a)           This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

(b)           On the Amended and Restated Effective Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement and the Original Credit Agreement shall thereafter be of no further force and effect except to evidence the incurrence by the Borrowers of the “Obligations” under and as defined in the Original Credit Agreement (whether or not such “Obligations” are contingent as of the Amended and Restated Effective Date).  This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Original Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(c)           Notwithstanding the foregoing or anything else contained in this Agreement or the other Loan Documents, to the extent any Default or Event of Default existed under the Original Credit Agreement (including any Potential Event of Default (as defined in the Disbursement Agreement) or Disbursement Agreement Event of Default under the Disbursement Agreement) immediately prior to the Amended and Restated Effective Date, whether as a result of the representations and warranties made by the Borrower and the other Loan Parties under the Original Credit Agreement or the other Loan Documents (including the Disbursement Agreement) prior to the Amended and Restated Effective Date or any action or omission performed or required to be performed pursuant to the Original Credit Agreement or the other Loan Documents (including the Disbursement Agreement) prior to the Amended and Restated Effective Date (including any failure, prior to the Amended and Restated Effective Date, to comply with the covenants contained in the Original Credit Agreement or the other Loan Documents (including the Disbursement Agreement)), such Defaults and/or Events of Default (including any Potential Event of Default (as defined in the Disbursement Agreement) or Disbursement Agreement Event of Default under the Disbursement Agreement) are hereby permanently waived for all purposes under the Credit Agreement, the Disbursement Agreement and any other Loan Document (it being understood that the foregoing shall not relieve the Borrower, the other Loan Parties or such other Persons from complying with their respective obligations under the Loan Documents from and after the Amended and Restated Effective Date, including with respect to matters that were waived pursuant to this clause (c) but otherwise create Defaults or Events of Defaults under the provisions of the Loan Documents after the Amended and Restated Effective Date).

(d)           On and after the Amended and Restated Effective Date, (i) all references to the Original Credit Agreement in the Loan Documents (other than this Agreement) shall be deemed to refer to the Original Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Amended and Restated Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original Credit Agreement as amended and restated hereby.

This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loans Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Loan Document.

10.24              Transfer of Golf Course Land to the Borrower.  In the event Wynn Golf Disposes of a portion or portions of the Golf Course Land to the Borrower in accordance with Section 7.5(o), such transferred land shall thereafter no longer be deemed “Golf Course Land” and, in furtherance thereof, and subject to the Borrower taking all actions required pursuant to Section 6.10 with respect to such transferred land upon the consummation of such Disposition, (x) the Golf Course Lease shall be amended to exclude any such transferred land and (y) each of the Borrower Mortgage and the Wynn Golf Mortgage shall be amended to reflect such transfer (subject in the case of the amendments described in this clause (y) to the Administrative Agent receiving appropriate endorsements or supplements, or a commitment to issue such endorsements or supplements, in either case in form and substance reasonably satisfactory to the Administrative Agent, ensuring the Lenders that such amendments do not adversely affect the Lenders’ title and extended coverage insurance contained in the Title Policy in any material respect), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.  Additionally, Section 7.28 shall not apply to any such Disposition.  The Administrative Agent and/or the Collateral Agent shall be authorized to execute any documentation necessary or appropriate to effectuate the foregoing (including, without limitation, amendments to the Loan Documents to reflect the above described amendments of the Mortgages) without further consent or action by the Lenders.

10.25             Third Party Beneficiaries.  Subject to the following sentence, this Agreement is entered into for the benefit of the parties hereto only and no other party shall be entitled to enforce any provision hereof or otherwise be a third party beneficiary hereunder.  Notwithstanding the foregoing, the Collateral Agent, the Disbursement Agent and the Securities Intermediary shall be deemed third party beneficiaries under Section 9 and 10.5 only and shall be entitled to enforce such provisions to the extent applicable to such Persons.

10.26             Patriot Act.  The Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

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Annex A
PRICING GRID FOR REVOLVING CREDIT 1 LOANS
 AND REVOLVING 1 COMMITMENT FEES

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Revolving Commitment Fee Rate
x > 5.0:1	1.75%	0.75%	0.50%
4.5:1 < x < 5.0:1	1.625%	0.625%	0.375%
4.0:1 < x < 4.5:1	1.50%	0.50%	0.375%
3.5:1 < x < 4.0:1	1.25%	0.25%	0.25%
x < 3.5:1	1.00%	0.00%	0.25%

Changes in the Applicable Margin with respect to Revolving Credit 1 Loans or in the Revolving 1 Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the first date (each such date, an “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 with respect to each Quarterly Date beginning with the Initial Phase II Calculation Date and in any event not later than the 45th day after the end of each of the first three quarterly periods of each Fiscal Year or the 90th day after the end of each Fiscal Year, as the case may be, and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 5.0:1.  In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 5.0:1.  Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four full consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements and shall be calculated in accordance with Section 1.3(b) of the Credit Agreement.

Annex A